Exhibit 10.9

LOAN AND SERVICING AGREEMENT

by and among

AUDAX MANAGEMENT COMPANY (NY), LLC,

as the Collateral Manager

APCF SPV I, LLC,

as the Borrower

AUDAX PRIVATE CREDIT FUND, LP,

as the Equityholder

EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS

FROM TIME TO TIME PARTY HERETO,

as the Lenders

EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO,

as the Lender Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Swingline Lender

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as the Collateral Agent and as the Collateral Custodian

Dated as of October 10, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Funding Request)
EXHIBIT A-2	Form of Repayment Notice (Reduction of Advances Outstanding/Facility Amount)
EXHIBIT A-3	Form of Reinvestment Notice (Reinvestment of Principal Collections)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Collateral Management Report
EXHIBIT D-1	Form of Officer’s Certificate as to Solvency (APCF SPV I, LLC)
EXHIBIT D-2	Form of Officer’s Certificate as to Solvency (Audax Management Company (NY), LLC)
EXHIBIT D-3	Form of Officer’s Certificate as to Solvency (Audax Private Credit Fund, LP)
EXHIBIT E-1	Form of Officer’s Closing Certificate (APCF SPV I, LLC)
EXHIBIT E-2	Form of Officer’s Closing Certificate (Audax Management Company (NY), LLC)
EXHIBIT E-3	Form of Officer’s Closing Certificate (Audax Private Credit Fund, LP)
EXHIBIT F-1	Form of Power of Attorney (APCF SPV I, LLC)
EXHIBIT F-2	Form of Power of Attorney (Audax Management Company (NY), LLC)
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of Assignment of Required Loan Documents
EXHIBIT I	Form of Collateral Manager’s Certificate
EXHIBIT J	Form of Transferee Letter
EXHIBIT K	Form of Joinder Supplement
EXHIBIT L	Form of Loan Checklist
EXHIBIT M	Form of Notice and Request for Consent

-v-

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Location of Required Loan Documents
SCHEDULE III	Agreed-Upon Procedures For Independent Public Accountants

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

-vi-

LOAN AND SERVICING AGREEMENT

THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of October 10, 2024 by and among:

(1) AUDAX MANAGEMENT COMPANY (NY), LLC, a Delaware limited liability company, as collateral manager (together with its successors and assigns in such capacity, the “Collateral Manager”);

(2) APCF SPV I, LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(3) AUDAX PRIVATE CREDIT FUND, LP, a Delaware limited partnership, as the equityholder (together with its successors and assigns in such capacity, the “Equityholder”);

(4) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Conduit Lender” and collectively, the “Conduit Lenders”);

(5) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each an “Institutional Lender,” collectively, the “Institutional Lenders” and, together with the Conduit Lenders and the Swingline Lender, the “Lenders”);

(6) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as the swingline lender (together with its successors and assigns in such capacity, the “Swingline Lender”);

(7) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender Agent” and collectively, the “Lender Agents”);

(8) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wells Fargo”), as the administrative agent for the Lender Agents hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(9) COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (“Computershare”), not in its individual capacity but solely as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”), and not in its individual capacity but solely as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

WHEREAS, the Lenders have agreed on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances and Swingline Advances from time to time in an aggregate principal amount not to exceed the Aggregate Maximum Availability. The proceeds of the Advances and Swingline Advances will be used to finance the Borrower’s origination of Loans, or acquisition (i) on a “true contribution” basis, of Loans pursuant to the Contribution Agreement and (ii) on a “true sale” basis, of Loans which the Collateral Manager directs the Borrower to acquire from a third party seller, in each case as approved by the Administrative Agent. Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITION

Section 1.1. Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent or the Collateral Agent after consultation with the Borrower for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as interest as it accrues.

“Accrual Period”: With respect to each Advance (or portion thereof), (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the Determination Date immediately preceding the month in which the Payment Date occurs.

“Additional Amount”: Defined in Section 2.15(a).

“Adjusted Balance”: For any Loan as of any date of determination, an amount equal to the Assigned Value of such Loan at such time multiplied by the OLB of such Loan; provided that, the “Adjusted Balance” of any Loan that is no longer an Eligible Loan shall be zero.

“Administrative Agent”: Wells Fargo, in its capacity as administrative agent for the Lender Agents, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Advance”: Each funding by the Lenders (including the Swingline Lender) hereunder (including refunding the Swingline Lender for any Swingline Advances pursuant to Section 2.21).

“Advance Rate”: With respect to any Loan on any Measurement Date, the corresponding percentage for the type of Loan set forth below:

Type of Loan	Advance Rate
Broadly Syndicated Loan	75.0%
Middle Market Loan	65.0%
DIP Loan	sole discretion of the Administrative Agent for each such Loan at the time of approval of such Loan by the Administrative Agent

“Advances Outstanding”: On any date of determination, the sum of (i) the aggregate principal amount of all Advances outstanding in Dollars on such date, reduced by the aggregate Principal Collections received and distributed as repayment of principal amounts of Advances and any other amounts received by the Lenders to repay the principal amounts of any Advances, and after giving effect to the making of new Advances on such date and (ii) the equivalent in Dollars of the aggregate principal amount of Alternative Currency Advances on such date, determined by the Collateral Manager using the Applicable Exchange Rate, in each case after giving effect to all repayments of Advances and the making of new Advances on such date; provided that, the principal amounts of Advances outstanding shall not be reduced by any Principal Collections or other amounts if on such date of determination such Principal Collections or other amounts are rescinded or must be returned for any reason.

“Advisers Act”: The Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affected Party”: The Administrative Agent, each Lender Agent, each Lender, each Liquidity Bank, all assignees and participants of each Lender and each Liquidity Bank, any sub-agent of the Administrative Agent and any successor to a Lender Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that, for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor; provided further that, with respect to the Borrower or the Collateral Manager, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of portfolio investments made by any affiliates of Audax relating to their private equity investing activities. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Note”: Any Loan (i) originated as part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Loan becoming part of the Collateral and (ii) with respect to which, upon assignment of the promissory note, if any, evidencing the indebtedness created under such Loan to the Borrower, the Borrower, as assignee of such note, will have all of the rights but none of the obligations of the transferor with respect to such note and the Related Property securing such Loan.

“Aggregate Maximum Availability”: At any time, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Exchange Rate) equal to the least of:

(a) the Facility Amount minus the Unfunded Exposure Amount;

(b) the product of the Borrowing Base and the Weighted Average Advance Rate plus the amount on deposit in the Principal Collections Account (except the portion thereof, if any, allocated by the Collateral Manager to meet any Unencumbered Liquidity requirements set forth in this Agreement) minus the Unfunded Exposure Equity Shortfall; and

(c) the Borrowing Base minus the Minimum Required Equity Amount plus the amount on deposit in the Principal Collections Account (except the portion thereof, if any, allocated by the Collateral Manager to meet any Unencumbered Liquidity requirements set forth in this Agreement) minus the Unfunded Exposure Equity Shortfall.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all accrued and unpaid Advances Outstanding, Interest, Commitment Fees, Facility Margin, Prepayment Penalties, Breakage Costs and all other accrued and unpaid amounts owed by the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Collateral Agent and the Collateral Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.7, Section 2.8, Section 2.9, Section 2.13, Section 2.14 and Section 2.15 to any Indemnified Party) or by the Borrower or any other Person under any fee letter delivered in connection with the transactions contemplated by this Agreement (including, without limitation, each Lender Fee Letter and the CA & CC Fee Letter), in each case whether or not such payments are due.

“Alternative Currency”: Canadian Dollars.

“Alternative Currency Advance”: Any Advance denominated in an Alternative Currency.

“Anti-Corruption Laws”: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Collateral Manager, the Equityholder or any of their respective Subsidiaries is located or doing business.

“Anti-Money Laundering Laws”: Applicable Law in any jurisdiction in which the Borrower, the Collateral Manager, the Equityholder or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Exchange Rate”: With respect to any Eligible Currency (other than Dollars) on any date of determination (x) the applicable currency-Dollar spot rate obtained by the Borrower (or the Collateral Manager on its behalf) on such date through customary banking channels or (y) if the Borrower (or the Collateral Manager on its behalf) fails to obtain a spot rate pursuant to clause (x), the applicable currency-Dollar spot rate provided (either by publication or otherwise provided or made available to the Administrative Agent) on the Thomson Reuters screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Prime Rate”: With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.

“Applicable Reference Rate”: (a) With respect to any Advance denominated in Dollars, Daily Simple SOFR or (b) with respect to any Advance denominated in Canadian Dollars, Daily Simple CORRA.

“Approval Notice”: With respect to any Eligible Loan, the written notice, in substantially the form attached hereto as Exhibit A-5, evidencing the approval by the Administrative Agent, in its sole discretion, of the origination or acquisition, as applicable, by the Borrower of such Eligible Loan.

“Assets Under Management”: As of any date of determination, the sum of (a) the aggregate fair value of the investments held by each Audax Private Debt Entity, which, for the avoidance of doubt, shall be assigned the same value as that assigned in the most recent statement to investors of the Audax Private Debt Entity and (b) the aggregate amount of any undrawn debt and uncalled capital commitment pursuant to which a Person is obligated to extend credit or make a capital contribution, as applicable, to such Audax Private Debt Entities as of such date.

“Assigned Documents”: Defined in Section 2.12.

“Assigned Value”: With respect to each Loan, as of its date of acquisition by the Borrower, the lower of (i) its Purchase Price and (ii) its value (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as of such date, in each case subject to the following terms:

(a) if a Value Adjustment Event occurs, its “Assigned Value” may be reduced by the Administrative Agent at any time thereafter in its sole discretion, subject to the following clauses (b) through (e);

(b) if such Loan is not a Broadly Syndicated Loan, solely with respect to the occurrence of a Value Adjustment Event described in clause (vii) of the definition thereof, immediately after giving effect to any such reevaluation, its Assigned Value shall not be lower than the lower of (x) the initial Assigned Value and (y) such value that would result in the Facility Attachment Ratio for such Loan (based upon such Loan’s Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable) being lower than the “Minimum Facility Attachment Ratio” specified therefore in accordance with the grid below:

Middle Market Loans
Senior Net Leverage Ratio	Minimum Facility Attachment Ratio
< 4.25x	2.90x
> 4.25x and < 5.00x	2.80x
> 5.00x and < 6.00x	2.70x
> 6.00x and < 7.00x	2.60x
> 7.00x and < 8.00x	2.40x
> 8.00x	0.00x

Designated Loans
Total Net Leverage Ratio	Minimum Facility Attachment Ratio
< 6.00x	The lesser of (i) the Facility Attachment Ratio as of the date the Eligible Loan is acquired and (ii) 2.00x
> 6.00x	0.00x

(c) if such Loan is a Broadly Syndicated Loan (determined, for purposes of this clause (c), at the time of the applicable revaluation of such Loan), following the occurrence of a Value Adjustment Event described in clause (vi) or (vii) of the definition thereof, its Assigned Value shall be (w) the value (expressed as a percentage of par) assigned to such Loan through bid-side quotes determined by any two of LoanX Mark It Partners, Loan Pricing Corporation or another nationally recognized pricing service or broker-dealer selected by the Collateral Manager and approved in writing by the Administrative Agent, (x) if the Administrative Agent, in its reasonable discretion, determines that the value assigned by clause (w) is not current, accurate or available, or does not represent a bona fide trading level, the value for such Loan (expressed as a percentage of par) shall be (A) the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such loan; or (B) if only two such bid-side quotes can be obtained, the average of the bid-side quotes of such two bids; or (C) if only one such bid-side quote can be obtained, such bid-side quote; provided that, if the Administrative Agent determines that any such quote is not current or accurate or does not represent a bona fide trading level, the Administrative Agent may reject such quote, (y) if no price can be arrived at by the means described above in clauses (w) and (x), the value for such Loan (expressed as a percentage of par) shall be the price provided by the Borrower in a bona fide bid in writing (via standard emails sent by broker-dealers engaged in trading such loans) from a dealer and (z) if no price can be arrived at by the means described above in clauses (w), (x) and (y), the Assigned Value will be determined by the Administrative Agent in its reasonable discretion; provided that, the Assigned Value of any Loan determined pursuant to this clause (c) shall not exceed the initial Assigned Value of such Loan;

(d) after the occurrence or during an ongoing Value Adjustment Event, the Borrower may request, or the Administrative Agent may apply absent a Borrower request, an increase to the Assigned Value up to the initial Assigned Value. At any other time, the Borrower may request a revaluation of any Eligible Loan with an Assigned Value less than 100% (whether or not a Value Adjustment Event has occurred and is continuing with respect to such Eligible Loan) and the Administrative Agent may adjust the applicable Assigned Value to the lesser of (i) its discretionary Assigned Value (not to be less than the existing Assigned Value) or (ii) 100%; provided that, any such increase in the applicable Assigned Value may be conditioned on a reset of the Interest Coverage Ratio and/or the Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, as of such date for the related Eligible Loan; and

(e) the Administrative Agent shall promptly notify the Collateral Manager and the Borrower of any change effected by the Administrative Agent to the Assigned Value of any Loan.

“Assignment of Required Loan Documents”: An assignment, notice of transfer or equivalent instrument of the Required Loan Documents to the Collateral Agent, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering each Loan, substantially in the form of Exhibit H.

“Audax”: Audax Management Company (NY), LLC.

“Audax Private Debt Entities”: Any entity or account as to which the Collateral Manager provides discretionary “continuous and regular supervisory or management services” (as such phrase is used for purposes of the Advisers Act).

“Availability”: At any time, an amount equal to the positive excess, if any, of (i) the Aggregate Maximum Availability over (ii) the Advances Outstanding on such day (with respect to Advances denominated in an Eligible Currency other than Dollars, determined in respect of the Dollar equivalent thereof calculated using the Applicable Exchange Rate on such date of determination); provided that, at all times on and after the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections with respect to Loans or REO Assets included in the Collateral and earnings from Permitted Investments in the Collection Account), during the immediately preceding Collection Period; provided that, any Collections received in the five (5) calendar days subsequent to the end of a Collection Period may be treated as if such Collections were received during such prior Collection Period (and not the current Collection Period) so long as (i) the Scheduled Payment for such Collections was meant to occur in the prior Collection Period and (ii) the related Collateral Management Report accurately reflects the remittance of such Collections to the previous Collection Period.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“BDC Election Date”: The date on which the Equityholder elects to be regulated as a “business development company” under the 1940 Act.

“Benchmark”: Initially, with respect to an Eligible Currency, the Applicable Reference Rate; provided that if a Benchmark Transition Event with respect to such Applicable Reference Rate has occurred, then “Benchmark” means, with respect to the Advances, interest, fees, commissions or other amounts payable in such Eligible Currency, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to such Section 13.1.

“Benchmark Replacement”: With respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Eligible Currency at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of any then-current Benchmark applicable to an Eligible Currency with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in such Eligible Currency at such time.

“Benchmark Replacement Date”: The earlier to occur of the following events with respect to the then-current Benchmark applicable to an Eligible Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any other tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event”: With respect to any then-current Benchmark applicable to an Eligible Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Eligible Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Transition Start Date”: Following the occurrence of a Benchmark Transition Event with respect to any then-current Benchmark applicable to an Eligible Currency, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: With respect to any then-current Benchmark applicable to an Eligible Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (1) or (2) of the definition of “Benchmark Replacement Date” has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Transaction Document in accordance with Section 13.1 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Transaction Document in accordance with Section 13.1.

“Beneficial Ownership Certification”: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan Investor”: A “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, including an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, or an entity the underlying assets of which are deemed to include plan assets.

“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower”: The meaning specified in the Preamble hereto.

“Borrower Operating Agreement”: The limited liability company agreement of the Borrower, dated as of October 10, 2024, as the same may be amended, restated, modified or supplemented from time to time.

“Borrowing Base”: As of any Measurement Date, an amount equal to the sum of the Adjusted Balances of all Loans included as part of the Collateral on such date, after giving effect to all Loans added to and removed from the Collateral on such date.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-4, required to be delivered by the Borrower with each Borrowing Notice and on each Measurement Date.

“Borrowing Base Deficiency”: As of any date of determination, an amount equal to the positive difference, if any, of (x) (a) Advances Outstanding on such date over (b) the Aggregate Maximum Availability on such date or (y) (a) Advances Outstanding in an Eligible Currency other than Dollars on such date over (b) the Eligible Currency Maximum Availability on such date.

“Borrowing Notice”: Each notice required to be delivered by the Borrower in respect of (a) each Advance, in the form of Exhibit A-1.

“Breakage Costs”: With respect to any Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by the applicable Lender Agent, on behalf of such Lender, in such Lender Agent’s sole discretion) as a result of a prepayment by the Borrower of Advances Outstanding or Interest. All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7, Section 2.8 and Section 2.9. The determination by the applicable Lender Agent of the amount of any such loss, cost or expense shall be delivered by the Administrative Agent to the Borrower pursuant to a written notice setting forth in reasonable detail the basis for and the computations of such loss, cost or expense, shall be in form satisfactory to the Administrative Agent and shall be conclusive absent manifest error.

“Broadly Syndicated Loan”: Any Loan (i) that at the time of its acquisition by the Borrower, has a tranche size (including any last-out component but excluding any second lien or unsecured tranche) of at least $350,000,000 (it its equivalent in an Eligible Currency), (ii) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the related Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings (except in cases where a super senior revolver may have some payment priority in a liquidation), (iii) that is secured by a pledge of collateral (which may be shared on specified working capital assets with a super senior revolver), which security interest is validly perfected and first priority (or second priority only in respect of current assets securing a super senior revolver) under applicable law (subject to, in each case, liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any state or agency), (iv) that is rated (or has an Obligor rated) at least “B-” by S&P and “B3” by Moody’s for any Measurement Date, (v) for which the Collateral Manager determines in good faith that the value of the collateral securing the loan on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, and (vi) has a related Obligor with EBITDA as of the most recently ended Relevant Test Period of at least $75,000,000.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York, Charlotte, North Carolina or the city in which the offices of the Collateral Agent or the Collateral Custodian are located; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at the Applicable Reference Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the principal financial center of the country of such Eligible Currency.

“CA & CC Fee Letter”: The fee letter, dated as of September 24, 2024, by and among the Collateral Manager, the Administrative Agent and Computershare, in its capacity as the Collateral Custodian, the Collateral Agent and the Securities Intermediary, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Canadian Dollars”: The lawful currency of Canada.

“Capital Call Notice”: A capital call notice (as defined in the Equityholder Operating Agreement) delivered by the Equityholder to all or any of the Investors requesting a contribution by such Investors of all or any portion of their respective Unfunded Capital Commitments.

“Capital Commitment”: For any Investor, its “Commitment” to the Equityholder as defined in the Equityholder Operating Agreement.

“Capital Contribution”: For any Investor, any contribution of capital made to the Equityholder in response to a Capital Call Notice.

“Capital Lease Obligations”: With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: Any of the following:

(a) the Collateral Manager or an Affiliate of Audax ceases to be the sole “Investment Manager” (as defined in the Equityholder Operating Agreement) of the Equityholder;

(b) the creation or imposition of any Lien on the economic interests of the Borrower owned by the Equityholder; or

(c) the failure of the Equityholder to own, directly or through one or more wholly owned subsidiaries if approved in writing by the Administrative Agent in its sole discretion (not to be unreasonably withheld), 100% of the economic interests of the Borrower.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: October 10, 2024.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (i) - (v) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, general intangibles and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Loans, and all monies due or to become due in payment under such Loans on and after the related Funding Date, including, but not limited to, all Collections;

(ii) all Related Security with respect to the Loans referred to in clause (i);

(iii) the Borrower’s equity interests in any Portfolio Subsidiary formed to hold an REO Asset;

(iv) all Accounts; and

(v) all income and Proceeds of the foregoing.

“Collateral Agent”: The meaning specified in the Preamble hereto.

“Collateral Agent and Portfolio Administration Fee”: The fees, expenses and indemnity amounts payable to the Collateral Agent, the Collateral Custodian and the Securities Intermediary (without duplication) set forth as such in the CA & CC Fee Letter and as provided herein or in any other Transaction Document.

“Collateral Agent Termination Notice”: Defined in Section 7.5.

“Collateral Custodian”: Computershare, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 8.5.

“Collateral Custodian Termination Notice”: Defined in Section 8.5.

“Collateral Management Fee”: The servicing fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 0.50%, (ii) the weighted average Borrowing Base during the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360.

“Collateral Management File”: For each Eligible Loan, the following documents or instruments:

(a) copies (which may be electronic) of each of the documents included in the Required Loan Documents definition and, if the Borrower is the sole lender on such Loan, an Assignment of Required Loan Documents, executed by the Borrower in blank;

(b) to the extent applicable to such Eligible Loan, the final copies (which may be electronic) for any related subordination agreement, intercreditor agreement, or similar instruments or similar material operative document, in each case together with any amendment or modification thereto; and

(c) either (i) copies (which may be electronic) of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and each with evidence of filing thereon, or (ii) copies (which may be electronic) of any such financing statements, if any, certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Collateral Management Report”: Defined in Section 6.8(b).

“Collateral Management Standard”: Shall mean, with respect to any Loans included in the Collateral, to service and administer such Loans on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the higher of (i) the customary standards and procedures with which the Collateral Manager as of any date of determination services and administers loans for its own account or for the account of others and (ii) without limiting the foregoing, in a manner that the Collateral Manager believes is consistent with the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Collateral.

“Collateral Manager”: The meaning specified in the Preamble hereto and each successor appointed as Successor Collateral Manager pursuant to Section 6.13(a).

“Collateral Manager Default”: Defined in Section 6.12.

“Collateral Manager Pension Plan”: Defined in Section 4.3(o).

“Collateral Manager Termination Notice”: Defined in Section 6.12.

“Collateral Manager’s Certificate”: Defined in Section 6.8(c).

“Collection Account”: Defined in Section 6.4(f).

“Collection Date”: The date following either the Reinvestment Period End Date or the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date, or, with respect to the final Collection Period, the Collection Date; provided that any Collections received in the five (5) calendar days subsequent to the end of a Collection Period may be treated as if such Collections were received during such prior Collection Period so long as (i) the Scheduled Payment for such Collections was meant to occur in the prior Collection Period and (ii) the related Collateral Management Report accurately reflects the remittance of such Collections to the previous Collection Period.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees, Recoveries or other amounts received in respect thereof (but excluding any Excluded Amounts), (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any cash proceeds or other funds received by the Borrower or the Collateral Manager with respect to any Related Security (including from any guarantors) and (d) all cash collections and cash proceeds of any REO Asset received by the Borrower or the Collateral Manager with respect to any Related Security (including from any Portfolio Subsidiary).

“Commercial Paper Notes”: Any short-term promissory notes of any Conduit Lender issued by such Conduit Lender in the commercial paper market.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, the dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (b) on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, with respect to each Conduit Lender and each Institutional Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Commitment Fee”: Defined in Section 2.13(a).

“Commitment Fee Rate”: Defined in Section 2.13(a).

“Conduit Lender”: The meaning specified in the Preamble hereto and any commercial paper conduit as may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(d).

“Conforming Changes”: With respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Continued Errors”: Defined in Section 6.13(d).

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Contribution Agreement”: The Contribution Agreement, by and among the Borrower and the Equityholder, dated as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.

“Contributor”: The Equityholder, in its capacity as contributor under the Contribution Agreement.

“Control” or “Controlling”: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“CORRA”: A rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

“CORRA Administrator”: The Bank of Canada (or any successor administrator).

“CORRA Administrator’s Website”: The website of the CORRA Administrator, currently at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“CORRA Determination Day”: The meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day”: The meaning specified in the definition of “Daily Simple CORRA”.

“Covered Party”: Any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Daily Simple CORRA”: For any day (a “CORRA Rate Day”), a rate per annum equal to the greater of (a) CORRA for the day (such day, a “CORRA Determination Day”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website and (b) the Floor. If by 5:00 p.m. (Toronto time) on the second (2nd) Business Day immediately following any CORRA Determination Day, CORRA in respect of such CORRA Determination Day has not been published on the CORRA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Day will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s Website; provided that CORRA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple CORRA for no more than three (3) consecutive CORRA Rate Days; provided further that in no event shall Daily Simple CORRA determined pursuant to this sentence be less than the Floor. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to Borrower.

“Daily Simple SOFR”: For any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. Daily Simple SOFR in no event shall be less than the Floor.

“Default Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs, and ending on the Collection Date.

“Default Right”: The meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delaware Expenses”: With respect to the following, incurred by the Borrower solely due to its continued existence in the State of Delaware: (i) any annual return fees and registered office fees of the Borrower, (ii) any fees and expenses for any administrators of the Borrower, (iii) any fees for any agent for the service of legal process, (iv) any expenses incurred in employing outside lawyers, accountants, consultants and any other experts, and (v) all other expenses of the Borrower relating to the Transaction Documents.

“Delayed Draw Loan”: Any Broadly Syndicated Loan or Middle Market Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur after the initial funding of such Loan but which, once all such installments have been made, has the characteristics of a Term Loan.

“Designated Loan”: Any Loan that the Administrative Agent designates at the time such Loan is approved, in its sole discretion, as a “Designated Loan” for purposes of determining the Assigned Value of such Loan by reference to the Minimum Facility Attachment Ratios set forth therein.

“Determination Date”: The last day of each calendar month.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: Defined in Section 2.19(a).

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent and the Collateral Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.19(a)(i).

“Disruption Event”: The occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency in the applicable market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that the rate at which such Eligible Currency is being offered to such Lender in the applicable market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of the inability of such Lender to obtain such Eligible Currency in the applicable market to make, fund or maintain any Advance; provided that if the circumstances described above have arisen and such circumstances are unlikely to be temporary then no Disruption Event shall have been deemed to occur and a Benchmark Transition Event shall have occurred.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to any period and any Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal obligor on such Loan and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate; provided that, with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available.

“Eligible Currency”: Canadian Dollars and Dollars.

“Eligible Currency Borrowing Base”: For each Eligible Currency other than Dollars, as of any Measurement Date, an amount equal to the sum of the Adjusted Balances of all Loans included as part of the Collateral on such date, after giving effect to all Loans added to and removed from the Collateral on such date.

“Eligible Currency Maximum Availability”: For each Eligible Currency other than Dollars, the greater of (a) zero and (b) the product of the Eligible Currency Borrowing Base and the Weighted Average Advance Rate of all Eligible Loans denominated in such Eligible Currency plus the amounts on deposit in such Eligible Currency in the Principal Collections Account minus the Unfunded Exposure Equity Shortfall associated with Eligible Loans denominated in such Eligible Currency.

“Eligible Loan”: At any time, each Loan that satisfies each of the following eligibility requirements (unless compliance with any one or more of such representations and warranties is waived, in writing, by the Administrative Agent in its sole discretion); provided that, with respect to clauses (c) through (g) and clause (k) below, only the portion of such Loans that exceed the applicable threshold will be deemed to be ineligible:

(a) such Loan has been approved by the Administrative Agent in its sole discretion;

(b) such Loan is a Broadly Syndicated Loan, a Middle Market Loan or a DIP Loan with an original term to stated maturity of not greater than seven (7) years;

(c) during the Reinvestment Period, such Loan (or, to the extent set forth in the last sentence of this definition, a portion of such Loan) shall not cause the sum of the OLB of all Eligible Loans included in the Collateral made to the Obligor of such Loan (including any Affiliate thereof), to exceed 6.5% of the Facility Amount;

(d) during the Reinvestment Period, such Loan shall not cause the aggregate OLB of all Partial PIK Loans in the Collateral to exceed 15.0% of the aggregate OLB of all Loans;

(e) during the Reinvestment Period, such Loan shall not cause the aggregate OLB of all Fixed Rate Loans in the Collateral to exceed 5.0% of the aggregate OLB of all Loans;

(f) such Loan shall not cause the aggregate OLB of all DIP Loans in the Collateral to exceed the greater of (x) $8,000,000 and (y) during the Reinvestment Period, 5.0% of the OLB of all Loans;

(g) during the Reinvestment Period, such Loan shall not cause the sum of all unfunded commitments associated with Delayed Draw Loans to collectively exceed 10.0% of the aggregate OLB of all Loans;

(h) such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor (except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity)) enforceable against such Obligor in accordance with its terms, (ii) is not subject to any litigation, dispute or offset on the part of the related Obligor, and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the holder thereof;

(i) such Loan and any Related Property comply in all material respects with all Applicable Law;

(j) such Loan is denominated and payable only in an Eligible Currency and does not permit the currency or country in which such Loan is payable to be changed;

(k) the Related Property for such Loan is primarily located in the United States or Canada unless otherwise approved in writing by the Administrative Agent in its sole discretion (other than any Related Property that is in addition to the primary Related Property with respect to which such Loan was principally underwritten); provided that the sum of the Adjusted Balances of all Loans (x) where the related Obligor is organized under the laws of Canada and/or (y) denominated and payable in Canadian Dollars shall not exceed the greater of $12,000,000 and during the Reinvestment Period, 15% of the Borrowing Base;

(l) such Loan (i) is purchased or originated by the Borrower at the Collateral Manager’s direction and (ii) is being serviced by the Collateral Manager, in each case in accordance with the Collateral Management Standard;

(m) as of the date such Loan was purchased or originated by the Borrower, such Loan is not delinquent in payment;

(n) as of the date such Loan was purchased or originated, (x) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and (y) such Loan is eligible to have a security interest therein granted to the Collateral Agent, for the benefit of the Secured Parties;

(o) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent to exercise its rights under this Agreement, including, without limitation, its rights to review the Required Loan Documents and the Collateral Management Files;

(p) such Loan provides for (i) periodic payments of a portion of accrued and unpaid interest in cash on a current basis, no less frequently than semi-annually and (ii) a fixed amount of principal payable in cash no later than its stated maturity;

(q) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Loan and any Related Property have been duly obtained, effected or given and are in full force and effect;

(r) such Loan is Registered;

(s) such Loan is not a participation interest;

(t) (i) the Borrower has good and marketable title to, and is the sole owner of, such Loan, (ii) the Borrower has granted to the Collateral Agent a valid and perfected security interest in the Loan and Related Property, for the benefit of the Secured Parties, which security interest shall be first priority (subject to Permitted Liens), and (iii) all

Required Loan Documents required to be delivered to the Collateral Custodian, with respect to such Loan, have been or will be delivered to the Collateral Custodian within five (5) Business Days of the date such Loan was purchased or originated, except as otherwise provided in Section 3.2;

(u) the Obligor with respect to such Loan is an Eligible Obligor;

(v) such Loan (A) is not an Equity Security and (B) does not by its terms provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(w) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(x) such Loan does not constitute Margin Stock;

(y) unless it is a Partial PIK Loan, such Loan does not constitute a PIK Loan;

(z) such Loan does not constitute a Revolving Loan;

(aa) such Loan is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instruments to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(bb) the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);

(cc) such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Collateral Agent, on behalf of the Secured Parties, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance; and

(dd) such Loan is not principally secured by real estate.

Notwithstanding anything to the contrary herein, the Borrower may acquire Loans (or portions thereof) that do not satisfy clause (c) above so long as such Loans were not purchased with proceeds of Advances.

“Eligible Obligor”: At any time, any Obligor that:

(i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(ii) is a legal operating entity, holding company or special purpose entity;

(iii) is not organized for household purposes;

(iv) is not a Governmental Authority;

(v) is not an Affiliate of the Borrower or the Collateral Manager; and

(vi) other than with respect to DIP Loans as set forth in clause (b) of the definition of “Eligible Loan” and unless otherwise approved by the Administrative Agent in its sole discretion, is not (and has not been for at least two (2) years) the subject of an Insolvency Event.

For the avoidance of doubt, an “Eligible Obligor” shall include an Obligor that is an Affiliate of the Collateral Manager or the Equityholder; provided that, the acquisition of a Loan with respect to such Obligor shall have been acquired from a Person who is not affiliated with the Collateral Manager or the Equityholder.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (c) of the definition of Permitted Investments.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Loan but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Loan, for so long as such obligation fails to satisfy such requirements.

“Equityholder”: The meaning specified in the Preamble hereto.

“Equityholder Operating Agreement”: Prior to the BDC Election Date, the amended and restated agreement of limited partnership of the Equityholder, dated as of October 1, 2024, as the same may be amended, restated, modified or supplemented from time to time and, on and after the BDC Election Date, the limited liability company agreement of the Equityholder, as the same may be amended, restated, modified or supplemented from time to time.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that together with the Borrower or Collateral Manager, is treated as a single employer under (i) Section 414(b) or (c) of the Code or (ii) solely for purposes of Sections 412 and 430 of the Code or Section 302 of ERISA, Section 414(m) or (o) of the Code.

“Erroneous Payment”: The meaning specified in Section 12.3 (a).

“Erroneous Payment Deficiency Assignment”: The meaning specified in Section 12.3(d).

“Erroneous Payment Return Deficiency”: The meaning specified in Section 12.3(d).

“Errors”: Defined in Section 6.13(d).

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Related Property, (b) any amount received in the Collection Account or other Account representing (i) a reimbursement of insurance premiums and (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments and (c) any amount received in the Collection Account with respect to any Loan retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Loan, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.17, Section 2.18 or Section 2.19, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes”: Defined in Section 2.15(a).

“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Loan, (i) the maximum commitment of such Delayed Draw Loan (excluding any original issue discount) under the terms of the applicable Underlying Instruments (and, for the avoidance of doubt, the commitment in respect of a Loan as to which the commitment to make additional advances has been terminated shall be zero) minus (ii) the OLB of such Delayed Draw Loan on such date of determination calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Exchange Rate).

“Extension”: Defined in Section 2.1(c).

“Facility Amount”: The aggregate Commitments of the Lenders then in effect, which amount may be up to $500,000,000, as such amounts may vary from time to time pursuant to Section 2.1(d) or Section 2.3(a); provided that the Borrower shall be permitted to request Advances denominated in Eligible Currencies other than Dollars in an equivalent amount (calculated using the Applicable Exchange Rate on the date of funding of any such Advance); provided that, on or after the earlier to occur of the Reinvestment Period End Date or the Termination Date, the Facility Amount shall equal the Advances Outstanding as of such date.

“Facility Attachment Ratio”: With respect to any Broadly Syndicated Loan, Middle Market Loan or Designated Loan, as of any date of determination, an amount equal to the product of (a) its Senior Net Leverage Ratio, (b) the applicable Advance Rate and (c) its Assigned Value as of such date.

“Facility Margin”: Defined in Section 2.13(b).

“Facility Margin Rate”: Defined in Section 2.13(b).

“Facility Maturity Date”: October 10, 2029.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. If the calculation of the Federal Funds Rate results in a Federal Funds Rate of less than zero, the Federal Funds Rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: An Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: An Eligible Loan under which the Loan Rate payable by the Obligor thereof is based on the Applicable Prime Rate or the applicable benchmark rate, plus some specified interest percentage in addition thereto, and the Loan provides that such Loan Rate will reset immediately upon any change in the related Applicable Prime Rate.

“Floor”: A rate of interest equal to 0.0%.

“Fronting Exposure”: At any time there is a Defaulting Lender with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Funding Date”: With respect to any Advance or Swingline Advance, the date such funds are made available to the Borrower in accordance with Section 2.2.

“Funding Request”: A Borrowing Notice in the form of Exhibit A-1 requesting an Advance and including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Hazardous Materials”: All materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one-month instruments, “Aa2” and “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to ratings assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to ratings assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.14.

“Indebtedness”: (i) With respect to any Person that is an Obligor under any Loan at any date, the meaning of “Indebtedness” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instruments, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (i), and (ii) for all other purposes, with respect to any Person at any time, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii), but expressly excluding any obligation of such Person to fund any Loan constituting a Delayed Draw Loan.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager”: An individual duly appointed by the Equityholder to serve as an Independent Manager of the Borrower pursuant to the Borrower Operating Agreement who is designated as an “Independent Manager” and, who, at the time of such appointment, (a) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; and (b) is not, and while serving as an Independent Manager will not be, and has not been at any time during the preceding five (5) years: (i) a direct or indirect legal or beneficial owner of any equity interest in the Borrower, the Equityholder or any of their respective Affiliates, (ii) a present or former lessee under any lease, creditor, customer, supplier or contractor of, or other Person who derives any of its profits or revenues or any payments from its activities with, the Borrower, the Equityholder or any of their respective Affiliates, (iii) an employee, officer, other director, member, manager or Affiliate of (A) the Borrower, the Equityholder or any of their respective Affiliates or (B) any other Person described in clause (b)(i) or (b)(ii) above, (iv) affiliated with any entity that is a present or former advisor or consultant to the Borrower, the Equityholder or any of their respective affiliates, or (v) a member of the immediate family of any individual described in clause (b)(i), (b)(ii), (b)(iii) or (b)(iv) above; provided however, that no individual shall be disqualified from serving as an Independent Manager solely on account of (A) his or her service as an Independent Manager or receipt of customary compensation, if any, in exchange therefor from the Borrower, (B) his or her employment by or ownership interest in any reputable, national service entity engaged by the Borrower to fill the position of an Independent Manager required hereunder that (1) is not an Affiliate of the Borrower, the Equityholder or any of their respective Affiliates and (2) regularly provides as a principal component of its business the services of an independent director, independent trustee or independent manager (as determined pursuant to requirements substantially similar in all material respects to those set forth in this definition) to special-purpose, bankruptcy-remote entities, (C) his or her service as an independent manager, independent trustee or independent director (as determined pursuant to requirements substantially similar in all material respects to those set forth in this definition) of another limited or special-purpose, bankruptcy-remote entity that does not own a direct or indirect ownership interest in the Borrower or (D) his or her receipt of customary compensation, if any, in exchange therefor from such other limited or special-purpose bankruptcy-remote entity that does not own a direct or indirect ownership interest in the Borrower.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Institutional Lender”: The meaning specified in the Preamble hereto and each financial institution other than a Conduit Lender which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 2.1(d).

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to, or loss of, the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor under the Underlying Instruments.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1

  D

where:
	IR	=	the Interest Rate applicable on such day;

	P	=	the principal amount of such Advance on such day; and

	D	=	360 or, to the extent the Interest Rate is (i) the Base Rate, 365 or 366 days, as applicable or (ii) calculated with a Benchmark of Daily Simple CORRA, 365 days;

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law, and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of collections received with respect to the Collateral other than Principal Collections that are deposited into the Collection Account, or received by or on behalf of the Borrower or the Collateral Manager in respect of a Loan, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Interest Collections Account”: Defined in Section 6.4(f).

“Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) Interest Obligations as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Interest Obligations”: With respect to any period and any Loan, for the Obligor on such Loan and, to the extent included in the corresponding calculation of EBITDA, any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Interest Obligations” or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

“Interest Rate”: Subject to Section 2.14(e) or the last sentence of Section 13.1, for any Accrual Period and for each Advance outstanding for each day during such Accrual Period, a rate equal to the Applicable Reference Rate.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the making or acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investor”: Prior to the BDC Election Date, initially, each Limited Partner (as defined in the Equityholder Operating Agreement) of the Equityholder as of the Closing Date and thereafter, in the event that an additional Investor becomes a limited partner of the Equityholder, such additional Investor. On the BDC Election Date, initially, each member of the Equityholder and after the BDC Election Date, in the event of an additional member of the Equityholder, such additional Investor.

“IRS” means the United States Internal Revenue Service.

“Joinder Supplement”: An agreement among the Borrower, a Lender, a Lender Agent and the Administrative Agent in the form of Exhibit K to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(d).

“Lender”: The meaning specified in the Preamble hereto. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lender Agent”: With respect to (i) each Conduit Lender which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Lender in the applicable Joinder Supplement, and (ii) each Institutional Lender which may from time to time become a party hereto, each shall be deemed to be its own Lender Agent.

“Lender Assignment”: Defined in Section 13.16.

“Lender Fee Letter”: Each fee letter agreement (including the Wells Fargo Fee Letter) that shall be entered into by and among the Borrower, the Collateral Manager, the applicable Lender and its related Lender Agent in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Lien”: Any mortgage, lien, pledge, charge, assignment by way of security, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties). For the avoidance of doubt, notwithstanding the satisfaction of the eligibility criteria for any Loan acquired by the Borrower hereunder, customary restrictions on transfers of a Loan pursuant to the related Underlying Instruments shall not be deemed to be a “Lien”.

“Lien Release Dividend”: Defined in Section 2.19(e).

“Lien Release Dividend Date”: The date specified by the Borrower, which date may be any Business Day during the Reinvestment Period, provided written notice is delivered in accordance with Section 2.19(e).

“Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager’s customary procedures in connection with the repossession, refurbishing and disposition of any Related Property securing such Loan upon or after the expiration or earlier termination of such Loan, and other out-of-pocket costs related to the liquidation of any such assets, as documented by the Collateral Manager upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Loan, along with any supporting documentation therefor.

“Liquidity Agreement”: Means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of Commercial Paper Notes.

“Loan”: Any commercial loan or note that the Borrower originates or acquires from a third party seller or the Contributor, excluding the Retained Interest and Excluded Amounts and which loan is listed on the Loan Tape until such loan is sold or substituted in accordance with Section 2.17, 2.18 or 2.19 hereof.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist, in the form of Exhibit L, delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan that identifies each of the items which constitute the Required Loan Documents.

“Loan Rate”: For each Loan in a Collection Period, the current cash pay interest rate for such Loan in such period, as specified in the related Underlying Instruments.

“Loan Register”: Defined in Section 5.3(l).

“Loan Tape”: The loan tape to be delivered in connection with each Collateral Management Report and on each applicable Funding Date, which tape shall include (but not be limited to) the aggregate OLB of all Loans and, with respect to each Loan, the following information:

(a) name and number of the related Obligor;

(b) whether such Obligor is an Affiliate of the Borrower, the Equityholder or Collateral Manager;

(c) calculation of the Senior Net Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that, if any other positions in such Loan existed on its Funding Date then such calculation shall include the Senior Net Leverage Ratio utilized for the position with the earliest of such other Funding Dates ), and for the most recent Relevant Test Period;

(d) calculation of the Interest Coverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that, if any other positions in such Loan existed on its Funding Date then such calculation shall include the Interest Coverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(e) calculation of the Total Net Leverage Ratio for the Relevant Test Period as calculated on the related Funding Date of such Loan (provided that, if any other positions in such Loan existed on its Funding Date then such calculation shall include the Total Net Leverage Ratio utilized for the position with the earliest of such other Funding Dates), and for the most recent Relevant Test Period;

(f) Exposure Amount (if applicable);

(g) collection status (number of days past due);

(h) loan status (whether in default or on non-accrual status);

(i) whether such Loan is a Designated Loan (Y/N);

(j) scheduled final maturity date;

(k) date and amount of next Scheduled Payment;

(l) loan rate of interest (and reference rate);

(m) benchmark floor (if applicable);

(n) OLB;

(o) par amount;

(p) Assigned Value;

(q) Purchase Price;

(r) Loan type (e.g., Broadly Syndicated Loan, Middle Market Loan, DIP Loan, etc.);

(s) industry classification;

(t) gross total debt for the most recent Relevant Test Period;

(u) cash for the most recent Relevant Test Period;

(v) trailing twelve-month EBITDA for the most recent Relevant Test Period;

(w) the as-of date for each of the statistics in the foregoing clauses (c), (d), (e), (w), (x) and (y);

(x) initial tranche size;

(y) whether such Loan has been subject to a Value Adjustment Event (and of what type);

(z) whether such Loan has been subject to any waiver, amendment, restatement, supplement or other modification (and whether such action constitutes a Material Modification);

(aa) as of the reporting date of the last fiscal year-end financial statements with respect to such Obligor, maintenance capital expenditure or, if unavailable, a good faith approximation by the Collateral Manager of the maintenance capital expenditure;

(bb) as of the reporting date of the last fiscal year-end financial statements with respect to such Obligor, cash taxes; and

(cc) the applicable Eligible Currency for such Loan.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Collateral Manager or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager to perform their respective obligations under this Agreement or any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s, each Lender Agent’s, the Collateral Agent’s, or the other Secured Parties’, lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed or effected on or after the date on which the Borrower acquired such Loan from any Person that:

(a) waives one or more interest payments, or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than as permitted in the applicable Underlying Instruments);

(b) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the Underlying Instruments for such Loan or such comparable definition if “permitted liens” is not defined therein) on any of the Related Property securing such Loan;

(c) substitutes, alters or releases the Related Property securing such Loan (other than as permitted pursuant to the applicable Underlying Instrument), and each such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Loan;

(d) delays or extends (i) the maturity date for such Loan or (ii) the required scheduled principal payments (as and when due), including excess cash flow sweeps, in any way that increases the Weighted Average Life of such Loan by 0.50 years or more;

(e) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio,” “Interest Coverage Ratio,” “Permitted Liens” or “Total Net Leverage Ratio” or any respective comparable definitions in the Underlying Instruments for such Loan or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Senior Net Leverage Ratio,” “Interest Coverage Ratio,” “Permitted Liens” or “Total Net Leverage Ratio” or any respective comparable definitions for such Loan (including any adjustment to EBITDA or “Adjusted EBITDA” or similar definition), in either case in a manner that, in the sole judgment of the Administrative Agent, is materially adverse to the Secured Parties; provided that, in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may waive any Material Modification resulting from such implementation pursuant to this clause (e); or

(f) reduces, delays or waives any or all of the principal amount due under such Loan as and when due (including any scheduled or required excess cash flow sweeps).

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice or Repayment Notice, as applicable; (iv) any date on which a substitution or repurchase of a Loan occurs; (v) any Optional Sale Date; (vi) the date the Assigned Value of any Loan is adjusted by the Administrative Agent as a result of the occurrence of any “Value Adjustment Event”; (vii) the date as of which any Collateral Management Report, as provided for in Section 6.8(b), is calculated; (viii) the date of any release of Principal Collections requested pursuant to Section 2.8(b); (ix) each Funding Date; (x) each Discretionary Sale Date and (xi) each Lien Release Dividend Date.

“Middle Market Loan”: A Loan that would be a Broadly Syndicated Loan, but fails to satisfy clause (i), (iv) or (vi) of the definition of “Broadly Syndicated Loan.”

“Minimum Liquidity Amount”: An amount equal to (a) prior to the end of the Reinvestment Period, 5.0% of the Facility Amount or (b) after the Reinvestment Period, the Minimum Liquidity Amount that existed as of the last day of the Reinvestment Period; provided that, at any time after the Reinvestment Period, the Minimum Liquidity Amount shall be permanently reduced by the Borrower’s use of any amounts constituting Unencumbered Liquidity to (i) cure a Borrowing Base Deficiency within the time periods set forth in Section 10.1(h) or (ii) reduce the Advances Outstanding; provided further that, the Minimum Liquidity Amount shall not be reduced to an amount lower than $10,000,000.

“Minimum Required Equity Amount”: As of any Measurement Date, an amount equal to the greater of (i) the sum of the Adjusted Balances of all Eligible Loans to the three largest Obligors and (ii) $150,000,000.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Collateral Manager or any ERISA Affiliate, at any time during the current year or the preceding six (6) years, contributed or had any obligation to contribute or with respect to which any of them had any liability.

“NAICS Codes”: The North American Industry Classification System codes by four digits.

“Noteless Loan”: A Loan (a) with respect to which the Underlying Instruments (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) do not require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor or (b) for which the Borrower does not receive a promissory note.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof. For purposes of determining whether any Loan is made to an Eligible Obligor, all Loans included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such Affiliate Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the OLB of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Borrowing Base and the sum of the OLB all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Borrowing Base, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“OLB”: As of any Measurement Date, with respect to any Loan (or portion thereof), the principal balance of such Loan outstanding (exclusive of any accrued interest and Accreted Interest) as of the date it is or was transferred to the Borrower, after application of principal payments received on or before such date, minus the sum of (i) the principal portion of the Scheduled Payments on such Loan received during each Collection Period ending prior to the most recent Payment Date, and (ii) all other Principal Collections on such Loan, to the extent deposited by the Collateral Manager in the Collection Account. Any outstanding portion of a Loan which exceeds the limitation set forth in clause (c) of the definition of Eligible Loan will be excluded from the calculation of the OLB of such Loan (and shall not be included unless both (x) such portion no longer exceeds such limitation and (y) such portion has been approved by the Administrative Agent in its sole discretion).

“Operating Lease Implementation”: The implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale”: Defined in Section 2.18(a).

“Optional Sale Date”: Any Business Day, provided ten (10) Business Days’ written notice is given in accordance with Section 2.18(a).

“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are imposed as a result of a present or former connection between such Secured Party and the relevant jurisdiction (other than any such connection arising from such Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement).

“Partial PIK Loan”: A PIK Loan on which, at the time of its acquisition by the Borrower, requires cash interest to be paid a rate equal to or in excess of (a) the applicable benchmark rate plus 3.0%, if such Loan is a Floating Rate Loan with an interest rate based on SOFR (or such other foreign currency reference rate, as applicable) applicable to such Loan pursuant to the Underlying Instruments for such Loan, (b) the Applicable Prime Rate, if such Loan is a Floating Rate Loan with an interest rate based on the Applicable Prime Rate, and (c) 6.0%, if such Loan is a Fixed Rate Loan.

“Participant Register”: Defined in Section 13.16(b).

“Payment Date”: Quarterly on the 15th day of each January, April, July, and October, or, if such day is not a Business Day, the next succeeding Business Day, commencing in January 2025.

“Payment Recipient”: The meaning specified in Section 12.3(a).

“Pending Capital Call”: Any Capital Call Notice that has been delivered to the Investors and the applicable Investors have not yet contributed capital to the Equityholder as required thereby, but with respect to which such Investors are not in default.

“Pension Plan”: Defined in Section 4.1(bb).

“Permitted Investments”: Means negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that, at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of S&P, shall be “A-1” and in the case of Fitch shall be “F-1+”;

(d) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(e) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency and Fitch (if rated by Fitch); or

(f) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1,” respectively, and if rated by Fitch, from Fitch of “F-1+”.

The Collateral Agent may, pursuant to the direction of the Collateral Manager or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above. Permitted Investments may include those investments in which the Collateral Agent or any of its Affiliates provides services and receives reasonable compensation. The Collateral Agent and the Collateral Custodian shall have no duty to determine or oversee compliance with the foregoing.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Refinancing”: Any refinancing transaction undertaken by the Equityholder, the Borrower or any Affiliate thereof that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted RIC Distribution”: On or after the BDC Election Date, distributions on any Payment Date to the Equityholder (from the Collection Account) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of the foregoing clause (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Securitization”: Any private or public term or conduit securitization transaction (a) undertaken by the Equityholder, the Borrower or any Affiliate thereof that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Equityholder, an Affiliate thereof, an underwriter or a placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction. For the avoidance of doubt, any such party agreeing to so purchase or place may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Person”: An individual, partnership, corporation, company, limited liability company, limited liability partnership, joint stock company, trust (including a statutory or business trust), estate, unincorporated association, sole proprietorship, joint venture, nonprofit corporation, group, sector, government (or any agency, instrumentality or political subdivision thereof), territory or other entity or organization.

“PIK Loan”: A Loan on which any portion of the interest accrued for a specified period of time or until the maturity thereof is, at the option of the Obligor or pursuant to conditions specified (in each case, under the related Underlying Instrument), added to the principal balance of such Loan or otherwise deferred rather than being paid in cash.

“PIK Interest”: Interest accrued on a Loan that is added to the principal balance of such Loan or otherwise deferred rather than being paid in cash.

“Portfolio Subsidiary”: Any Person in which the Borrower (i) has made an investment in the ordinary course of business that is accounted for under GAAP as a portfolio investment of the Borrower, (ii) has received an equity interest in connection with an REO Asset, (iii) has received an “equity kicker” in connection with its acquisition of any Loan or (iv) owns an equity interest and that is created as a “blocker” vehicle to address tax-specific issues.

“Predecessor Collateral Manager Work Product”: Defined in Section 6.13(d).

“Prepayment Penalty”: An amount, payable pro rata to each Lender Agent (for the account of the applicable Lender), equal to (i) to the extent the Agreement is terminated or the Facility Amount is reduced in part and the Prepayment Penalty is required to be paid pursuant to Section 2.3(a) on or prior to the first anniversary of the Closing Date, 2.00% of either (as applicable) (x) the Facility Amount or (y) the amount of such partial reduction, and (ii) to the extent the Agreement is terminated or the Facility Amount is reduced in part and the Prepayment Penalty is required to be paid pursuant to Section 2.3(a) on or prior to the second anniversary of the Closing Date, but after the first anniversary of the Closing Date, 1.00% of either (as applicable) (x) the Facility Amount or (y) the amount of such partial reduction; provided that, in the foregoing clauses (i) and (ii), the Prepayment Penalty shall be calculated without giving effect to the first proviso in the definition of “Facility Amount”.

“Prime Rate”: The greater of (x) 0.00% and (y) the rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Loans from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment), or received by or on behalf of the Borrower by the Collateral Manager in respect of a Loan, and all Insurance Proceeds and Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment. For the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account.

“Principal Collections Account”: Defined in Section 6.4(f).

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Prohibited Transferee”: Any (i) so-called “vulture fund,” “loan-to-own fund,” distressed debt fund or other fund that is similar to the foregoing, in each case, whose primary business is distressed investing, (ii) hedge fund, non-bank asset manager, credit opportunities fund or specialty finance company, in each case, that directly and routinely competes with Audax’s direct lending business and which derives substantially all of its revenue from lending to and making investments in middle market companies or (iii) banking institution with bank level long term unsecured debt rating of less than “Baa3” from Moody’s and less than “BBB-” from S&P.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (a) of the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined under clause (a) of the definition of Commitment).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan (exclusive of any accrued interest, Accreted Interest and original issue discount) divided by (ii) the principal balance of such Loan outstanding as of the date of such purchase (exclusive of any accrued interest, Accreted Interest and original issue discount); provided that, any Loan acquired by the Borrower with a “Purchase Price” equal to or greater than 95% (including, for the avoidance of doubt, in excess of 100%) shall be deemed to have a “Purchase Price” equal to 100%.

“QFC”: The meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term issuer rating of “BBB” or better by S&P and “Baa2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term issuer rating of “BBB” or better by S&P and “Baa2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Rating Agency”: Each of S&P, Moody’s, Fitch and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by any Conduit Lender.

“Records”: All documents relating to the Loans, including books, records and other information executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors in which the Borrower or the Collateral Manager have obtained an interest.

“Recoveries”: As of the time any Related Property with respect to any Loan is sold, discarded or abandoned (after a determination by the Collateral Manager that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Collateral Manager in accordance with the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing the Loans), the proceeds from the sale of the Related Property, the proceeds of any related Insurance Policy, any distributions from a Portfolio Subsidiary formed to hold an REO Asset, any other recoveries with respect to such Loan, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

“Register”: Defined in Section 13.16(b).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the proposed Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Reinvestment Notice”: any reinvestment of Principal Collections under Section 2.8(b), in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the earliest to occur of (i) the Reinvestment Period End Date (or such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lenders pursuant to Section 2.1(c)), (ii) the Termination Date and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.3(a).

“Reinvestment Period End Date”: October 8, 2027.

“Related Party”: With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property”: With respect to a Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used herein, all of the Borrower’s right, title and interest in and to:

(a) any Related Property securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Funding Date and all related liquidation proceeds;

(b) all Required Loan Documents, Collateral Management Files related to any Loan and any Records;

(c) all Insurance Policies with respect to any Loan;

(d) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(e) the Accounts, to the extent amounts on deposit therein or credited thereto relate to the Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(f) all records (including computer records) evidencing the foregoing; and

(g) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Relevant Governmental Body”: (a) With respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Eligible Currency other than Dollars, (1) the central bank for the Eligible Currency in which such amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Eligible Currency in which such amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the reporting and calculation of the applicable financial covenants included in the Underlying Instruments, including financial covenants comparable to Total Net Leverage Ratio, Senior Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan in the Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that, with respect to any Loan for which the relevant test period is not provided for in the Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“REO Asset”: With respect to any Loan, the interest of the Borrower in any Related Property that has been foreclosed or realized on or repossessed from the current Obligor by or on behalf of the Borrower and any other secured parties under the Underlying Instruments, and is being managed by the Collateral Manager on behalf of and in the name of any Portfolio Subsidiary, for the benefit of the Borrower and the Secured Parties.

“REO Management Standard”: Defined in Section 6.5(b).

“Repayment Notice”: Each written notice required to be delivered by the Borrower in respect of (a) any reduction of the Advances Outstanding pursuant to Section 2.3(b), in the form of Exhibit A-2 or (b) any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), in the form of Exhibit A-2.

“Replaced Loan”: Defined in Section 2.17(a)(i).

“Reportable Event”: Means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the thirty (30) day notice period has been waived.

“Reporting Date”: The date that is two (2) Business Days prior to the 15th of each calendar month (unless in such month a Payment Date occurs in which case two (2) Business Days prior to such Payment Date).

“Required Lenders”: At any time, (i) so long as Wells Fargo (or an Affiliate of Wells Fargo) is the Administrative Agent hereunder, Wells Fargo (as a Lender hereunder) and its successors and assigns and (ii) the Lenders (including Wells Fargo) representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding represent at least 51% of the aggregate principal amount of all Advances Outstanding; provided that, the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Loan Documents”: For each Loan, the following documents or instruments, in each case as specified on the related Loan Checklist:

(a) unless such Loan is a Noteless Loan, the original executed promissory note (or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity from the Borrower to the Collateral Agent);

(b) unless such Loan is a Noteless Loan, an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower;

(c) executed copies of an unbroken chain of assignment and assumption agreements, transfer documents or instruments relating to such Loan evidencing the assignment of such Loan from each prior third party owner thereof to the Borrower;

(d) an executed assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan to the Borrower that, to the extent required by the Underlying Instruments, is counter-signed by the applicable underlying administrative agent;

(e) a copy of the loan register held by the administrative agent for such Loan showing that the Borrower is the lender of record with respect to such Loan; and

(f) a copy of the executed credit or loan agreement to which the Borrower was an original signatory (which includes the Borrower’s commitment).

“Required Reports”: Collectively, the Collateral Management Report required pursuant to Section 6.8(b), the Collateral Manager’s Certificate required pursuant to Section 6.8(c), the financial statements of the Equityholder required pursuant to Section 6.8(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.8(e), the annual statements as to compliance required pursuant to Section 6.9, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and in the case of the Equityholder, a Responsible Officer or its general partner.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding and (iv) any payment of management fees by the Borrower (except for the Collateral Management Fee). For the avoidance of doubt, (x) payments and reimbursements due to the Collateral Manager in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loans or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest”: (a) With respect to any Agented Note that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained in a separate account managed by the Collateral Manager and (b) any Equity Securities, that may be acquired by the Borrower in connection with any Loans.

“Retransfer Date”: Defined in Section 2.17(b).

“Retransfer Price”: Defined in Section 2.17(b)(i).

“Returned Capital”: For any Investor, any distribution by the Equityholder to such Investor that increases such Investor’s “Remaining Commitment” (as defined in the Equityholder Operating Agreement) and is subject to recall by the Equityholder pursuant to a Capital Call Notice, in each case which amount has been set forth as “Returned Capital” on a certificate of the Collateral Manager delivered to the Administrative Agent; provided that, the failure of the Collateral Manager to deliver such certificate to the Administrative Agent shall result in the exclusion of such amount from “Returned Capital” until such certificate has been delivered.

“Revenue Recognition Implementation”: The implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria”: Defined in Section 8.2(b)(i).

“Revolving Loan”: A Loan that is a line of credit or contains an unfunded, partially or fully funded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“RIC”: An entity electing to be treated as a “regulated investment company” pursuant to Section 851 of the Code and the Treasury Regulations promulgated thereunder.

“S&P”: S&P Global Ratings (or its successors in interest).

“Sanction” or “Sanctions”: Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Collateral Manager, the Equityholder or any of their respective Subsidiaries.

“Sanctioned Person”: Any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the direct or indirect ownership or control of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) each Lender Agent, (iv) the Collateral Agent and (v) the Collateral Custodian.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, as the debtor, the Collateral Manager, the Administrative Agent, the Collateral Custodian, the Collateral Agent and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Loan, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Signature Law”: Defined in Section 13.14.

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or any successor administrator).

“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For the avoidance of doubt, “Subsidiary” shall not include any Person that is a Portfolio Subsidiary.

“Substitute Loan”: Defined in Section 2.17(a).

“Substitution Date”: Defined in Section 2.17(a).

“Successor Collateral Manager”: Defined in Section 6.13(a).

“Swingline Advance”: Any swingline advance made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline advances collectively as the context requires. For the avoidance of doubt, unless otherwise specified a Swingline Advance shall constitute an Advance hereunder.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $30,000,000 (without regard to any future reimbursement of Swingline Advances by the Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as an Institutional Lender hereunder, and is not in addition thereto. The Swingline Commitment will become effective only upon the addition of one or more lenders after the Closing Date.

“Swingline Lender”: Wells Fargo Bank, National Association in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Refund Date”: The meaning specified in Section 2.21(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.3(a), (b) the Facility Maturity Date or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a).

“Termination Event”: Defined in Section 10.1.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Borrower and the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Contribution Agreement, the Securities Account Control Agreement, each Lender Fee Letter, any Joinder Supplement, any Transferee Letter, the CA & CC Fee Letter, any agreement creating rights in the Collateral pursuant to the terms of this Agreement and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Transaction Documents and any additional documents delivered in connection with any such amendment, supplement or modification that, in each case, the parties thereto agree shall constitute a “Transaction Document” hereunder.

“Transferee Letter”: Defined in Section 13.16.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unencumbered Liquidity”: The sum of (a) all cash or cash equivalents held by the Equityholder (other than any cash or cash equivalents held by the Borrower) plus (b) the Unfunded Capital Commitments (net of amounts outstanding under any related subscription credit facility) plus (c) all cash or cash equivalents held in the Principal Collections Account (but excluded from the definition of Aggregate Maximum Availability) calculated in Dollars.

“Unfunded Capital Commitment”: With respect to any Investor at any time, the Capital Commitment of such Investor, plus Returned Capital attributed to such Investor, minus the aggregate Capital Contributions by such Investor, minus the sum of any amounts as to the payment of which such Investor is excused, as a result of regulatory concerns or otherwise, or is otherwise discharged (by act of any Person, by operation of law, or otherwise) minus that portion of the proceeds of any Pending Capital Calls that are not allocated by the Collateral Manager to be contributed to the Borrower or to be used to pay an obligation of the Borrower arising from or related to the transactions contemplated by this Agreement.

“Unfunded Exposure Account”: Defined in Section 6.4(h).

“Unfunded Exposure Amount”: On any date of determination, an amount calculated in Dollars equal to the excess, if any, of (i) the aggregate of all Exposure Amounts minus (ii) the amount on deposit in the Unfunded Exposure Account calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Exchange Rate).

“Unfunded Exposure Equity Amount”: On any date of determination, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Exchange Rate) equal to the sum for all Loans of (a) the Exposure Amount minus (b) the product of (i) Assigned Value, (ii) the Exposure Amount and (iii) the Advance Rate.

“Unfunded Exposure Equity Shortfall”: On any date of determination, an amount equal to the excess, if any, of (i) the aggregate of all Unfunded Exposure Equity Amounts minus (ii) the amount on deposit in the Unfunded Exposure Account calculated in Dollars (and converted to Dollars, if necessary, by the Collateral Manager using the Applicable Exchange Rate).

“United States”: The United States of America.

“Unmatured Termination Event”: Any event (other than events described in Section 10.1(c) and Section 10.1(d) and in the case of Section 10.1(d), due to the occurrence of an event described in Section 6.12(d)) that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

“Unused Portion”: Defined in Section 2.13(a).

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Value Adjustment Event”: With respect to any Loan, the occurrence of any one or more of the following events after the related Funding Date (provided that, the criteria with respect to a DIP Loan shall be determined by the Administrative Agent in its sole discretion, as of the date such DIP Loan is approved by the Administrative Agent):

(i) an Obligor payment default under any Loan (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) Business Days, in accordance with the Underlying Instruments);

(ii) an Insolvency Event with respect to the related Obligor;

(iii) the Collateral Manager has determined in accordance with the Collateral Management Standard that such Loan is on non-accrual status or not collectible, or any or all of the principal amount due under such Loan is reduced or forgiven;

(iv) an Obligor default under such Loan not described in clause (i) above, together with the election by any agent or lender (including, without limitation, the Borrower) to accelerate such Loan or to enforce any of their respective rights or remedies under the applicable UCC or by other institution of legal or equitable proceedings, in each case in accordance with the Underlying Instruments;

(v) the failure to deliver any financial reporting package monthly (to the extent required by the Underlying Instruments), quarterly or annually with respect to such Loan pursuant to Section 6.8(e)(i) no later than forty-five (45) days after the end of each month, sixty (60) days after the end of each quarter and one hundred and thirty (130) days after the end of each fiscal year (or such greater number of days as allowed by the Underlying Instruments (including any grace periods thereunder), but which shall in no case exceed one hundred and fifty (150) days after the end of each fiscal year), unless otherwise agreed to by the Administrative Agent in its sole discretion;

(vi) the Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) less than 85% of the Interest Coverage Ratio with respect to such Loan as calculated on the applicable Funding Date (provided that, if any other positions in such Loan by the Borrower existed on its Funding Date, then the Interest Coverage Ratio utilized for the position with the earliest of such other Funding Dates shall apply, unless the Administrative Agent agrees otherwise) and (B) less than 1.50 to 1.00; provided that, in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent (with the consent of the Collateral Manager (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio for any Loan as determined on the applicable date on which such Loan was acquired by the Borrower;

(vii) the Senior Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (A) more than 0.75x higher than such Senior Net Leverage Ratio as calculated on the applicable Funding Date (provided that, if any other positions in such Loan by the Borrower existed on its Funding Date, then the Senior Net Leverage Ratio utilized for the position with the earliest of such other Funding Dates shall apply, unless the Administrative Agent agrees otherwise) and (B) greater than 3.50 to 1.00; provided that, in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent (with the consent of the Collateral Manager (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Senior Net Leverage Ratio for any Loan as determined on the applicable date on which such Loan was acquired by the Borrower; or

(viii) the occurrence of a Material Modification with respect to such Loan.

“Warranty Event”: As to any Loan, the discovery that as of the related Funding Date there existed a breach of any representation or warranty with respect to such Loan made under this Agreement (other than any representation or warranty that the Loan satisfies the criteria of the definition of Eligible Loan) and the failure of Borrower to cure such breach, or cause the same to be cured, within thirty (30) days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Funding Date of such Loan or any Loan with respect to which a Warranty Event has occurred; provided that, any Loan approved by the Administrative Agent in accordance with clause (a) of the definition of Eligible Loan shall not be a Warranty Loan due to the failure of such Loan to satisfy such clause (a) on any date thereafter.

“Weighted Average Advance Rate”: For any Advances Outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Loans backing such Advances on such day, weighted according to the proportion of the Borrowing Base that each type of Loan forming a part of the Collateral represents.

“Weighted Average Life”: As of any Measurement Date, the number determined as follows: (i) for each Loan included in the Borrowing Base as of such date, by multiplying the amount of each Scheduled Payment of principal to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Loans included in the Borrowing Base as of such date.

“Wells Fargo”: The meaning specified in the Preamble hereto.

“Wells Fargo Fee Letter”: The Lender Fee letter, dated as of the date hereof, by and among the Borrower, the Collateral Manager and Wells Fargo, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

Section 1.2. Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the state of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.4. Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time, unless otherwise specified;

(f) reference to the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to the par or principal amount of any Loan shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued and Accreted Interest;

(k) if any date for compliance with respect to (i) the delivery of a Required Report by the Borrower and/or Collateral Manager or (ii) the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day; provided however, that for the avoidance of doubt, if the date for compliance is to be a certain number of Business Days prior to an applicable date of determination, then such due date will be the Business Day (which may be the Business Day immediately prior to such due date) that is in accordance with the timing requirement;

(l) reference to the date of any acquisition or disposition of any Collateral, or the date on which any asset is added to or removed from the Collateral shall mean the related “settlement date” and not the related “trade date”;

(m) for purposes of this Agreement, a Termination Event shall be deemed to be continuing until it is waived in accordance with Section 13.1;

(n) any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its sole discretion;

(o) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person;

(p) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles; and

(q) the Administrative Agent and the Collateral Agent do not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 13.1, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

ADVANCES

Section 2.1. Advances and Swingline Advances.

(a) During the Reinvestment Period, the Borrower may, at its option, request the Lenders to make Advances hereunder, secured by the Collateral, by delivering a Funding Request to the Administrative Agent (which shall provide notification to the Lenders with respect thereto), in an aggregate amount up to the Availability as of the proposed Funding Date of the Advance; provided that, no Lender shall be obligated to make any Advance on or after the date that is two (2) Business Days prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date. Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Reinvestment Period, the Lenders shall fund such Advance. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect and (iii) the Availability on the proposed Funding Date of such Advance.

During the Reinvestment Period, the Borrower may, at its option, request the Swingline Lender to make Swingline Advances to the Borrower by delivering a Funding Request with respect to such requested Swingline Advance to the Administrative Agent, which shall forward such Funding Request to the Swingline Lender and provide notification to the Lenders with respect thereto. Following the receipt of such a Funding Request and subject to the terms and conditions hereinafter set forth, the Swingline Lender shall make the requested Swingline Advances to the Borrower. Notwithstanding anything to the contrary herein, (a) the Swingline Lender shall not be obligated to provide the Borrower with aggregate funds in connection with a Swingline Advance that would exceed the least of (i) the Swingline Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect, (iii) the aggregate unused Swingline Commitment then in effect and (iv) the Availability on the proposed Funding Date of such Swingline Advance and (b) Swingline Advances will only be funded in Dollars.

(b) [Reserved].

(c) (i) The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders; provided that the Commitment of any Lender may only be increased in connection with a corresponding increase in the Facility Amount with the prior written consent of such Lender and the Administrative Agent. Each additional Lender and Lender Agent shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit K. The Borrower confirms that each Lender Agent, in its sole and absolute discretion, without regard to the value or performance of the Loans or any other factor, may elect not to increase its Commitment.

(d) [Reserved].

(e) Advances to be made for the purpose of refunding Swingline Advances shall be made by the Lenders as provided in Section 2.21.

Section 2.2. Procedures for Advances and Swingline Advances by the Lenders.

(a) Subject to the limitations set forth in Section 2.1(b), the Borrower may request an Advance or a Swingline Advance by delivering to the Administrative Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein. Upon receipt of such information and documents, the Administrative Agent will provide notification to the Lenders and/or the Swingline Lender, as applicable, with respect thereto.

(b) With respect to (i) all Advances denominated in Dollars (other than Swingline Advances) (A) prior to the joinder of the first additional Lender to this Agreement after the Closing Date (if any), no later than 2:00 p.m. on the proposed Funding Date and (B) after the joinder of the first additional Lender to this Agreement after the Closing Date (if any), no later than 2:00 p.m. on the Business Day prior to the proposed Funding Date, (ii) all Advances denominated in an Eligible Currency other than Dollars (other than Swingline Advances) (A) prior to the joinder of the first additional Lender to this Agreement after the Closing Date (if any), no later than 9:00 a.m. one (1) Business Day prior to the proposed date of such Advance and (B) after the joinder of the first additional Lender to this Agreement after the Closing Date (if any), no later than at least three (3) Business Days prior to the proposed date of such Advance (provided any Advance in Canadian Dollars shall only be made for the purpose of funding Loans denominated in Canadian Dollars) and (iii) all Swingline Advances, no later than 2:00 p.m. on the proposed Funding Date, the Borrower (or the Collateral Manager on its behalf) shall deliver:

(i) to the Administrative Agent a description of the Obligor and the Loan(s) to be funded by the proposed Advance or Swingline Advance;

(ii) to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered;

(iii) a faxed or e-mailed copy of the duly executed promissory notes of the Loans or, if any such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan evidencing the assignment of such Loan from any prior third party owner thereof directly to the Borrower; provided that, notwithstanding the foregoing, unless the Administrative Agent shall (in its sole discretion) otherwise agree, the Borrower shall cause the Loan Checklist and the remaining Required Loan Documents to be in the possession of the Collateral Custodian within five (5) Business Days following any related Funding Date;

(iv) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) a duly completed Funding Request which shall (A) specify the desired amount of such Advance or Swingline Advance, which amount must be at least equal to $500,000 (or the equivalent in Dollars) and the Borrower may request any amounts in excess thereof, to be allocated (with respect to an Advance) to each Conduit Lender and each Institutional Lender in accordance with its Pro Rata Share, (B) specify the proposed Funding Date of such Advance (other than a Swingline Advance), (C) specify the Loan(s) to be financed on such Funding Date (including the appropriate file number, Obligor, original loan balance, OLB, Assigned Value and Purchase Price for each Loan and identifying each Loan by type and proposed Advance Rate applicable to each such Loan), (D) include a duly completed Borrowing Base Certificate updated to the date such Advance or Swingline Advance is requested and giving pro forma effect to the Advance or Swingline Advance requested and the use of the proceeds thereof and (E) include a representation that all conditions precedent (other than the qualification that any condition is satisfactory to the Administrative Agent or Lender Agent) for an Advance or Swingline Advance described in Section 3.1 (with respect to the initial Advance hereunder) and Section 3.2 have been satisfied or waived. Each Funding Request shall be irrevocable. If any Funding Request is received by the Administrative Agent (a) with respect to all Advances denominated in Dollars, (1) prior to the joinder of the first additional Lender to this Agreement after the Closing Date (if any), after 2:00 p.m. on the proposed Funding Date (other than a Swingline Advance), (2) after the joinder of the first additional Lender to this Agreement after the Closing Date (if any), after 2:00 p.m. on the Business Day prior to the proposed Funding Date (in the case of an Advance), (b) with respect to all Advances denominated in an Eligible Currency other than Dollars, (1) prior to the joinder of the first additional Lender to this Agreement after the Closing Date (if any), after 9:00 a.m. one (1) Business Day prior to the proposed Funding Date (in the case of an Advance), (2) after the joinder of the first additional Lender to this Agreement after the Closing Date (if any), after 2:00 p.m. three (3) Business Days prior to the proposed Funding Date (other than a Swingline Advance) or (c) in the case of any Swingline Advance, after 2:00 p.m. on the proposed Funding Date, or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Administrative Agent and each Lender Agent at 9:00 a.m. on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in Section 2.1(b) and upon satisfaction of the applicable conditions set forth in Article III:

(i) in the case of an Advance (other than a Swingline Advance), each Lender shall (A) prior to the joinder of the first additional Lender to this Agreement after the Closing Date (if any), make available to the Borrower in same day funds and (B) after the joinder of the first additional Lender to this Agreement after the Closing Date (if any), make available to the Borrower within one Business Day, at such bank or other location reasonably designated by Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date; and

(ii) in the case of a Swingline Advance, the Swingline Lender shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to the least of (i) the amount requested by the Borrower for such Swingline Advance, (ii) the aggregate unused Commitments then in effect and (iii) an amount equal to the Availability on such Funding Date.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance (other than a Swingline Advance) shall be several from that of each other Lender and the failure of any Conduit Lender or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e) Subject to Section 2.3 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Prepayment Penalty, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period.

(f) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of a Termination Event or the existence of an Unmatured Termination Event), if, upon the earlier to occur of the Reinvestment Period End Date or the Termination Date, the amount on deposit in the Unfunded Exposure Account is less than the aggregate of all Exposure Amounts, the Borrower shall promptly fund the amount of such shortfall into the Unfunded Exposure Account.

Section 2.3. Reduction of the Facility Amount; Mandatory and Optional Repayments.

(a) The Borrower shall be entitled at its option and upon ten (10) Business Days’ prior written notice in the form of Exhibit A-2 to the Administrative Agent (and the Administrative Agent shall forward such notice to each Lender Agent) to either (i) terminate the Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, any Breakage Costs, all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders, the Prepayment Penalty (payable pro rata to each Lender Agent for the account of the applicable Lender) and all other Aggregate Unpaids (other than unmatured contingent indemnification obligations), or (ii) reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, all accrued and unpaid Interest (pro rata with respect to the portion of the Facility Amount so reduced), any Breakage Costs, all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders and the Prepayment Penalty (payable pro rata to each Lender Agent for the account of the applicable Lender); provided that, in each case no Prepayment Penalty shall be due and payable (w) so long as, such termination or reduction occurs no sooner than the date which is two (2) years following the Closing Date, (x) to a Defaulting Lender, (y) if the Administrative Agent fails to approve at least 25% of the Loans submitted for approval that satisfy the applicable requirements of the definition of “Eligible Loan” or (z) if such termination or reduction is in connection with a Permitted Securitization and the Administrative Agent has provided its prior written consent (in its sole discretion) thereto. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The Commitment of each Conduit Lender and each Institutional Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that, (i) the Borrower shall give (a) one (1) Business Day’s prior written notice of such reduction if the repayment is in Dollars or (b) two (2) Business Day’s prior written notice of such reduction if the repayment is in Canadian Dollars, which, in each case shall be in the form of Exhibit A-2 to the Administrative Agent and each Lender Agent and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0) shall be in a minimum amount of the Dollar equivalent of $500,000. In connection with any reduction of Advances Outstanding (x) in part, the Borrower shall deliver to the Administrative Agent funds sufficient to repay such Advances Outstanding, together with any Breakage Costs and all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders related to such repayment and (y) in whole, the Borrower shall deliver to the Administrative Agent funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest, any Breakage Costs, and all accrued and unpaid costs and expenses of the Administrative Agent, Lender Agents and Lenders related to such repayment; provided that, no such reduction shall be given effect unless (1) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion, and (2) no event has occurred or would result from such prepayment which would constitute a Termination Event or an Unmatured Termination Event. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata reduction of the Advances Outstanding, to the payment of all accrued and unpaid Interest on the amount of the Advances Outstanding to be repaid and to the payment of any Breakage Costs. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4. Determination of Interest.

(a) The Administrative Agent shall determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date. The Borrower shall pay such Interest due on such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

(c) No Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

(d) Interest due on any Payment Date shall be calculated on the Determination Date immediately preceding such Payment Date using the Applicable Exchange Rate as of such Determination Date.

Section 2.5. [Reserved].

Section 2.6. Principal Repayments.

(a) Unless sooner prepaid pursuant to the terms hereof and subject to Section 10.2, the Advances Outstanding shall be repaid by the Borrower in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lender Agents. Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Reinvestment Period.

(b) All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) all Breakage Costs and (iii) any Prepayment Penalty.

Section 2.7. Interest Settlement Procedures before the Default Period.

On each Payment Date before the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Interest Collections Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1) pari passu to (a) the Collateral Agent and the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fee; provided that, indemnity amounts payable to the Collateral Agent and the Collateral Custodian pursuant to this clause (1)(a) (and Section 2.8(a)(1) and Section 2.9(1)(a), if applicable) shall not, collectively, exceed $100,000 per annum and (b) any Person, in an amount equal to any accrued and unpaid Delaware Expenses owing thereto; provided that, expenses payable to such Person pursuant to this clause (1)(b) (and Section 2.8(a)(1) and Section 2.9(1)(b), if applicable) shall not, collectively, exceed $35,000 per annum;

(2) to or at the direction of the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Collection Period;

(3) pro rata in accordance with the amounts due under this clause, to each Lender Agent, in an amount equal to any accrued and unpaid Interest, Facility Margin, Commitment Fee and Breakage Costs;

(4) pro rata in accordance with the amounts due under this clause, to each Lender Agent for the account of the applicable Lender, and the Administrative Agent, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(5) (i) prior to the end of the Reinvestment Period, if any Borrowing Base Deficiency exists as a result of a shortfall in the Unfunded Exposure Amount, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Unfunded Exposure Equity Amounts and (ii) after the Reinvestment Period but before the Default Period, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Exposure Amounts;

(6) to each Lender Agent for the account of the applicable Lender, an amount necessary to satisfy any Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding hereunder;

(7) on and after the BDC Election Date, to the Equityholder, to make any applicable Permitted RIC Distribution;

(8) to pay any accrued and unpaid Prepayment Penalty in connection with any termination in whole or reduction in part of the Facility Amount in accordance with Section 2.3(a);

(9) to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to clauses (1) and (4) of Section 2.7); and

(10) if an Unmatured Termination Event has occurred and is continuing, to remain in the Interest Collection Account or otherwise, any remaining amounts shall be distributed to the Borrower (or its designee).

Section 2.8. Principal Settlement Procedures before the Default Period.

(a) On each Payment Date before the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Principal Collections Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1) to pay amounts due under Section 2.7(1) through (4), to the extent not paid thereunder;

(2) (i) prior to the end of the Reinvestment Period, at the discretion of the Collateral Manager, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Unfunded Exposure Equity Amounts and (ii) after the Reinvestment Period but before the Default Period, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Exposure Amounts;

(3) prior to the end of the Reinvestment Period, to each Lender Agent for the account of the applicable Lender, an amount necessary to satisfy any Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding hereunder;

(4) after the Reinvestment Period, to pay the Advances Outstanding and any accrued and unpaid Prepayment Penalty until paid in full, pro rata in accordance with the amount of Advances Outstanding hereunder;

(5) to the extent not paid pursuant to Section 2.7(7), to the Equityholder to make any applicable Permitted RIC Distribution;

(6) to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to Section 2.8(a)(1)); and

(7) if an Unmatured Termination Event has occurred and is continuing, to remain in the Principal Collection Account or otherwise, any remaining amounts shall be distributed to the Borrower (or its designee).

(b) On the terms and conditions hereinafter set forth, from time to time during the Reinvestment Period, the Collateral Manager may, to the extent of any Principal Collections on deposit in the Principal Collections Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans; provided that, the following conditions are satisfied:

(1) all conditions precedent set forth in Section 3.2(b) have been satisfied;

(2) the Borrower or the Collateral Manager provides same day written notice to the Administrative Agent and the Collateral Agent by email (to be received no later than 1:30 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(3) the notice required in clause (2) above shall be accompanied by a Reinvestment Notice in the form of Exhibit A-3, a Loan Tape and a Borrowing Base Certificate, each executed by the Borrower and the Collateral Manager;

(4) the Collateral Agent provides to the Administrative Agent by email (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(5) upon the satisfaction of the conditions set forth in clauses (1) through (4) of this Section 2.8(b) (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collections Account to the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collections Account on such day; or

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b).

Section 2.9. Settlement Procedures during the Default Period.

On each Payment Date during the Default Period, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the Collateral Management Report (and the Collateral Agent shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Collateral Management Report) to the following Persons, the following amounts in the following order of priority:

(1) pari passu to (a) the Collateral Agent and the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Agent and Portfolio Administration Fee; provided that, indemnity amounts payable to the Collateral Agent and the Collateral Custodian pursuant to this clause (1)(a) (and Section 2.7(1)(a) and Section 2.8(a)(1), if applicable) shall not, collectively, exceed $100,000 per annum and (b) any Person, in an amount equal to any accrued and unpaid Delaware Expenses owing thereto; provided that, expenses payable to such Person pursuant to this clause (1)(b) (and Section 2.7(1)(b) and Section 2.8(a)(1), if applicable) shall not, collectively, exceed $35,000 per annum;

(2) to or at the direction of the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees to the end of the related Collection Period;

(3) pro rata in accordance with the amounts due under this clause, to each Lender Agent, in an amount equal to any accrued and unpaid Interest, Facility Margin, Commitment Fee and Breakage Costs;

(4) pro rata in accordance with the amounts due under this clause, to each Lender Agent for the account of the applicable Lender, and the Administrative Agent, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(5) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the aggregate of all Exposure Amounts;

(6) to pay the Advances Outstanding until paid in full;

(7) after the BDC Election Date, to the Equityholder to make any applicable Permitted RIC Distribution;

(8) to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder not previously paid pursuant to clauses (1) and (4) of Section 2.9); and

(9) any remaining amounts shall be distributed to the Borrower.

Section 2.10. Collections and Allocations.

(a) Collections. The Collateral Manager shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the Collection Account by the close of business on the second (2nd) Business Day after such Collections are received. The Collateral Manager may, on any date, direct the conversion of funds on deposit in the Collection Accounts into Dollars using the foreign currency-dollar spot rate for the applicable Eligible Currency. Such converted funds shall then be transferred into the applicable Collection Account. Upon the transfer of Collections to the Collection Account, the Collateral Manager shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collections Account and the Interest Collections Account, respectively. The Collateral Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collections Account and the Interest Collections Account on each Reporting Date in the Collateral Management Report delivered pursuant to Section 6.8(b).

(b) Excluded Amounts. With the prior written consent of the Administrative Agent, the Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Lender Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and each Lender Agent.

(c) Initial Deposits. On the Funding Date with respect to any Loan, the Collateral Manager will deposit into the Collection Account all Collections received in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.

(d) Investment of Funds. Until the occurrence of a Termination Event and no later than one Business Day following the Closing Date, to the extent there are uninvested amounts deposited in the Collection Account (other than the CAD Collection Account which shall remain uninvested), all such amounts shall be invested in Permitted Investments selected and directed by the Collateral Manager or the Borrower (which may be by a standing order); from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected and directed by the Administrative Agent. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.7, Section 2.8 and Section 2.9. In the absence of any investment direction or selection of investments by the Collateral Manager or the Administrative Agent, as applicable, such amounts in the Collection Account shall remain uninvested.

Section 2.11. Payments, Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States or in such other Eligible Currency in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower or the Collateral Manager, as applicable, shall, to the extent permitted by law (in the case of the Borrower, pursuant to Sections 2.7, 2.8, and 2.9), pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 4.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at the Interest Rate), payable on demand; provided that, such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. Any Aggregate Unpaids hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to(x) the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable or (y) Daily Simple CORRA, which shall be based on a year consisting of 365 days) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.7(4) and Section 2.8(a)(1), such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.11(a) until repaid in full.

(c) If any Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Lender Agents, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable and documented out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.12. Collateral Assignment of Agreements.

The Borrower hereby assigns to the Collateral Agent, for the benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Underlying Instruments related to each Loan, all other agreements, documents and instruments evidencing, securing or guaranteeing any Loan and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). The Borrower confirms that until the Collection Date the Collateral Agent, on behalf of the Secured Parties, shall have the sole right to enforce the Borrower’s rights and remedies under any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13. Fees.

(a) Commitment Fee. On each applicable Payment Date, the Borrower shall pay, in accordance with Sections 2.7, 2.8 and 2.9, pro rata to the Administrative Agent, for the benefit of each Lender, a commitment fee (the “Commitment Fee”) payable in arrears for each Collection Period, equal to the sum of the products for each day during such Collection Period of (i) one divided by 360, (ii) the applicable Commitment Fee Rate (as defined below), and (iii) (x) the aggregate Commitments minus (y) the Advances Outstanding on such day (such amount, the “Unused Portion”) minus (z) the Outstanding Amount of Swingline Advances; provided that, only for the purpose of calculating the commitment fee payable to the Swingline Lender, Swingline Advances shall constitute a usage of the Swingline Lender’s Commitment. The Commitment Fee Rate (the “Commitment Fee Rate”) shall be as follows:

Time Period	Commitment Fee Rate
From and including the Closing Date to and including the date that is three months following the Closing Date	0.25% for any Unused Portion

From and excluding the date that is three months following the Closing Date to and including the date that is nine months following the Closing Date	0.50% for any Unused Portion

From and excluding the date that is nine months following the Closing Date	0.50% for any Unused Portion up to or equal to 40% of the then current Facility Amount and 1.75% for any Unused Portion in excess of 40% of the then current Facility Amount

(b) Facility Margin. On each Payment Date, the Borrower shall pay, in accordance with Sections 2.7, 2.8 and 2.9, pro rata to the Administrative Agent, for the benefit of each Lender, a facility margin (the “Facility Margin”) payable in arrears for each Collection Period equal to the sum of the products for each day during such Collection Period of (a) one divided by 360, (b) the applicable Facility Margin Rate (as defined below) for Advances (or portions thereof) funded at the applicable Interest Rate and (c) the Advances Outstanding on such date funded at the Interest Rate. The facility margin rate (the “Facility Margin Rate”) shall be equal to 2.15% per annum (provided that, at any time during the Default Period, the applicable Facility Margin Rate shall be equal to 4.15% per annum for all Advances).

(c) The Collateral Manager shall be entitled to the Collateral Management Fee in accordance with Section 2.7(2), Section 2.8(a)(1) and Section 2.9(2), as applicable.

(d) The Collateral Agent and the Collateral Custodian shall be entitled to receive the Collateral Agent and Portfolio Administration Fee in accordance with Section 2.7(1), Section 2.8(a)(1) and Section 2.9(1), as applicable.

(e) The Borrower shall pay to Cadwalader, Wickersham & Taft LLP, as counsel to the Administrative Agent, its reasonable fees and out-of-pocket expenses that are required to be paid by the Borrower hereunder within thirty (30) Business Days after receiving an invoice for such amounts.

Section 2.14. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (other than any Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations or its deposits, reserves, other liabilities or capital thereto; (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the security interest in the Collateral conveyed to the Lenders hereunder or any Affected

Party’s rights hereunder or under any other Transaction Document or any Liquidity Agreement, the result of which is to increase the cost (other than Taxes) to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement (other than a reduction caused by Taxes), under any other Transaction Document or any Liquidity Agreement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such increased costs or reduced payments.

(b) If either (i) the introduction of or any change following the Closing Date in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 (and/or any amendment or supplement thereto or to Statement of Financial Accounting Standards No. 140) by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Equityholder, the Borrower or any Lender with the assets and liabilities of the Administrative Agent, any Lender Agent, any Lender or any Liquidity Bank or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.14.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.14, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.14, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.14 shall submit to the Collateral Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Disruption Event as described in clause (a) of the definition of “Disruption Event” with respect to any Lender has occurred and is continuing, the applicable Lender Agent shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the Benchmark for such Eligible Currency shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation; provided that each Affected Party will notify the Borrower promptly after it has received official notice of any event occurring after the Closing Date which will entitle such Affected Party to such additional amounts as compensation pursuant to this Section 2.14. Such additional amounts shall accrue from the date as to which such Affected Party becomes subject to such additional costs as a result of such event.

(g) Notwithstanding anything to the contrary herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law for purposes of clause (a) above, regardless of the date enacted, adopted or issued.

Section 2.15. Taxes.

(a) All payments made by the Borrower or made by the Collateral Manager on behalf of the Borrower under this Agreement will be made without deduction or withholding for any Taxes, except as required by Applicable Law. If, in accordance with Applicable Law (as determined in the good faith discretion of the Borrower), any Taxes are required to be withheld from any amounts payable to any Secured Party, then the Borrower or the Collateral Manager on behalf of the Borrower shall be entitled to withhold or deduct the full amount required to be so withheld or deducted and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for any Indemnified Taxes (including, without limitation, any Indemnified Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Collateral Manager under this Agreement will not, however, apply with respect to (1) Taxes imposed on or measured by net income (however denominated), franchise Taxes, or branch profits Taxes, in each case imposed on any Secured Party by a taxing jurisdiction (x) in which any such Person is organized, as a result of having its principal office in, or in which its applicable lending office is located or (y) as a result of a present or former connection between such Secured Party and the relevant jurisdiction imposing such Tax (other than any such connection arising from such Secured Party having executed, delivered or performed its obligations or received a payment under, perfected a security interest under this Agreement, engaged in any other transaction pursuant to this Agreement, sold or assigned its interest, or enforced this Agreement); (2) with respect to a Lender, any U.S. federal withholding tax that is imposed on amounts payable such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Secured Party was otherwise entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower or the Collateral Manager with respect to such withholding Tax pursuant to this Section 2.15; (3) any Tax is attributable to a Secured Party’s failure to comply with Sections 2.15(d), (e), (f) and (g); and (4) any Tax that is imposed under FATCA (collectively, “Excluded Taxes”).

(b) The Borrower will indemnify from funds available to it pursuant to Sections 2.7, 2.8 and 2.9 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Collateral Manager, on behalf of the Borrower, will indemnify) each Secured Party within ten (10) days after demand therefor, for the full amount of (i) any Indemnified Taxes that are payable or paid by such Secured Party, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; (ii) any unpaid Additional Amount that is required to be paid pursuant to Section 2.15(a); and (iii) any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error.

(c) Within thirty (30) days after the date of any payment by the Borrower or by the Collateral Manager on behalf of the Borrower of any Indemnified Taxes, the Borrower or the Collateral Manager, as applicable, will furnish to the Administrative Agent and the Lender Agents in accordance with Section 13.2, appropriate evidence of payment thereof.

(d) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower, with a copy to the Administrative Agent and Collateral Agent, at the time or times reasonably requested by the Borrower, the Administrative Agent, or the Collateral Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Administrative Agent, or the Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Secured Party, if reasonably requested by the Borrower, the Administrative Agent, or the Collateral Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Administrative Agent, or the Collateral Agent as will enable the Borrower, the Administrative Agent, or the Collateral Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(e), (f), and (g) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(e) To the extent legally entitled to do so under Applicable Law, each Secured Party that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower, with a copy to the Administrative Agent and the Collateral Agent, at the time it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Administrative Agent, or the Collateral Agent), two (or such other number as may from time to time be prescribed by Applicable Law) properly completed and duly executed copies of IRS Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, as appropriate (or any successor or other applicable form prescribed by the IRS), to permit the Borrower or the Collateral Manager to make payments hereunder for the account of such Secured Party without deduction or withholding of United States federal income or similar Taxes. Upon the obsolescence of, or after the occurrence of any event or circumstance requiring a change in, any form or certificate previously delivered pursuant to this Section 2.15(e), such Secured Party shall promptly update such form or certificate and deliver properly completed and duly executed new certificates to the Borrower, the Administrative Agent, and the Collateral Agent, or promptly notify the Borrower, the Administrative Agent, and the Collateral Agent in writing of its legal inability to do so.

(f) Each Secured Party that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower, with a copy to the Administrative Agent and Collateral Agent, at the time it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Administrative Agent, and the Collateral Agent), two (or such other number as may from time to time be prescribed by Applicable Law) properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form prescribed by the IRS) to permit the Borrower or the Collateral Manager to make payments hereunder for the account of such Secured Party without deduction or withholding of United States federal backup withholding Taxes. Upon the obsolescence of or after the occurrence of any event or circumstance requiring a change in any form or certificate previously delivered pursuant to this Section 2.15(f), such Secured Party shall promptly update such form or certificate and deliver properly completed and duly executed new certificates to the Borrower, the Administrative Agent, and the Collateral Agent, or promptly notify the Borrower, the Administrative Agent, and the Collateral Agent in writing of its legal inability to do so.

(g) If a payment made to a Secured Party under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower, the Administrative Agent, and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Administrative Agent, and the Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent, and the Collateral Agent as may be necessary for the Borrower, the Administrative Agent, and the Collateral Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) If any Indemnified Party determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or the Collateral Manager pursuant to this Section 2.15, it shall promptly remit the portion of such refund to the Borrower or the Collateral Manager that it determines in its sole discretion, exercised in good faith, will leave it in no worse after-Tax position (taking into account all out-of-pocket expenses of the Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) than it would have been in if the taxes giving rise to such refund had never been imposed in the first instance; provided that, the Borrower or the Collateral Manager, upon the request of the Indemnified Party, agree promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority (including any interest or penalties). Nothing in this Section 2.15(h) shall interfere with the right of an Indemnified Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Indemnified Party to claim any tax refund or to make available its tax returns or other confidential information or disclose any information relating to its tax affairs or any computations in respect thereof or require any Indemnified Party to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(i) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(j) Without prejudice to the survival of any other agreement of the Parties hereunder, the agreements and obligations of the Parties contained in this Section 2.15 shall survive the termination of this Agreement.

Section 2.16. Affiliate Transactions.

The Collateral Manager (or an Affiliate thereof) shall not reacquire from the Borrower and, other than pursuant to a Permitted Securitization, a Permitted Refinancing, a Discretionary Sale or the distribution of a Lien Release Dividend, the Borrower shall not transfer to the Collateral Manager or to Affiliates of the Collateral Manager, and none of the Collateral Manager nor any Affiliates thereof will have a right or ability to purchase, the Loans without the prior written consent of the Administrative Agent.

Section 2.17. Substitution and Transfer of Loans.

(a) Substitution of Loans. On any day prior to the occurrence of a Termination Event (and after the earlier to occur of the Reinvestment Period End Date or the Termination Date at the sole discretion of the Administrative Agent), the Borrower may, subject to the conditions set forth in this Section 2.17 and subject to the other restrictions contained herein, replace any Loan with one or more Eligible Loans (each, a “Substitute Loan”); provided that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (as certified in writing to the Administrative Agent and the Collateral Agent by the Borrower):

(i) the Borrower or Collateral Manager has recommended to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) in writing that the Loan to be replaced should be replaced (each a “Replaced Loan”);

(ii) each Substitute Loan is an Eligible Loan on the date of substitution;

(iii) after giving effect to any such substitution, the Availability is greater than or equal to $0;

(iv) solely in the case of substitutions pursuant to Section 2.17(b), the sum of the Adjusted Balances of such Substitute Loans shall be equal to or greater than the sum of the Adjusted Balances of the Replaced Loans;

(v) all representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect or any similar term, in all respects) as of the date of substitution of any such Substitute Loan (except to the extent relating to an earlier date);

(vi) the inclusion of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(vii) the sum of the OLB of the Loan(s) which are the subject of the proposed substitution on the Substitution Date, together with the sum of the OLB of the Loan(s) substituted in the preceding 12 month period (or such lesser number of months as shall have elapsed as of such date), shall not exceed 15% (or such higher percentage as the Administrative Agent may agree to in its sole discretion) of the Facility Amount; provided that (i) Loans substituted for Warranty Loans and (ii) Loans(s) substituted to cure a Borrowing Base Deficiency shall be excluded from the aforementioned limitation in this clause (vii);

(viii) each Loan that is replaced pursuant to the terms of this Section 2.17 shall be substituted only with another Loan that meets the foregoing conditions;

(ix) in the selection of each Replaced Loan or each Substitute Loan, no selection procedures were employed which are intended to be adverse to the interests of the Administrative Agent, the Lender Agents, the Collateral Agent or the Secured Parties;

(x) the Borrower shall agree to pay the reasonable and documented legal fees and expenses of the Administrative Agent, the Collateral Agent, each Lender Agent, the Collateral Custodian and the other Secured Parties in connection with any such substitution (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan in connection with such sale, substitution or repurchase);

(xi) the Borrower shall give five (5) Business Days’ notice of such substitution to the Administrative Agent; and

(xii) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution.

In addition, the Borrower shall in connection with such substitution deliver to the Collateral Custodian the related Required Loan Documents. On the date any such substitution is completed (the “Substitution Date”), the Collateral Agent, for the benefit of the Secured Parties, shall, automatically and without further action, release and transfer to the Borrower, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.

(b) Transfer or Substitution of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than ten (10) Business Days following the earlier of knowledge by the Borrower of such Loan becoming a Warranty Loan or receipt by the Borrower from the Administrative Agent or the Collateral Manager of written notice thereof, the Borrower shall:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.7, Section 2.8 or Section 2.9, as applicable) in immediately available funds in an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of such Warranty Loan pursuant to this Section 2.17, the Availability will be equal to or greater than $0 plus (b) any expenses or fees with respect to such Loan and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan of any predatory or abusive lending law which is an Applicable Law (collectively, the “Retransfer Price”); provided that, the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; provided further that, no such repayment shall be required to be made with respect to such Warranty Loan (and such Loan shall cease to be a Warranty Loan) if the Administrative Agent determines in its sole discretion that such Warranty Loan can be (and such Warranty Loan is) cured or brought into compliance, as applicable, on or before the expiration of such ten (10) Business Day period; or

(ii) with the prior written consent of the Administrative Agent, subject to the satisfaction of the conditions in Section 2.17(a), substitute for such Warranty Loan a Substitute Loan; or

(iii) sell such Warranty Loan in accordance with the provisions set forth in Section 2.19.

The Borrowing Base shall be reduced by the Adjusted Balance of each such Warranty Loan and, if applicable, increased by the Adjusted Balance of each Substitute Loan that is replacing a Warranty Loan. Upon confirmation of the deposit of such Retransfer Price or proceeds from such Discretionary Sale into the Collection Account or the delivery by the Borrower of a Substitute Loan for each Warranty Loan (the date of such confirmation or delivery, the “Retransfer Date”), such Warranty Loan shall be removed from the Collateral and, as applicable, the Substitute Loan shall be included in the Collateral. On the Retransfer Date of each Warranty Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower (or the Collateral Manager, as applicable), without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Loan, and Recoveries relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Borrower to effect the transfer of such Warranty Loan pursuant to this Section 2.17.

Section 2.18. Optional Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer and assignment of all or a portion of the Loans, as the case may be in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Collateral Manager, on behalf of the Borrower, shall have given the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) at least ten (10) Business Days’ prior written notice of its intent to effect an Optional Sale in connection with a Permitted Securitization or a Permitted Refinancing, and the Administrative Agent shall have delivered to the Borrower its prior written consent (in its sole discretion) to such Optional Sale, unless such ten (10) Business Days’ notice requirement is waived or reduced by the Administrative Agent; provided that, no such consent will be required for any Optional Sale (other than an Optional Sale in connection with a Permitted Securitization) of any Loan at a price equal to or greater than the Adjusted Balance of such Loan as of the date of the Optional Sale;

(ii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Collateral Management Report), the Collateral Manager, on behalf of the Borrower, shall deliver to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Collateral Manager) that the Borrower shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the Proceeds of dispositions of the Loans to repay all or a portion of the Aggregate Unpaids;

(iii) After giving effect to the Optional Sale and the assignment by the Borrower of all or a portion of the Loans, as the case may be, on any Optional Sale Date, (a) the Availability shall be greater than or equal to $0, (b) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 hereof shall continue to be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect or any similar term, in all respects), except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted from the Optional Sale;

(iv) On the related Optional Sale Date, the Administrative Agent, each Lender Agent, on behalf of the applicable Lender, the Collateral Custodian and the Collateral Agent, as applicable, shall have received, as applicable, in immediately available funds, an amount sufficient to reduce the Advances Outstanding in accordance with Section 2.3(b);

(v) On or prior to each Optional Sale Date, the Collateral Manager, on behalf of the Borrower, shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale; and

(vi) In the selection of the Loans to be sold and assigned pursuant to such Optional Sale, no selection procedures were employed which are intended to be adverse to the interests of the Administrative Agent, the Lender Agents, the Collateral Agent or the Secured Parties.

(b) In connection with any Optional Sale, following receipt by the Administrative Agent, the Collateral Agent, the Lender Agents, the Lenders, the Collateral Custodian and the Secured Parties, as applicable, of the amounts referred to in clause (a)(iv) above, there shall be transferred and assigned to or at the direction of the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the portion of the Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (ii) and (iii) above).

(c) The Borrower hereby agrees to pay the reasonable and documented legal fees and expenses of the Administrative Agent, the Collateral Agent, each Lender Agent, the Collateral Custodian and the other Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Collateral in connection with such Optional Sale).

(d) In connection with any Optional Sale, on the related Optional Sale Date, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of and at the direction of the Borrower (i) execute such instruments of release in favor of or at the direction of the Borrower with respect to the portion of the Collateral to be retransferred to, or at the direction of, the Borrower, as the Borrower may reasonably request (in recordable form if necessary), (ii) deliver any portion of the Collateral to be retransferred to or at the direction of the Borrower in its possession to or at the direction of the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent, on behalf of the Secured Parties, on the portion of the Collateral to be retransferred to or at the direction of the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

Section 2.19. Discretionary Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer and assignment to (x) an Affiliate of the Borrower, Collateral Manager or Equityholder for an amount not less than the higher of (i) the fair market value and (ii) the related Adjusted Balance or (y) any other Person, in each case on an arms-length basis by the Borrower of, and the release of any related Lien by the Collateral Agent over, one or more Loans (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least two (2) Business Days prior to each Discretionary Sale Date, the Collateral Manager, on behalf of the Borrower, shall have given the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Loans, or portions thereof, to be sold and assigned pursuant to such Discretionary Sale, and a revised Borrowing Base Certificate; provided that, prior written consent of Administrative Agent, in its sole discretion, will be required for any Discretionary Sale of any Loan at a price less than the Adjusted Balance of such Loan as of the date of the Discretionary Sale; provided, further that no such Discretionary Sale Notice shall be required for the sale of any Loan from the Borrower to affiliates of the Audax Private Debt Entities, or in connection with a primary syndication of a Loan;

(ii) Any Discretionary Sale shall be made in a transaction (i) in accordance with the Collateral Management Standard and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan);

(iii) The Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Agent) a completed Borrowing Base Certificate and other evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date, in which case there must be sufficient Available Funds to effect the contemplated Discretionary Sale in accordance with the terms of this Agreement);

(iv) After giving effect to the Discretionary Sale and the assignment by the Borrower of the Collateral on any Discretionary Sale Date, (a) the Availability is greater than or equal to zero, (b) the representations and warranties contained in Section 4.1, 4.2 and 4.3 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(v) On the related Discretionary Sale Date, the Administrative Agent, each Lender Agent, on behalf of the applicable Lender, the Collateral Custodian and the Collateral Agent, as applicable, shall have received, as applicable, in immediately available funds, an amount sufficient to reduce the Advances Outstanding in accordance with Section 2.3(b);

(vi) The OLB of the Loan(s) which are the subject of the proposed Discretionary Sale, together with the OLB of the Loan(s) sold in all other Discretionary Sales made in the preceding 12 month period (or such lesser number of months as shall have elapsed as of such date), shall not exceed 25% (or such higher percentage as the Administrative Agent may agree to in its sole discretion) of the Facility Amount; and

(vii) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account.

(b) In connection with any Discretionary Sale, following receipt by the Administrative Agent, the Collateral Agent, the Lender Agents, the Lenders, the Collateral Custodian and the Secured Parties, as applicable, of the amounts referred to in clause (v) above, there shall be transferred and assigned to or at the direction of the Borrower (for further sale to a third party unaffiliated with the Borrower, the Equityholder or the Collateral Manager) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii) and (iv) above).

(c) The Borrower hereby agrees to pay the reasonable and documented legal fees and expenses of the Administrative Agent, the Collateral Agent, each Lender Agent, the Collateral Custodian and the other Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to, or at the direction of, the Borrower, in recordable form if necessary, as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to, or at the direction of, the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Agent to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent, on behalf of the Secured Parties on the portion of the Collateral to be retransferred to, or at the direction of, the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

(e) Notwithstanding any provision contained in this Agreement to the contrary, if no Termination Event has occurred and no Unmatured Termination Event exists, on a Lien Release Dividend Date, the Borrower may distribute to the Equityholder any Loan that was transferred by the Equityholder to the Borrower, or any portion thereof (each, a “Lien Release Dividend”), subject to the following terms and conditions, the satisfaction of which shall have been certified by the Borrower to the Administrative Agent, the Collateral Agent and the Collateral Custodian (upon which all such recipients may conclusively rely):

(i) The Borrower shall have given the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, at least five (5) Business Days prior written notice of its intent to effect a Lien Release Dividend, in the form of Exhibit M hereto (a “Notice and Request for Consent”), and the Administrative Agent shall have delivered to the Borrower prior written consent, which consent shall be given in the sole and absolute discretion of the Administrative Agent; provided that, if the Administrative Agent shall not have responded to the Notice and Request for Consent by 11:00 a.m. on the day that is one (1) Business Day prior to the proposed Lien Release Dividend Date, the Administrative Agent shall be deemed not to have given its consent;

(ii) On any Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;

(iii) After giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Borrowing Base Deficiency, Termination Event or Unmatured Termination Event shall exist, (B) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Loan remaining as part of the Collateral after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Required Loan Documents and (E) there shall have been no material adverse change as to the Collateral Manager or the Borrower;

(iv) Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (x) insolvent, (y) with insufficient funds to pay its obligations as and when they become due or (z) with inadequate capital for its present and anticipated business and transactions;

(v) On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Administrative Agent, with a copy to the Collateral Agent and the Collateral Custodian, a list specifying all Loans or portions thereof to be transferred pursuant to such Lien Release Dividend and the Administrative Agent shall have approved same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vi) A portion of a Loan may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Loan remaining as a part of the Collateral, any other aspect of the Collateral, the Lenders, the Administrative Agent or any other Secured Party and (B) a new promissory note (other than with respect to a Noteless Loan) for the portion of the Loan remaining as a part of the Collateral has been executed, and the original thereof has been endorsed to the Collateral Agent and delivered to the Collateral Custodian;

(vii) Each Loan, or portion thereof, as applicable, shall be transferred at a value equal to the outstanding principal balance thereof, exclusive of any accrued and unpaid interest or PIK Interest thereon;

(viii) The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Administrative Agent, the Lenders, the Collateral Agent and/or the Collateral Custodian, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date with respect to the Loans, or portions thereof, to be transferred pursuant to such Lien Release Dividend and incurred in connection with the transfer of such Loans pursuant to such Lien Release Dividend; and

(ix) The Borrower shall pay the reasonable legal fees and expenses of the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Custodian in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loans in connection with such Lien Release Dividend).

Section 2.20. Instructions to the Collateral Agent.

All instructions and directions given to the Collateral Agent by the Collateral Manager, the Borrower or the Administrative Agent pursuant to Sections 2.7, 2.8 and 2.9 shall be in writing (including instructions and directions transmitted to the Collateral Agent by facsimile or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Sections 2.7, 2.8 and 2.9. The Collateral Manager and the Borrower shall immediately transmit to the Administrative Agent by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by such party pursuant to Sections 2.7, 2.8 and 2.9. The Administrative Agent shall promptly transmit to the Collateral Manager and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent by the Administrative Agent, pursuant to Sections 2.7, 2.8 and 2.9. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Collateral Manager under Sections 2.7, 2.8 and 2.9 or otherwise pursuant to this Agreement, or upon their respective instructions, the Administrative Agent shall so notify the Borrower, the Collateral Manager and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within five (5) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received from the Administrative Agent, the Collateral Agent shall rely on and follow the instructions given by the Administrative Agent.

Section 2.21. Refunding of Swingline Advances.

(a) Each Swingline Advance shall be refunded by the Lenders on the second (2nd) Business Day following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Pro Rata Share of Advances as required to repay Swingline Advances outstanding to the Swingline Lender no later than 12:00 noon on the applicable Swingline Refund Date.

(b) The Borrower shall pay to the Swingline Lender, within two (2) Business Days of demand, the amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares.

(c) Each Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.2. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Advances pursuant to this Section, an Insolvency Event relating to the Borrower or the Collateral Manager shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(d) Notwithstanding anything to the contrary contained in this Section 2.21, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to any such Defaulting Lender.

Section 2.22. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.1.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Advance; fourth, as the Borrower may request (so long as no Unmatured Termination Event or Termination Event exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Termination Event or Termination Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Advances or funded participations in Swingline Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of, and funded participations in Swingline Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Swingline Advances owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances pursuant to Section 2.21, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender.

(iv) Following written demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall promptly prepay Swingline Advances in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (iii) above).

(v) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.22(a)(iii) above), whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. For the avoidance of doubt, no Breakage Costs shall be payable to any Lender under this Section 2.22(b).

Section 2.23. Mitigation Obligations; Replacement of Lender.

(a) Designation of a Different Lending Office. If any Lender (other than (i) the Administrative Agent or (ii) any Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent) requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender (other than (i) the Administrative Agent or (ii) any Lender which is administered by the Administrative Agent or an Affiliate of the Administrative Agent) requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.23(a), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.16), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.15) and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.16;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III.

CONDITIONS TO CLOSING ADVANCES

Section 3.1. Conditions to Closing and Initial Advance.

No Lender shall be obligated to make any Advance hereunder on the occasion of the initial Advance, and the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent and the Collateral Custodian shall not be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied or waived in writing by the Administrative Agent (in each case in its sole and absolute discretion):

(a) This Agreement, the Contribution Agreement, the Securities Account Control Agreement, the Wells Fargo Fee Letter and the CA & CC Fee Letter shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Lender Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Lender Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Lender Agent;

(b) The Borrower shall have paid all fees required and documented to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and, without duplication of Section 2.13(e), shall have reimbursed the Lenders, the Administrative Agent and each Lender Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable and documented attorney fees and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent; provided that payment of such attorney fees and any other legal and document preparation costs shall not be due at Closing unless an invoice has been received by the Borrower two (2) Business Days in advance;

(c) Any and all information submitted pursuant to this Agreement and the other Transaction Documents to each Lender, Lender Agent and the Administrative Agent by the Borrower or the Collateral Manager or any of their Affiliates is true, accurate and complete in all material respects and not misleading in any material respect;

(d) Each Lender Agent shall have received (x) all documentation and other information requested by such Lender Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Equityholder and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to each Lender Agent and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(e) The results of each Lender’s financial, legal, tax and business due diligence relating to the Borrower, the Collateral Manager, the Equityholder, the Eligible Loans and the transactions contemplated hereunder are satisfactory to each Lender (which, for the avoidance of doubt, shall include the review of the Equityholder’s governing documents) (it being understood that this clause (e) shall be deemed satisfied upon the occurrence of the Closing Date);

(f) The Administrative Agent and each Lender Agent shall have received (i) satisfactory evidence that the Borrower, the Collateral Manager and the Equityholder have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Collateral Manager and the Equityholder in form and substance satisfactory to the Administrative Agent and each Lender Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent, each Lender Agent or any Secured Party against the Collateral Manager, the Borrower or the Equityholder for a breach of such Person’s representation or warranty that all such consents and approvals have, in fact, been obtained;

(g) The Borrower, the Collateral Manager and the Equityholder shall each be in compliance in all material respects with all Applicable Law and shall have delivered to the Collateral Agent, the Administrative Agent and each Lender Agent as to this and other closing matters a certification in the form of Exhibits E-1, E-2 and E-3, as applicable;

(h) The Borrower and the Collateral Manager shall have delivered to the Collateral Agent, the Administrative Agent and each Lender Agent duly executed powers of attorney in the form of Exhibits F-1 and F-2, as applicable;

(i) The Borrower and the Collateral Manager shall each have delivered to the Collateral Agent, the Administrative Agent and each Lender Agent a certificate as to solvency in the form of Exhibits D-1, D-2 and D-3, as applicable; and

(j) As of the Closing Date, the Equityholder has received Capital Commitments in an aggregate amount greater than or equal to $300,000,000.

By its execution and delivery of this Agreement, each of the Borrower and the Collateral Manager hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.1 have been satisfied; provided that, with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Collateral Manager), the foregoing certification is only to the knowledge of the Borrower and the Collateral Manager, as applicable, with respect to such consents or approvals.

Section 3.2. Conditions Precedent to All Advances.

(a) Each Advance and Swingline Advance under this Agreement, each reduction in Advances Outstanding pursuant to Section 2.3(b) and each reinvestment of Principal Collections pursuant to Section 2.8(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(i) with respect to any Advance and Swingline Advance, the Borrower or the Collateral Manager, as the case may be, shall have delivered a Borrowing Notice in the form of Exhibit A-1, a Borrowing Base Certificate, a Loan Tape, if applicable, a Collateral Management Report to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) and an Approval Notice (for any Loan added to the Collateral on the related Funding Date) in accordance with Section 2.2;

(ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.3(b), the Borrower or the Collateral Manager, as the case may be, shall have delivered to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian), one (1) Business Day prior to any reduction of Advances Outstanding a Repayment Notice in the form of Exhibit A-2 and a Borrowing Base Certificate;

(iii) with respect to any reinvestment of Principal Collections permitted by Section 2.8(b), the conditions set forth in Section 2.8(b) are satisfied; and

(b) On the date of such Transaction each of the following (and in the case of any reduction of Advances Outstanding, each of clauses (ii), (vii) and (ix) only) shall be true and correct and the Borrower and the Collateral Manager shall have certified in the related Borrowing Notice that all conditions precedent to the requested Advance have been satisfied and shall thereby be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect or any similar term, in all respects) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);

(ii) No event has occurred and is continuing, or would result from such Transaction or from the application of proceeds thereof, that constitutes a Termination Event or Unmatured Termination Event;

(iii) No event has occurred and is continuing, or would result from such Transaction or from the application of proceeds thereof, which constitutes a Collateral Manager Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Default;

(iv) Since the Closing Date, no material adverse change has occurred in the ability of the Collateral Manager or the Borrower to perform its obligations under any Transaction Document;

(v) No Liens (other than Permitted Liens) exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loans to be pledged on such Funding Date or the date of each reinvestment of Principal Collections in connection therewith;

(vi) All terms and conditions required to be satisfied in connection with the assignment of each Eligible Loan being pledged hereunder on such Funding Date (and the Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loans and the Related Security related thereto and the proceeds thereof shall have been made, taken or performed;

(vii) On and as of such day, after giving effect to such Transaction, the Availability shall be greater than or equal to $0;

(viii) On and as of such day, the Borrower and the Collateral Manager each has performed all of the covenants and agreements contained in this Agreement to be performed by such Person on or prior to such day;

(ix) No Applicable Law shall prohibit or enjoin the making of such Advance or Swingline Advance by any Lender, the proposed reduction of Advances Outstanding, the proposed reinvestment of Principal Collections or any other transaction contemplated herein;

(c) [Reserved];

(d) The Reinvestment Period End Date or the Termination Date shall not have occurred;

(e) [Reserved];

(f) The Borrower and Collateral Manager shall have delivered to the Administrative Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2;

(g) The Borrower shall have paid all fees required and documented to be paid as of such date, including all fees required hereunder and under the applicable Lender Fee Letters and, without duplication of Section 2.13(e), shall have reimbursed the Lenders, the Administrative Agent and each Lender Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent;

(h) In connection with Advances, Swingline Advances and reinvestments of Principal Collections, the Borrower shall have received a copy of an Approval Notice, executed by the Administrative Agent, evidencing the approval of the Administrative Agent, in its sole discretion in accordance with clause (a) of the definition of “Eligible Loan,” of the Loans to be added to the Collateral; and

(i) The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent certifying that each of the foregoing conditions precedent has been satisfied.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance or Swingline Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance or Swingline Advance, as applicable, and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the Advances or Swingline Advance made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3. Advances Do Not Constitute a Waiver.

No Advance or Swingline Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.

Section 3.4. Custodianship; Transfer of Loans and Permitted Investments.

(a) The Collateral Custodian shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the office of the Collateral Custodian in St. Paul, Minnesota at the address of the Collateral Custodian located at 1505 Energy Park Drive, St. Paul, MN 55108. Any successor Collateral Custodian shall be a state or national bank or trust company which is not an Affiliate of the Borrower and which is a Qualified Institution.

(b) Each time that the Borrower (or the Collateral Manager on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Collateral Manager on behalf of the Borrower), if such Loan or Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collection Account, cause the transfer of such Loan or Permitted Investment in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collateral Custodian to be held in the Collection Account (in the case of Permitted Investments) for the benefit of the Collateral Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The security interest of the Collateral Agent, on behalf of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent, for the benefit of the Secured Parties shall nevertheless come into existence and continue in the Loan or Permitted Investment so acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Loan or Permitted Investment.

(c) The Borrower (or the Collateral Manager on behalf of the Borrower) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit to the appropriate Account (in the case of Permitted Investments), in each case for the benefit of the Collateral Agent, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian for the benefit of the Collateral Agent by one of the following means (and shall take any and all other actions necessary to create in favor of the Collateral Agent a valid, perfected, first priority security interest in each Loan and Permitted Investment granted to the Collateral Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian in St. Paul, Minnesota and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent) continuous possession of such Instrument or Security Certificate in St. Paul, Minnesota;

(ii) in the case of an Uncertificated Security that is not credited to an Account, by (A) causing the Collateral Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing the Collateral Agent to have control over such Security Entitlement pursuant to the Securities Account Control Agreement; and

(iv) in the case of general intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware (it being agreed that an “all assets” financing statement will be sufficiently descriptive for this clause (iv)).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of each Measurement Date (exclusive of clauses (vi) and (vii) therein), and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. The Borrower has been duly formed, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business as a limited liability company, is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the pledge and assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s organizational documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or Borrower’s properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) [Reserved].

(i) Selection Procedures. In selecting the Loans to be pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(j) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(k) Pledge of Collateral. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the pledge of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(l) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(m) Taxes. The Borrower has filed or caused to be filed all material Tax returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property, except Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower. No Tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee, assessment or other charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U. No proceeds from the Advances will be used to purchase Loans from a broker-dealer Affiliate of any Lender identified in writing to the Borrower.

(o) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments,” “security entitlements,” “general intangibles,” “tangible chattel paper,” “accounts,” “certificated securities,” “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.1(o);

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Administrative

Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a notice of exclusive control under the Securities Account Control Agreement by the Collateral Agent (acting at the direction of the Administrative Agent) following a Termination Event, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Loans hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loans in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the closing of a Permitted Securitization or a Permitted Refinancing contemplated by Section 2.18, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or Tax lien filings (other than any Permitted Lien) against the Borrower;

(ix) all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of the Collateral Agent, for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian on behalf of the Collateral Agent, for the benefit of the Secured Parties, and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such Certificated Security; and

(xiii) with respect to Collateral that constitutes an Uncertificated Security that is not credited to an Account, the Borrower has caused the issuer of such Uncertificated Security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such Uncertificated Security.

(p) Reports Accurate. All Collateral Manager’s Certificates or Collateral Management Reports (if prepared by the Borrower or to the extent that information contained therein is supplied by the Borrower) and Borrowing Notices, Reinvestment Notices, Repayment Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports (exclusive of any projections) furnished by the Borrower to the Administrative Agent, the Collateral Agent, each Lender Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects and no such Collateral Manager’s Certificate, Collateral Management Report, Borrowing Notice, Reinvestment Notices, Repayment Notice, Borrowing Base Certificate or other written or electronic information, exhibit, financial statement, document, book, record or report (exclusive of any projections) omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Loan, such information need only be true, complete and correct in all material respects to the knowledge of the Borrower; provided further that, the foregoing proviso shall not apply to any information presented in a Collateral Manager’s Certificate, Collateral Management Report, Borrowing Notice, Reinvestment Notices, Repayment Notice or Borrowing Base Certificate.

(q) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is the State of Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit E-1. The Borrower has not changed its name (whether by amendment of its organizational documents, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date.

(r) Collection Account. The Collection Account is the only account to which Collections on the Collateral are sent. The Borrower has not granted any Person other than the Collateral Agent, for the benefit of the Secured Parties, an interest in the Collection Account.

(s) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(t) Value Given. The Borrower shall have given reasonably equivalent value to the Contributor or third party seller of Collateral in consideration for the transfer to the Borrower of the Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Accounting. The Borrower accounts for its interests in the Collateral as assets on its balance sheet for financial accounting purposes, in each case consistent with GAAP and with the requirements set forth therein.

(v) Special Purpose Entity. The Borrower acknowledges that the Administrative Agent, the Lender Agents and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from the Equityholder. Therefore, since the date of the Borrower’s formation and from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps to maintain the Borrower’s separate legal identity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Equityholder and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, since its formation, the Borrower has not and the Borrower will not hold itself out to third parties as liable for the debts of the Equityholder. In addition, since its formation, the Borrower has and shall:

(i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware limited liability company in good standing and its rights (charter and statutory) and franchises, obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Borrower Operating Agreement and any agreement to which the Borrower is a party, and observe all applicable procedures and provisions required by the Borrower Operating Agreement and the laws of the State of Delaware;

(ii) not amend, alter, waive, change or repeal (A) its certificate of formation; (B) certain definitions specified in the Borrower Operating Agreement; or (C) certain sections specified in the Borrower Operating Agreement without the written consent of the Independent Manager (and, if a modification or amendment would cause the Borrower Operating Agreement to be inconsistent with this Agreement, the consent of the Administrative Agent);

(iii) maintain its own bank accounts and correct and complete financial and other entity records, accounts and books of account separate and distinct from those of any other Person, not commingle its records, accounts, books of account, bank accounts and other assets with the organizational or other records, accounts, books of account, bank accounts or other assets of any other Person and cause such records, accounts, books of account and bank accounts to reflect the separate existence of the Borrower;

(iv) act solely in its own name and through its duly authorized member, special member, Collateral Manager, Independent Manager, officers or agents in the conduct of its business, prepare all of its correspondence in the Borrower’s name, hold itself out to the public as a legal entity separate and distinct from any other Person, conduct its business solely in its own name so as not to mislead others as to the identity of the entity with which they are concerned, correct any misunderstanding regarding its separate identity known to the Borrower or its members, Collateral Manager or special member, refrain from engaging in any activity that compromises the separate legal identity of the Borrower, and strictly comply with all organizational and statutory formalities to maintain its separate existence;

(v) hold such meetings (or act by written action in lieu of meetings) and take such actions as may be necessary to authorize each of its material actions as may be required by applicable law, the Borrower Operating Agreement, this Agreement and any other agreement to which the Borrower is a party and shall maintain any of its minutes or written consents of such actions separate from any other Person;

(vi) file or cause to be filed its own tax and information returns separate from those of any other Person, if any, as may be required of the Borrower under applicable federal, state and local law, and pay any taxes solely out of its own funds so required to be paid under applicable law from its own assets;

(vii) not commingle its funds or assets with the funds or assets of any other Person;

(viii) segregate and separately maintain (or cause to be maintained) its funds and assets as identifiable funds and assets held in its name (except, with respect to holding funds or assets in its name, to the extent that such funds or assets are required under this Agreement to be held in an account in the name of a servicer, custodian or trustee) and with its own tax identification number, if any, in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual funds and assets from the funds and assets of any other Person, which funds and assets shall at all times be held by or on behalf of the Borrower and used only for the business of the Borrower;

(ix) cause (A) the consolidated or combined financial statements, if any, which consolidate or combine the assets and earnings of the Equityholder or Affiliate of the Equityholder or the Borrower with those of the Borrower to contain a footnote indicating the separate existence of the Borrower and its assets and liabilities, including that the assets are owned by the Borrower and that the assets and liabilities of the Borrower are being included only to comply with generally accepted accounting principles, and (B) not permit the consolidated or combined financial statements, if any, which consolidate or combine the assets and earnings of the Equityholder or Affiliate of the Equityholder or the Borrower with those of the Borrower to state that the assets of the Borrower are or will be available to creditors of the Equityholder or any Affiliate of the Equityholder (other than the Borrower) or the Borrower and shall maintain its own separate balance sheet;

(x) maintain an arm’s-length relationship with each of its Affiliates and the Equityholder, the special member, the Collateral Manager, the Independent Manager and their respective Affiliates, not enter into any transaction, contract or agreement or amendment thereof with any of its Affiliates or the Equityholder, the special member, the Collateral Manager, the Independent Manager or their respective Affiliates except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties (except for capital contributions and distributions permitted under the terms of the Borrower Operating Agreement and properly reflected on the Borrower’s books and records), and transact all business with each of its Affiliates and the Equityholder, the special member, the Collateral Manager, the Independent Manager and their respective Affiliates pursuant to enforceable agreements with material terms established at the inception that will not be amendable except with the consent of each of the parties to such agreement;

(xi) to the extent that the Borrower leases premises from the Equityholder, the Collateral Manager, the special member or their respective Affiliates, pay appropriate, fair and reasonable compensation or rental to the lessor;

(xii) be directly responsible for the costs of its own outside legal, auditing and other similar services and pay its taxes, liabilities and operating expenses only out of its funds and not pay from its assets any obligations or indebtedness of any other Person;

(xiii) pay solely from its own funds the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(xiv) pay from its own funds any compensation due to the Independent Manager;

(xv) pay compensation solely from its own funds to independent contractors for performing services or incurring expenses in connection with such services for the Borrower in an amount equal to the fair value of such services and expenses;

(xvi) allocate fairly and reasonably between the Borrower and any other Person pursuant to a written agreement all expenses that are shared with such Person, including, without limitation, any overhead, rent, or other compensation paid for shared or leased office space;

(xvii) not act as an agent of the Equityholder, the special member, the Collateral Manager, the Independent Manager or their respective Affiliates;

(xviii) not permit the Equityholder, the Independent Manager, the Collateral Manager or their respective Affiliates to act as an agent for the Borrower, except as specifically permitted by the Borrower Operating Agreement;

(xix) not identify itself as a department or division of any other Person in order not (A) to mislead others as to the identity of the entity with which such other party is transacting business; or (B) to suggest that the Borrower is responsible for the debts of any other Person;

(xx) use stationery, invoices and checks bearing its own name that are separate from those of any other Person;

(xxi) not be, become or hold itself out (or permit itself to be held out) as being liable for the debts or other obligations of any other Person, or hold out its credit (or permit its credit to be held out) as being available to satisfy the obligation of any other Person;

(xxii) not pledge any property or assets of the Borrower (except to secure its own obligations as permitted by this Agreement), lend or advance any moneys (other than trade receivables in connection with the ordinary course of the Borrower’s business) to, guarantee (directly or indirectly), endorse (other than the endorsement of negotiable instruments for collection or deposit in the ordinary course of business) or otherwise become contingently liable (directly or indirectly) for the obligations of, or acquire or assume any obligation or liability of, any other Person;

(xxiii) not form or acquire any subsidiary other than a Portfolio Subsidiary or acquire the obligations or securities of its managers, members or Affiliates;

(xxiv) not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation) other than its obligations under this Agreement; provided that the Borrower may incur unsecured debts and liabilities for trade payables and accrued expenses which are permitted pursuant to this Agreement and incurred in the ordinary course of its business that (A) are in amounts that are normal and reasonable under the circumstances, (B) are not evidenced by a promissory note, (C) are paid when due (unless being contested in good faith) and (D) not owed to the Equityholder, the Collateral Manager, the special member or their respective Affiliates;

(xxv) maintain adequate capital for the normal obligations reasonably foreseeable in a business of the Borrower’s size and character and in light of its proposed business operations and liabilities (provided that this clause shall not be deemed a commitment by the Equityholder or the special member to make capital contributions);

(xxvi) not engage, directly or indirectly, in any business other than as required or permitted under the Borrower Operating Agreement;

(xxvii) not acquire or own any material assets other than Company Investments (as defined in the Borrower Operating Agreement) and other than as necessary or appropriate to comply with its obligations under this Agreement and the agreements incidental thereto;

(xxviii) properly account in the Borrower’s books and financial records for any transactions entered into between the Borrower and the Equityholder, the special member, the Collateral Manager, the Independent Manager and their respective Affiliates;

(xxix) not enter into any contract, except such contracts as are necessary to enable the Borrower to achieve its purposes as set forth in, or that are otherwise required or permitted by the Borrower Operating Agreement;

(xxx) subject to the Borrower Operating Agreement, have at least one Independent Manager (who will also act as the special member, if necessary) at all times;

(xxxi) to the fullest extent permitted by applicable law and except as otherwise expressly provided elsewhere in this Agreement, not take or refrain from taking any act which would make it impossible to carry on the activities of the Borrower set forth in the Borrower Operating Agreement;

(xxxii) except as expressly provided in this Agreement, not knowingly perform any act that would subject (A) the Equityholder, the special member or an Independent Manager to liabilities of the Borrower in any jurisdiction, or (B) the Borrower to taxation as a corporation under relevant provisions of the Code;

(xxxiii) except as expressly provided in the this Agreement, not (A) combine, consolidate or merge into or with any other Person, (B) convert the Borrower into an entity that is not a Delaware limited liability company, (C) reorganize or form the Borrower in a jurisdiction other than Delaware, (D) to the fullest extent permitted by applicable law, dissolve, liquidate, wind-up or transfer the ownership of substantially all of its assets or (E) divide into two (2) or more limited liability companies or other legal entities;

(xxxiv) not enter into this Agreement or any other agreement with any intent to hinder, delay or defraud creditors of any Person;

(xxxv) not permit the Borrower to be maintained or used to abuse creditors or to perpetuate a fraud, injury or injustice to creditors of any Person; and

(xxxvi) cause the Equityholder, the special member, the Collateral Manager, the Independent Manager, agents and other representatives of the Borrower, if any, to act at all times with respect to the Borrower in furtherance of the foregoing.

(w) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Article IX.

(x) Termination Event/Unmatured Termination Event. No event has occurred which constitutes a Termination Event, and no event has occurred and is continuing which constitutes an Unmatured Termination Event.

(y) Collateral Management Standard. Each of the Loans was underwritten or acquired and is being serviced in conformance with the Collateral Management Standard.

(z) [Reserved].

(aa) Investment Company Act. The Borrower is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(bb) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower, the present value of all benefits vested under each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and maintained by the Borrower or any ERISA Affiliate of the Borrower, or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. (i) No (A) prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor with respect to any employee benefit plan within the meaning of Section 3(3) of ERISA sponsored or maintained by the Borrower, (B) failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (C) withdrawal from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or an ERISA Affiliate of the Borrower was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or (D) Reportable Events have occurred with respect to any Pension Plans, and (ii) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred any withdrawal liability with respect to any Multiemployer Plan, that, in any case of the foregoing, would reasonably be expected to subject the Borrower to a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower, no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appointed a trustee to administer a Pension Plan and no event has occurred or condition exists that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(cc) Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(dd) Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(ee) Set-Off, etc. No Loan has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.4(a) of this Agreement and in accordance with the Collateral Management Standard.

(ff) Full Payment. As of the Funding Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be paid in full.

(gg) [Reserved].

(hh) [Reserved].

(ii) Members of the Borrower. Each member of the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(jj) Environmental. With respect to each item of Related Property as of the applicable Funding Date for the Loan related to such Related Property, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Funding Date for the Loan related to such Related Property, neither of the Borrower nor the Collateral Manager has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(kk) Sanctions. None of the Borrower, any Person directly or indirectly Controlling the Borrower nor any Person directly or indirectly Controlled by the Borrower and, to the Borrower’s knowledge, no Related Party of the foregoing (i) is a Sanctioned Person; (ii) is 50% or more owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person; (iii) is, to the Borrower’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Advances with proceeds derived, directly or knowingly indirectly, from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of any Sanctions. To each such Person’s knowledge, no investor in such Person is a Sanctioned Person. The Borrower will notify each Lender and Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

(ll) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(mm) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Collateral Manager on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(nn) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(oo) Plan Assets Status. The Borrower is not a Benefit Plan Investor and will not be a Benefit Plan Investor at any time during the term of this Agreement.

(pp) Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects to the best of the applicable Responsible Officer’s knowledge.

Section 4.2. Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of each Measurement Date and any date which Loans are pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loans to the Accounts and the filing of the financing statements described in Section 4.1(o) and shall be a valid and first priority perfected security interest in the Loans forming a part of the Collateral and in that portion of the Collateral in which a security interest may be perfected by filing subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account or any other Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. (i) The Loan Tape and the information contained in each Borrowing Notice, Reinvestment Notice or Repayment Notice, as applicable, delivered pursuant to Sections 2.2 or 2.3, as applicable, is an accurate and complete listing of all Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true, correct and complete as of the related Funding Date, (ii) each such Loan designated on any Borrowing Base Certificate as an Eligible Loan and each Loan included as an Eligible Loan in any calculation of the Borrowing Base is an Eligible Loan, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens or in respect of current assets securing a super senior revolver) and in compliance with all Applicable Law and (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the pledge of a security interest in such Collateral to the Collateral Agent, for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan is an Eligible Loan hereunder shall not constitute a Termination Event if the Borrower complies with Section 2.17(b) hereunder.

(c) No Fraud. To the knowledge of the Borrower, each Loan was originated or acquired without any fraud or misrepresentation on the part of the Obligor.

Section 4.3. Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly formed and is validly existing as a limited liability company, in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties, conduct its business as such business is presently conducted and enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business as a limited liability company, is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified or obtain such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager, in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s organizational documents or any Contractual Obligation of the Collateral Manager (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained.

(h) Reports Accurate. All Collateral Manager’s Certificates, Collateral Management Reports, Borrowing Notices, Reinvestment Notices, Repayment Notices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Collateral Manager to the Administrative Agent, the Collateral Agent, each Lender Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects and no such Collateral Manager’s Certificate, Collateral Management Report, Borrowing Notice, Reinvestment Notices, Repayment Notice, Borrowing Base Certificate or other written or electronic information, exhibit, financial statement, document, book, record or report omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Loan, such information need only be true, complete and correct to the knowledge of the Collateral Manager; provided further that, the foregoing proviso shall not apply to any information presented in a Collateral Manager’s Certificate, Collateral Management Report, Borrowing Notice, Reinvestment Notices, Repayment Notice or Borrowing Base Certificate.

(i) Collections. The Collateral Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required.

(j) [Reserved].

(k) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.

(l) Taxes. The Collateral Manager has filed or caused to be filed all material Tax returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property, except Taxes the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager. No Tax lien (other than a Permitted Lien in respect of Taxes) has been filed and, to the Collateral Manager’s knowledge, no claim is being asserted, with respect to any such Tax, fee, assessment or other charge.

(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(n) Security Interest. The Collateral Manager will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loans and that portion of the Collateral in which a security interest may be perfected by filing (or prior to the applicable Advance) will be made; provided that filings in respect of real property shall not be required.

(o) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect on the Collateral Manager, the present value of all benefits vested under each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is, subject to Title IV of ERISA or Section 412 of the Code and maintained by the Collateral Manager or any ERISA Affiliate of the Collateral Manager, or to which the Collateral Manager or any ERISA Affiliate of the Collateral Manager contributes or has an obligation to contribute, or has any liability (each, a “Collateral Manager Pension Plan”), does not exceed the value of the assets of the Collateral Manager Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions for funding such Collateral Manager Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. (i) No (A) prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor with respect to any Pension Plan, (B) failure to meet the minimum funding standard as set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Collateral Manager Pension Plan, (C) withdrawal from a Collateral Manager Pension Plan subject to Section 4063 of ERISA during a plan year in which the Collateral Manager or an ERISA Affiliate of the Collateral Manager was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA or (D) Reportable Events have occurred with respect to any Collateral Manager Pension Plans, and (ii) neither the Collateral Manager nor any ERISA Affiliate of the Collateral Manager has incurred any withdrawal liability with respect to any Multiemployer Plan, that, in any case of the foregoing, would reasonably be expected to subject the Collateral Manager to any Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect on the Collateral Manager, no notice of intent to terminate a Collateral Manager Pension Plan has been filed, nor has any Collateral Manager Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Collateral Manager Pension Plan and no event has occurred or condition exists that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Collateral Manager Pension Plan.

(p) [Reserved].

(q) Collection Account. The Collateral Manager has not permitted the Borrower to grant any Person other than the Collateral Agent an interest in the Collection Account, other than any such interest that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof.

(r) Sanctions. None of the Collateral Manager, any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager nor any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager and, to the Collateral Manager’s knowledge, no Related Party of the foregoing (i) is a Sanctioned Person; (ii) is 50% or more owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Person; (iii) is, to the Collateral Manager’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Advances with proceeds derived, directly or knowingly indirectly, from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of any Sanctions. To each Person’s knowledge, no investor in such Person is a Sanctioned Person. The Collateral Manager will notify each Lender and Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

(s) Environmental. With respect to each item of Related Property, to the actual knowledge of a Responsible Officer of the Collateral Manager: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Collateral Manager has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does the Collateral Manager, have knowledge or reason to believe that any such notice will be received or is being threatened.

(t) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Collateral Manager’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party.

(u) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Collateral Manager on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral.

(v) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(w) Collateral Manager Default. No event has occurred which constitutes a Collateral Manager Default.

(x) Broker-Dealer. The Collateral Manager is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(y) Compliance with Law. The Collateral Manager has complied in all material respects with all Applicable Law to which it may be subject, and no Loan in the Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

Section 4.4. Representations and Warranties of the Collateral Agent.

The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5. Representations and Warranties of the Collateral Custodian.

The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loans and the ownership and management of the Related Security and the related assets in the Collateral; (ii) the sale, transfer or other disposition of Loans as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with an Insolvency Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loans and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Compliance with Law. The Borrower will comply in all material respects with all Applicable Law, including those with respect to the Collateral or any part thereof.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(d) Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(e) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all or any portion of the Collateral and the identification of the Collateral.

(f) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral directly from the Obligor thereof or from an agent bank in the case of a primary syndication or from an agent bank or another lender in the case of a secondary market purchase or from the Contributor, (ii) (at the Borrower’s expense) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters; provided that, unless a Termination Event or Collateral Manager Default has occurred, the Administrative Agent shall be limited to one such visit per calendar year and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(g) Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by the Borrower in respect of the Collateral into the applicable Collection Account.

(h) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(i) Termination Events. As soon as is practicable and no later than three (3) Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide the Administrative Agent, the Collateral Agent and each Lender Agent with immediate written notice of the occurrence of such Termination Event or Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Taxes. The Borrower will file and pay any and all Taxes due and payable by it under Applicable Law; provided that, it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in its books in accordance with GAAP, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of a Termination Event) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(l) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Collection Account other than as disclosed to the Administrative Agent, the Collateral Agent and each Lender Agent prior to the Closing Date.

(m) Notices. The Borrower will furnish to the Administrative Agent, the Collateral Agent and each Lender Agent:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to (i) the Tax liability of Audax or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which Audax is a member in an amount equal to or greater than $5,000,000 in the aggregate or (ii) to the Tax liability of the Borrower itself in an amount equal or greater than $500,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters that are received by the Borrower or by its accountants;

(iii) Representations and Warranties under this Agreement. Promptly after receiving knowledge or notice of the same, the Borrower shall notify the Administrative Agent and each Lender Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent, the Collateral Agent and each Lender Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent, the Collateral Agent and each Lender Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;

(iv) ERISA. Promptly after receiving notice of any Reportable Event with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect, a copy of such notice;

(v) Proceedings. The Borrower will furnish to the Administrative Agent as soon as possible and in any event within three (3) Business Days after the Borrower receives notice, or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries or Portfolio Subsidiaries; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries or Portfolio Subsidiaries in excess of $1,000,000 (or, with respect to the Collateral Manager, $7,500,000) (in each case, after any expected insurance proceeds) or more shall be deemed to be material for purposes of this Section 5.1(m);

(vi) Notice of Certain Events. Promptly upon becoming aware thereof, notice of (i) any Value Adjustment Event or (ii) any other event or circumstances that, in the reasonable judgment of the Borrower, is reasonably likely to have a Material Adverse Effect; and

(vii) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower.

(n) Contest Recharacterization. The Borrower shall in good faith contest the treatment of any Loans acquired from a third party seller as property of the bankruptcy estate of such third party seller.

(o) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lender Agents the Purchase Price for each Loan proposed to be transferred to the Borrower.

(p) Obligor Defaults and Insolvency Events. The Borrower shall give, or shall cause the Collateral Manager to give, notice to the Administrative Agent and the Lender Agents within two (2) Business Days of the Borrower’s or the Collateral Manager’s actual knowledge of the occurrence of any default by an Obligor under any Loan or any Insolvency Event with respect to any Obligor under any Loan.

(q) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a copy of the Required Loan Documents (which may be by electronic means) and the Loan Checklist pertaining to each Loan within five (5) Business Days of the Funding Date pertaining to such Loan.

(r) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(s) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(t) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(u) Tax Treatment. Unless otherwise required by Applicable Law, the Borrower and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(v) Officer’s Certificate. Upon the reasonable written request of the Administrative Agent to the Borrower (which shall be no more than once in any twelve (12) month period), the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Lender Agents, the Collateral Agent and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral based on any tax or judgment lien.

(w) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election, or take any other action that would cause the Borrower, to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(x) Other. The Borrower will promptly furnish to the Administrative Agent, the Collateral Agent and each Lender Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise of the Borrower or the Collateral Manager as the Administrative Agent, the Collateral Agent and each Lender Agent may from time to time request in order to (x) protect the interests of the Administrative Agent, the Collateral Agent, each Lender Agent or the Secured Parties under or as contemplated by this Agreement or (y) comply with the Beneficial Ownership Regulation.

(y) Plan Assets Notice. The Borrower shall promptly notify the Administrative Agent and each Lender Agent in the event that the Borrower at any time becomes a Benefit Plan Investor and, in such event, shall provide such additional information and representations as the Lenders may reasonably request relating to compliance with the prohibited transaction provisions of ERISA Section 406 and Code Section 4975.

(z) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower shall, each Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower and each Person directly or indirectly (to the knowledge of the Borrower) Controlled by the Borrower and, to the Borrower’s knowledge, any Related Party of the foregoing shall: (i) comply with all applicable Anti–Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) not, directly or knowingly indirectly, use proceeds of any Advance hereunder to fund, finance or facilitate any activities, business or transactions that are in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) not fund any repayment of the Advances with proceeds that are directly or knowingly indirectly derived from any transaction or activity that is prohibited by any Anti-Corruption Laws or Anti-Money Laundering Laws, or that could otherwise cause any Lender or any other party to this Agreement to be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.2. Negative Covenants of the Borrower.

From the date hereof until the Collection Date:

(a) Other Business. The Borrower will not (i) engage in any business or incur any obligation, liability or contingent obligations other than the transactions contemplated by the Transaction Documents and the organizational documents of the Borrower, (ii) incur any Indebtedness of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary (other than a Portfolio Subsidiary) or make any Investment (other than Permitted Investments) in any other Person; provided that, the Borrower may incur contingent obligations, including in respect of Delayed Draw Loans, in respect of funding additional loans for any Obligor, but only to the extent set forth in the documentation for the original Loan to such Obligor.

(b) Collateral not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the related Funding Date, evidenced by an Instrument (other than the equity interests in any Portfolio Subsidiary formed to hold an REO Asset, which shall at all times be evidenced by a Certificated Security), to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly (but in no event later than three (3) Business Days) delivered to the Administrative Agent, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Optional Sale in connection with a Permitted Securitization or Permitted Refinancing, Discretionary Sale, Lien Release Dividend or Replaced Loan, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and (other than any transfer of REO Assets to a Portfolio Subsidiary pursuant to Section 6.5) the Borrower will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Collateral. The Borrower will promptly notify the Administrative Agent and each Lender Agent of the existence of any Lien on any Collateral and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that, nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement, and other than with respect to any REO Asset).

(e) Deposits to Special Accounts. The Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that, notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

(f) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment other than from amounts the Borrower receives in accordance with Section 2.7, or Section 2.8, and so long as no Termination Event or Unmatured Termination Event has occurred or would result therefrom, the Borrower may declare and make distributions to its members on its membership interests; provided that, if the Borrower or any direct or indirect parent thereof elects to be taxed as a RIC, the Borrower shall be permitted to, without duplication, make Restricted Junior Payments (A) required to maintain the status of the Borrower as if it had elected to be taxable as a RIC and (B) required for Borrower to avoid federal excise Tax imposed by Section 4982 of the Code as if it had elected to be taxed as a RIC.

(g) Change of Name or Location of Required Loan Documents or Collateral Management Files. The Borrower shall not (x) change its name, move the location of its principal place of business and registered office, change the offices where it keeps the Records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move or, without the prior consent of the Administrative Agent, consent to the Collateral Custodian or the Collateral Manager moving, the Required Loan Documents or the Collateral Management Files, as applicable, from the location thereof (as set forth in Section 5.7(c) of this Agreement) on the Closing Date, unless the Borrower has given at least thirty (30) days’ (or such shorter period as consented to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral.

(h) Accounting of Purchases. Other than for tax and financial accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as a sale of the Collateral to the Borrower.

(i) ERISA Matters. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will not (a) engage, and will exercise its reasonable best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor with respect to any Pension Plan, (b) fail, and will exercise its reasonable best efforts not to permit any ERISA Affiliate to fail, to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with reasonable respect to any Pension Plan other than a Multiemployer Plan, (c) fail, and will exercise its reasonable best efforts not to permit any ERISA Affiliate to fail, to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate, and will exercise its reasonable best efforts not to permit any ERISA Affiliate to terminate, any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit, and will exercise its reasonable best efforts not to permit any ERISA Affiliate to permit, to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(j) Organizational Documents. The Borrower will not amend, modify, waive or terminate any provision of its organizational documents without the prior written consent of the Administrative Agent.

(k) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors regarding payments to be made to the applicable Collection Account with respect to the Collateral, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(l) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including the Related Security).

(m) [Reserved].

(n) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than to (i) finance the purchase by the Borrower from any third party seller, on a “true sale” basis, of Collateral or (ii) make distributions (including Permitted RIC Distributions) to the Equityholder in accordance with the terms hereof or pay related expenses (including interest, fees and expenses payable hereunder) in accordance with Sections 2.7 and 2.8.

(o) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral.

(p) Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.

(q) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(r) Members of the Borrower. The Borrower shall not permit any Person which is not a “United States person” within the meaning Section 7701(a)(30) of the Code to own any membership interests of the Borrower.

(s) Compliance with Sanctions. None of the Borrower, any Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower and, to the Borrower’s knowledge, no Related Party of the foregoing will, directly or knowingly indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each such Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify each Lender and the Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this section.

Section 5.3. Affirmative Covenants of the Collateral Manager.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to managing and servicing the Collateral or any part thereof.

(b) Preservation of Company Existence. The Collateral Manager will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Collateral Manager shall, in accordance with the Collateral Management Standard, duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral; provided that, without limiting the foregoing (and, for the avoidance of doubt, the Collateral Manager’s indemnification obligations hereunder), it is understood and agreed that the Collateral Manager will not act as a guarantor with respect to any obligation of the Borrower hereunder.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager, on behalf of the Borrower, will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral and the identification of the Collateral.

(ii) The Collateral Manager shall permit the Administrative Agent or its agents or representatives, who may be joined by each Lender Agent and/or its respective agents or representatives, to visit the offices of the Collateral Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Collateral Manager having knowledge of such matters.

(iii) The Collateral Manager will, on or prior to the date hereof, mark its books and records in a manner that accurately ensures all assets which constitute Collateral are clearly marked as being held in the Borrower’s name.

(e) Preservation of Security Interest. The Collateral Manager (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Loans and that portion of the Collateral in which a security interest may be perfected by filing.

(f) Termination Events. As soon as is practicable and no later than three (3) Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Collateral Manager will provide the Administrative Agent, the Collateral Agent and each Lender Agent with immediate written notice of the occurrence of such Termination Event and such Unmatured Termination Event of which the Collateral Manager has knowledge or has received notice. In addition, such notice will include a written statement of the chief financial officer or chief accounting officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

(g) Taxes. The Collateral Manager will file and pay any and all Taxes due and payable by it under the applicable law; provided that, it shall not be required to pay any such Taxes if the validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in its books in accordance with GAAP, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Other. The Collateral Manager will promptly furnish to the Administrative Agent, the Collateral Agent and each Lender Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Collateral Manager as the Administrative Agent, the Collateral Agent and each Lender Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent, each Lender Agent or Secured Parties under or as contemplated by this Agreement.

(i) Proceedings. The Collateral Manager will furnish to the Administrative Agent as soon as possible and in any event within three (3) Business Days after any executive officer of the Collateral Manager receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries or Portfolio Subsidiaries; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral, or the Borrower or the Collateral Manager or any of their Subsidiaries or Portfolio Subsidiaries in excess of $1,000,000 (or, with respect to the Collateral Manager, $7,500,000) (in each case, after any expected insurance proceeds) or more shall be deemed to be material for purposes of this Section 5.3(i).

(j) Deposit of Collections. The Collateral Manager shall and shall cause the Borrower to promptly (but in no event later than two (2) Business Days after receipt) deposit all Collections received by the Borrower or the Collateral Manager into the applicable Collection Account.

(k) Change of Control. Upon the occurrence of a Change of Control, the Collateral Manager shall provide the Administrative Agent, each Lender Agent and the Collateral Agent with notice of such Change of Control within thirty (30) days after completion of the same.

(l) Loan Register.

(i) Each loan agreement evidencing a Loan shall obligate the applicable administrative agent to maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor, (y) the date of origination of such Loan and (z) the maturity date of such Loan.

(ii) At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Collateral Manager shall deliver to the Collateral Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Collateral Manager certifying to the accuracy of such Loan Register as of the Funding Date of such Loan.

(m) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Collateral Manager will provide to the Administrative Agent notice of any material change in the accounting policies of the Collateral Manager.

(n) Compliance with Legal Opinions. The Collateral Manager shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Richards, Layton & Finger, P.A., as special counsel to the Collateral Manager and the Borrower, issued on the Closing Date in connection with the Transaction Documents.

(o) Instructions to Agents and Obligors. The Collateral Manager shall direct any agent or administrative agent for any Loan to remit all payments and collections with respect to such Loan, and, if applicable, to direct the Obligor with respect to such Loan to remit all such payments and collections with respect to such Loan directly to the Collection Account. The Borrower and the Collateral Manager shall take commercially reasonable steps to ensure that only funds constituting payments and collections relating to Loans shall be deposited into the Collection Account.

(p) Capacity as Collateral Manager. The Collateral Manager will ensure that, at all times when it is dealing with or in connection with the Loans in its capacity as Collateral Manager, it holds itself out as Collateral Manager, and not in any other capacity.

(q) Insurance Policies. The Collateral Manager has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loans (to the extent the Collateral Manager or an Affiliate of the Collateral Manager is the agent or servicer under the applicable Underlying Instrument) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Underlying Instrument, the Collateral Manager shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(r) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Collateral Manager, each Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager and each Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager and, to the Collateral Manager’s knowledge, any Related Party of the foregoing shall: (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti-Money Laundering Laws; (iii) not, directly or knowingly indirectly, use proceeds of any Advance hereunder to fund, finance or facilitate any activities, business or transactions that are in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and (iv) not fund any repayment of the Advances with proceeds that are directly or knowingly indirectly derived from any transaction or activity that is prohibited by any Anti-Corruption Laws or Anti-Money Laundering Laws, or that could otherwise cause any Lender or any other party to this Agreement to be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(s) Sanctions. The Collateral Manager shall promptly, but no later than three (3) Business Days after becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any breach of any representation, warranty or covenant relating to Sanctions or Sanctioned Persons by itself or by the Borrower.

Section 5.4. Negative Covenants of the Collateral Manager.

From the date hereof until the Collection Date.

(a) Deposits to Special Accounts. The Collateral Manager will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral; provided that, notwithstanding the foregoing, Excluded Amounts may be deposited or credited to the Collection Account if promptly identified and removed by the Borrower or the Collateral Manager.

(b) Mergers, Acquisition, Sales, etc. The initial Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the initial Collateral Manager is the surviving entity and unless:

(i) the initial Collateral Manager has delivered to the Administrative Agent and each Lender Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.4 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Administrative Agent may reasonably request;

(ii) the initial Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender Agent; and

(iii) after giving effect thereto, no Termination Event or Collateral Manager Default or event that with notice or lapse of time would constitute either a Termination Event or a Collateral Manager Default shall have occurred.

(c) Change of Name or Location of Required Loan Documents and Collateral Management Files. The Collateral Manager shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the Records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move or, without the prior consent of the Administrative Agent, consent to the Collateral Custodian moving, the Required Loan Documents or Collateral Management Files, as applicable, from the location thereof (as set forth in Section 5.7(c) of this Agreement) on the Closing Date, unless the Collateral Manager has given at least thirty (30) days’ (or such shorter period as consented to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral.

(d) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change, or permit the Borrower to make any change, in its instructions to Obligors regarding payments to be made to the applicable Collection Account with respect to the Collateral, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(e) Extension or Amendment of Loans. The Collateral Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan (including any Related Security).

(f) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(g) [Reserved].

(h) Special Purpose Entity Requirements. The Collateral Manager shall not, and shall not permit the Borrower to, take any action that would cause the Borrower to not be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(i) Disregarded Entity. The Collateral Manager shall not, and shall not permit the Borrower to, take any action that would cause the Borrower to not be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall not permit either the Borrower or any other Person on its behalf to make an election, or to take any other action that would cause the Borrower, to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(j) Collection Account. The Collateral Manager shall not, and shall not permit the Borrower to, grant the right to take dominion and control of the Collection Account to any Person, except to the Collateral Agent as contemplated by this Agreement.

(k) Compliance with Sanctions. None of the Collateral Manager, any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager nor any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager and, to the Collateral Manager’s knowledge, no Related Party of the foregoing will, directly or knowingly indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each such Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Collateral Manager will notify each Lender and the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.

Section 5.5. Affirmative Covenants of the Collateral Agent.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.6. Negative Covenants of the Collateral Agent.

From the date hereof until the Collection Date the Collateral Agent will not make any changes to the Collateral Agent and Portfolio Administration Fee set forth in the CA & CC Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

Section 5.7. Affirmative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address of the Collateral Custodian located at 1505 Energy Park Drive, St. Paul, MN 55108 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.8. Negative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Collateral Agent and Portfolio Administration Fee. From the date hereof until the Collection Date the Collateral Custodian will not make any changes to the Collateral Agent and Portfolio Administration Fee set forth in the CA & CC Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1. Designation of the Collateral Manager.

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to Audax a Collateral Manager Termination Notice, Audax is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, a Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations taken by the Collateral Manager hereunder.

(b) Successor Collateral Manager. Upon the Collateral Manager’s receipt of a Collateral Manager Termination Notice from the Administrative Agent pursuant to Section 6.12, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Collateral Manager, and the successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best efforts to assist the successor Collateral Manager in assuming such obligations.

(c) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that, (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement, and (iii) any such subcontract shall be terminable upon the occurrence of a Collateral Manager Default.

(d) Collateral Management Programs. In the event that the Collateral Manager uses any software program in servicing the Collateral that it licenses from a third party, the Collateral Manager shall use its best efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent or the Collateral Manager to use such program and to allow the Collateral Manager to assign such licenses to any Successor Collateral Manager appointed as provided in this Agreement.

(e) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Collateral Manager, and the Borrower waives any and all claims against the Administrative Agent, each Lender Agent or any of their respective Affiliates, the Collateral Agent and the Collateral Manager (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.2. Duties of the Collateral Manager.

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) supervising the Collateral, including communicating with Obligors, negotiating and executing on behalf of the Borrower amendments, restatements, supplements and other modifications (including, without limitation, in respect of restructuring agreements, prepackaged plans and other documents related to restructuring arrangements), negotiating and providing on behalf of the Borrower consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or each Lender Agent may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Lender Agent, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, the Collateral Agent or the Collateral Custodian may from time to time reasonably request;

(vi) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Lender Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(ix) maintaining the Collateral Management File(s) with respect to Loans included as part of the Collateral; provided that, so long as the Collateral Manager is in possession of any originals of the documents in the Collateral Management File, the Collateral Manager will hold such originals in a fireproof safe or fireproof file cabinet; provided further that, upon the occurrence of a Termination Event or the occurrence and continuation of an Unmatured Termination Event, the Administrative Agent may request the Collateral Management File(s) to be sent to the Administrative Agent or its designee;

(x) with respect to each Loan included as part of the Collateral, making the Collateral Management File available for inspection by the Administrative Agent, upon reasonable advance notice, at the offices of the Collateral Manager during normal business hours;

(xi) directing the Collateral Agent to make payments pursuant to the terms of the Collateral Management Report in accordance with Section 2.7, Section 2.8 and Section 2.9;

(xii) directing the sale or substitution of Collateral in Section 2.17, Section 2.18 and Section 2.19;

(xiii) providing assistance to the Borrower with respect to the purchase and sale of and payment for the Loans;

(xiv) instructing the Obligors and the administrative agents on the Loans to make payments directly into the Collection Account; and

(xv) complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement.

It is acknowledged and agreed for purposes of this Article VI (including Section 6.5 hereof) that in circumstances in which a Person other than the Borrower or the Collateral Manager acts as lead agent with respect to any Loan, the Collateral Manager shall perform its servicing duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender Agent, the Collateral Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c) Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Authorization of the Collateral Manager.

(a) Each of the Borrower, the Administrative Agent, each Lender Agent, and each Lender hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name (or in the name of a Portfolio Subsidiary with respect to any REO Asset) and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it had continued to own such Collateral. The Borrower and the Collateral Agent, on behalf of the Secured Parties, shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Collateral Custodian, the Collateral Agent, the Administrative Agent or the Lender Agents a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s and each Lender Agent’s consent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent and to the extent permitted under and in compliance with Applicable Law, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that, the Administrative Agent may, at any time that a Termination Event has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Collateral Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4. Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect or cause to be collected all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Collateral Management Standard. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectability of the Collateral or in any manner contrary to the Collateral Management Standard.

(b) Taxes and other Amounts. The Collateral Manager will use its commercially reasonable efforts, on behalf of the Borrower, to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to Collection Account. On or before the applicable Funding Date, with respect to any Loan being acquired by the Borrower on such Funding Date, the Collateral Manager shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Collection Account; provided that, the Collateral Manager will promptly (and no later than two (2) Business Days) transfer to the Collection Account (in accordance with Section 2.10) any payments received by it directly from any Obligor.

(d) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein and subject to the terms of the Securities Account Control Agreement, the Borrower shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Collateral Custodian or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the state of New York. All securities or other property underlying any Financial Assets credited to the Accounts in the form of securities or instruments shall be registered in the name of the Securities Intermediary or if in the name of the Borrower or the Collateral Agent, Indorsed to the Securities Intermediary, Indorsed in blank, or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any Financial Asset credited to the Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Securities Intermediary or Indorsed in blank.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Custodian nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan in the nature of a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(f) Establishment of the Collection Account. The Collateral Manager shall cause to be established, on or before the Closing Date, with the Collateral Custodian, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, the accounts and/or sub-accounts designated as the “Collection Account” and the “CAD Collection Account” under the Securities Account Control Agreement (collectively, the “Collection Account”), and the Collateral Manager shall further cause to be maintained the accounts and/or sub-accounts designated as the “Principal Collection Account” and the “CAD Principal Collection Account” or the “Interest Collection Account” and the “CAD Interest Collection Account” under the Securities Account Control Agreement linked to and constituting part of the Collection Account for the purpose of segregating, within two (2) Business Days of the receipt of any Collections, Principal Collections (collectively, the “Principal Collections Account”) and Interest Collections (collectively, the “Interest Collections Account”), respectively, over which the Collateral Agent, for the benefit of the Secured Parties, shall have control and from which none of the Collateral Manager nor the Borrower shall have any right of withdrawal except in accordance with Section 2.8(b). For the avoidance of doubt, a separate Collection Account shall be established for each Eligible Currency.

(g) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) Establishment of the Unfunded Exposure Account. The Collateral Manager shall cause to be established, on or before the Closing Date, with the Collateral Custodian, and maintained in the name of the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, the accounts and/or sub-accounts designated as the “Unfunded Exposure Account” and the “CAD Unfunded Exposure Account” under the Securities Account Control Agreement (collectively, the “Unfunded Exposure Account”). For the avoidance of doubt, a separate Unfunded Exposure Account shall be established for each Eligible Currency. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Loan; provided that, until the earlier to occur of the Reinvestment Period End Date or the Termination Date, the amount withdrawn to fund such draw request shall not cause a Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Collateral Manager to the Administrative Agent, and the Administrative Agent shall instruct the Collateral Custodian to fund such draw request in accordance with the Underlying Instruments pertaining to such Delayed Draw Loan. As of any date of determination, any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date and (ii) the aggregate of all Exposure Amounts following the earlier to occur of the Reinvestment Period End Date or the Termination Date, in each case shall be transferred into the Principal Collection Account as Principal Collections. Until the occurrence of a Termination Event and no later than one Business Day following the Closing Date, to the extent there are uninvested amounts deposited in the Unfunded Exposure Account, all such amounts shall be invested in Permitted Investments selected and directed by the Collateral Manager or the Borrower (which may be by a standing order); from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Unfunded Exposure Account, all such amounts may be invested in Permitted Investments selected and directed by the Administrative Agent. In the absence of any investment direction or selection of investments by the Collateral Manager, the Borrower or the Administrative Agent, as applicable, such amounts in the Unfunded Exposure Account shall remain uninvested.

Section 6.5. Realization Upon Certain Loans.

(a) Foreclosure. The Collateral Manager may, in its discretion and consistent with the Collateral Management Standard and the Underlying Instruments, foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Loan that has become subject to any default and as to which no satisfactory arrangements can be made for collection of delinquent payments. The Collateral Manager will comply with the Collateral Management Standard and Applicable Law in realizing upon such Related Property, and employ practices and procedures including reasonable efforts consistent with the Collateral Management Standard to enforce all obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Collateral Manager may cause the sale of any such Related Property to the Collateral Manager or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Collateral Manager will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless the Collateral Manager reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Collateral Manager will remit to the Collection Account the Recoveries received by the Collateral Manager in connection with the sale or disposition of Related Property relating to any Loan hereunder.

(b) Management of REO Assets.

(i) If, in the reasonable business judgment of the Collateral Manager, it becomes necessary to convert any Loan into an REO Asset in accordance with Section 6.5(a), the Collateral Manager shall first cause the Borrower to transfer and assign such Loan (or the portion thereof owned by the Borrower) to a Portfolio Subsidiary using a contribution agreement reasonably acceptable to the Administrative Agent. Any equity interests of the Portfolio Subsidiary acquired by the Borrower shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 9.1 and shall be promptly delivered to the Collateral Custodian, each undated and duly Indorsed in blank. The Portfolio Subsidiary shall be formed and operated pursuant to organizational documents reasonably acceptable to the Administrative Agent. After execution thereof, the Collateral Manager shall prevent the Portfolio Subsidiary from agreeing to any amendment or other modification of the Portfolio Subsidiary organizational documents without first obtaining the written consent of the Administrative Agent. The Collateral Manager shall manage each Portfolio Subsidiary (i) in accordance with Applicable Law, (ii) with reasonable care and diligence, (iii) in accordance with the applicable Portfolio Subsidiary’s organizational, constitutional or registration documents, (iv) in accordance with the Collateral Management Standard and (v) with a view toward maximizing Recoveries on the applicable REO Asset (collectively, the “REO Management Standard”). The Collateral Manager will cause all “Distributable Cash” (or any comparable definition set forth in the Portfolio Subsidiary’s organizational documents) to be deposited into the Collection Account within two (2) Business Days of receipt thereof.

(ii) In the event that title to any Related Property is acquired on behalf of a Portfolio Subsidiary for the benefit of its equity owners in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of such Portfolio Subsidiary. The Collateral Manager shall use commercially reasonable efforts to cause each REO Asset to be managed, conserved, protected and operated solely for the purpose of its prompt disposition and sale.

(iii) Notwithstanding any provision to the contrary contained in this Agreement, the Borrower or the Collateral Manager shall not (and shall not permit the Portfolio Subsidiary to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the Portfolio Subsidiary would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local Environmental Law, unless the Collateral Manager has previously determined in accordance with the REO Management Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05 or similar standards, as may be amended or, with respect to residential property, a property inspection and title report, that:

(1) such Related Property is in compliance in all material respects with applicable Environmental Laws; and

(2) there are no circumstances present at such Related Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.

In the event that the Phase I or other environmental assessment first obtained by the Collateral Manager with respect to Related Property indicates that such Related Property may not be in material compliance with applicable Environmental Laws or that hazardous materials may be present under conditions as described in Section 6.5(b)(iii)(2) but does not definitively establish such fact, the Collateral Manager shall cause the Borrower to promptly sell the related Loan in accordance with Section 2.19.

Section 6.6. Collateral Management Compensation.

Prior to the BDC Election Date, as compensation for its servicing activities hereunder and reimbursement for its expenses, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7(2), Section 2.8(a)(1) and Section 2.9(2), as applicable. On and after the BDC Election Date, the Collateral Manager or its designee shall not be entitled to receive the Collateral Management Fee from the Borrower hereunder.

Section 6.7. Payment of Certain Expenses by Collateral Manager.

The Collateral Manager shall be required to pay its expenses (excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.5(a), which shall be reimbursed by the Borrower; provided that, for avoidance of doubt, to the extent Liquidation Expenses relate to a Retained Interest with respect to a Loan, such Liquidation Expenses shall be allocated pro rata among the Borrower and the other holders of indebtedness evidenced by the Underlying Instruments) for its own account and shall not be entitled to any payment therefor other than the Collateral Management Fee.

Section 6.8. Reports.

(a) Borrowing, Reinvestment or Repayment Notice. On each Funding Date, on any termination in whole or reduction in part of the Facility Amount pursuant to Section 2.3(a), on each reduction of Advances Outstanding pursuant to Section 2.3(b) and on each reinvestment of Principal Collections pursuant to Section 2.8(b), the Borrower (or the Collateral Manager on its behalf) will provide a Borrowing Notice, a Reinvestment Notice or a Repayment Notice, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent). For the avoidance of doubt, a Borrowing Base Certificate will be delivered by the Borrower (or the Collateral Manager on its behalf) on each other Measurement Date. Each Borrowing Base Certificate delivered on a Funding Date pursuant to this Section 6.8(a) shall further include the Applicable Exchange Rate as of such date.

(b) Collateral Management Report. On each Reporting Date (beginning on the Reporting Date in November 2024) and each Funding Date, the Collateral Manager will provide, on behalf of the Borrower, to the Administrative Agent, each Lender Agent, the Collateral Agent and any Liquidity Bank, a monthly statement including (i) a Borrowing Base calculated as of the most recent Determination Date, (ii) the Loan Tape calculated as of the most recent Determination Date, (iii) in connection with any month in which a Payment Date occurs, amounts to be remitted pursuant to Section 2.7, Section 2.8 or Section 2.9 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment), and (iv) any other information the Collateral Manager may deem relevant with respect to any Loan (such monthly statement, a “Collateral Management Report”). Each Collateral Management Report shall be signed by a Responsible Officer of the Collateral Manager and the Borrower and shall be substantially in the form of Exhibit C. Each Borrowing Base Certificate delivered pursuant to this Section 6.8(b) shall further include the Applicable Exchange Rate as of such date.

(c) Collateral Manager’s Certificate. Together with each Collateral Management Report, the Collateral Manager shall submit, on behalf of the Borrower, to the Administrative Agent, each Lender Agent, the Collateral Agent and any Liquidity Bank a certificate substantially in the form of Exhibit I (a “Collateral Manager’s Certificate”), signed by a Responsible Officer of the Collateral Manager, which shall include a certification by such Responsible Officer that no Termination Event or Unmatured Termination Event has occurred.

(d) Financial Statements. The Collateral Manager will submit to the Administrative Agent, each Lender Agent, each Lender, the Collateral Agent and any Liquidity Bank, (i) within forty-five (45) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date for which consolidated audited financial statements are delivered pursuant to clause (ii) below), commencing December 31, 2024, unaudited financial statements of the Equityholder for the most recent fiscal quarter, and (ii) within ninety (90) days after the end of each fiscal year, commencing with the fiscal year ending on June 30, 2025, consolidated audited financial statements of the Equityholder, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will post on a password protected website maintained by the Collateral Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each Obligor, (i) to the extent received by the Borrower and/or the Collateral Manager pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower and/or the Collateral Manager monthly, quarterly or annually, as the case may be, by such Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower and/or the Collateral Manager as specified in the Underlying Instruments, (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the Collateral Manager by such Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower and/or the Collateral Manager as specified in the Underlying Instruments, (iii) a quarterly email update to the portfolio summary prepared by the Collateral Manager with respect to such Obligor and with respect to each Loan for such Obligor, which delivery shall be made no later than twenty (20) Business Days after receipt by the Borrower of the information set forth in clause (e)(i) above and (iv) the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a quarterly basis, which delivery shall be made no later than ninety (90) days after the end of each calendar quarter and one hundred and fifty (150) days after the end of each fiscal year. Upon written demand by the Administrative Agent, the Collateral Manager will provide such other information as the Administrative Agent may reasonably request with respect to any Obligor.

(f) Amendments to Loans. The Collateral Manager will post on a password protected website maintained by the Collateral Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.9. Annual Statement as to Compliance.

The Collateral Manager will provide to the Administrative Agent, the Collateral Agent and each Lender Agent, within ninety (90) days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on June 30, 2025, a fiscal report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred or, if any such Collateral Manager Default has occurred a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Default.

Section 6.10. Annual Independent Public Accountant’s Review of Collateral Management Reports.

The Collateral Manager will cause a firm of nationally recognized independent public accountants (who may also render other services to the Collateral Manager) to furnish to the Administrative Agent, each Lender Agent, the Collateral Custodian and the Collateral Agent, within ninety (90) days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on June 30, 2025: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Collateral Management Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule III, it being understood that the Collateral Manager and the Administrative Agent will provide an updated Schedule III reflecting any further amendments to such Schedule III prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule III) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Collateral Management Reports and the Collateral Manager’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Collateral Custodian to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.10, the Collateral Manager shall direct the Collateral Custodian in writing to so agree; it being understood and agreed that the Collateral Custodian will deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and the Collateral Custodian has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 6.11. The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.2.

Section 6.12. Collateral Manager Defaults.

If any one of the following events (a “Collateral Manager Default”) shall occur:

(a) any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account or Unfunded Exposure Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) as required by this Agreement which continues unremedied for a period of three (3) Business Days;

(b) any failure on the part of the Collateral Manager duly to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or any Lender Agent and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(c) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $2,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) Audax shall cease to be the Collateral Manager or Audax shall assign its rights or obligations as “Collateral Manager” hereunder to any Person without the consent of each Lender and the Administrative Agent;

(f) the Administrative Agent reasonably determines that the Collateral Manager has undergone a Material Adverse Effect of the type described in clauses (a) or (d) of such definition;

(g) [reserved];

(h) any failure by the Collateral Manager to deliver any required Collateral Management Report or other Required Reports hereunder on or before the date occurring two (2) Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(i) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of $7,500,000 (net of any insurance proceeds), individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(j) as of any date of determination, the Assets Under Management shall fall below $2,000,000,000;

(k) any Change of Control of the Collateral Manager;

(l) the Collateral Manager fails to cause the Equityholder to maintain Unencumbered Liquidity in an amount equal to or greater than the Minimum Liquidity Amount; or

(m) subject to Section 5.4(b), the dissolution, termination or liquidation in whole or in part, transfer or other disposition of all or substantially all of the assets of the Collateral Manager;

then notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Collateral Manager (with a copy to the Collateral Custodian and Collateral Agent) (a “Collateral Manager Termination Notice”), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement.

Section 6.13. Appointment of Successor Collateral Manager.

(a) On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to Section 6.12, the Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Collateral Manager Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Collateral Manager Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Collateral Manager and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7, Section 2.8 or Section 2.9, as applicable, the Collateral Management Fee therefor until such date. The Administrative Agent may at any time following delivery of a Collateral Manager Termination Notice in its sole discretion, appoint a successor collateral manager (the “Successor Collateral Manager”), and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender Agent. In the event that a Successor Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution or asset manager, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Collateral Manager hereunder.

(b) Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager to the Borrower with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that, the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager (provided that, the Successor Collateral Manager shall pay any income taxes for which it is liable), (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Successor Collateral Manager upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Successor Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Article IV.

(c) All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral.

(d) Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor

Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that, such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE VII.

THE COLLATERAL AGENT

Section 7.1. Designation of the Collateral Agent.

(a) Initial Collateral Agent. Each of the Borrower, the Lender Agents and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof. The Collateral Agent’s services hereunder shall be conducted through its Corporate Trust Services division (including, as applicable, any agents or Affiliates utilized thereby).

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 7.5, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent, the Lender Agents and the Lenders hereby appoint Computershare, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. Computershare, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 7.2(b).

Section 7.2. Duties of the Collateral Agent.

(a) Appointment. The Borrower, the Lender Agents and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Computershare to act as Collateral Agent, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date, and until its removal pursuant to Section 7.5, the Collateral Agent shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations.

(i) The Collateral Agent shall re-calculate (based solely on information provided to the Collateral Agent by the Collateral Manager) amounts to be remitted pursuant to Sections 2.7, 2.8 and 2.9 to the applicable parties and notify the Collateral Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Collateral Management Report (such dispute to be resolved in accordance with Section 2.20); and

(ii) The Collateral Agent shall make payments pursuant to the terms of the Collateral Management Report or as otherwise directed in accordance with Sections 2.7, 2.8 and 2.9.

(iii) In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of a Termination Event, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions. The Collateral Agent shall have no responsibility to monitor the availability of any benchmark rates, nor the occurrence of any Benchmark Transition Event, but may, as to such matters, rely conclusively upon notice from the Administrative Agent.

(c) (i) The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.2(c) shall be deemed to relieve the Borrower or the Collateral Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.1(f) and Section 5.3(e).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that, the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(iv) In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of an Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Securities Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Securities Account Control Agreement in such capacity.

(f) The parties hereto acknowledge that, in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including, without limitation, the Customer Identification Program requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The Borrower hereby agrees that it shall provide the Collateral Agent with such information as it may request, including the Borrower’s name, physical address, tax identification number and other information, that will help the Collateral Agent to identify and verify the Borrower’s identity (and, in certain circumstances, the beneficial owners thereof), such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 7.3. Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), and (a) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4. Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to receive the Collateral Agent and Portfolio Administration Fee to the extent of funds available therefor pursuant to Section 2.7(1), Section 2.8(a)(1) and Section 2.9(1), as applicable. The Collateral Agent’s entitlement to receive the Collateral Agent and Portfolio Administration Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) its removal as Collateral Agent pursuant to Section 7.5, (ii) its resignation as Collateral Agent pursuant to Section 7.7 or (iii) the termination of this Agreement.

Section 7.5. Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by thirty (30) days’ notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided further that, the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 7.4 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 7.6. Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) Subject in all cases to the last sentence of Section 2.20, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Loan, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations), strikes, lockouts, loss or malfunctions of utilities, computer (hardware or software) or communications services, labor disputes, disease, epidemic, pandemic, quarantine, national emergency, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

Section 7.7. Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than ninety (90) days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to each of the Borrower, Collateral Manager and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE VIII.

THE COLLATERAL CUSTODIAN

Section 8.1. Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Each of the Borrower, the Lender Agents and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof. The Collateral Custodian’s services hereunder shall be conducted through its CCT division (including, as applicable, any agents or Affiliates utilized thereby).

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 8.2. Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Lender Agents and the Administrative Agent each hereby appoints Computershare to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents and the related Loan Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) the Obligor name matches the Loan Checklist, (B) such Required Loan Documents, if applicable, have been executed by the parties thereto (either the original or a copy, as indicated on the Loan Checklist) and have no missing or mutilated pages, (C) each item listed in the Loan Checklist has been provided to the Collateral Custodian, and (D) the related original Loan balance (based on a comparison to the note or assignment agreement, as applicable), is greater than or equal to the loan balance listed on the related Loan Tape (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Collateral Manager shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Checklist which contains the Loan information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to each Loan. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Checklist. If, at the conclusion of such review, (1) the Collateral Custodian is unable to confirm clauses (A) or (D) of the Review Criteria, the Collateral Custodian shall notify the Administrative Agent and the Collateral Manager of such discrepancy within one (1) Business Day, or (2) any other Review Criteria is not satisfied, the Collateral Custodian shall within one (1) Business Day notify the Collateral Manager of such determination and provide the Collateral Manager with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Collateral Manager has still not cured any non-compliance by a Loan with any Review Criteria, the Collateral Custodian shall promptly notify the Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy. In addition, if requested in writing in the form of Exhibit G by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that, the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; provided further that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at 1505 Energy Park Drive, St. Paul, MN 55108, or at such other office as shall be specified to the Administrative Agent and the Collateral Manager by the Collateral Custodian in a written notice delivered at least thirty (30) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall clearly segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to Audax and its Affiliates and its Subsidiaries; provided that, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv) On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan for which it holds Required Loan Documents and the applicable Review Criteria that any Loan fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(vi) If, in performing its duties under this Agreement, the Collateral Custodian is required to decide between alternative courses of action, the Collateral Custodian may request written instructions from the Collateral Manager as to the course of action desired by the Collateral Manager; provided that if a Termination Event or Unmatured Termination Event occurs and is continuing, the Collateral Custodian shall request written instructions from the Administrative Agent. If the Collateral Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Custodian shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Custodian shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article X. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Collateral Manager or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that, the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(iv) The parties hereto acknowledge that, in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including, without limitation, the Customer Identification Program requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may request, including the Borrower’s name, physical address, tax identification number and other information, that will help the Collateral Custodian to identify and verify the Borrower’s identity (and, in certain circumstances, the beneficial owners thereof), such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 8.3. Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Agent and Portfolio Administration Fee pursuant to the provision of Section 2.7(1), Section 2.8(a)(1) or Section 2.9(1), as applicable. The Collateral Custodian’s entitlement to receive the Collateral Agent and Portfolio Administration Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5, (ii) its resignation as Collateral Custodian pursuant to Section 8.7 or (iii) the termination of this Agreement.

Section 8.5. Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by thirty (30) days’ notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Documents held by the previous Collateral Custodian.

Section 8.6. Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Collateral Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) The Collateral Custodian shall not be liable for the acts or omissions of the Collateral Agent under this Agreement and shall not be required to monitor the performance of the Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Custodian in such capacity shall have no duty to perform any of the duties of the Collateral Agent under this Agreement.

(h) It is expressly agreed and acknowledged that the Collateral Custodian is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(i) Subject in all cases to the last sentence of Section 8.2(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information, and notices provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such Persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k) In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, or regulations) strikes, lockouts, loss or malfunctions of utilities, computer (hardware or software) or communications services, labor disputes, disease, epidemic, pandemic, quarantine, national emergency or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

Section 8.7. The Collateral Custodian Resignation.

The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than ninety (90) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G; provided that, the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within 45 days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit G, to release to the Collateral Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Custodian, all in the form annexed hereto as Exhibit G.

(b) Limitation on Release. The foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager; provided that, the Collateral Custodian shall release the Required Loan Documents related to any REO Asset to the Collateral Manager in connection with the Collateral Manager’s exercise of remedies thereon promptly upon the Collateral Manager’s request.

Section 8.9. Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error, (b) for which a Substitute Loan has been substituted in accordance with Section 2.17, (c) as to which the related Loan has been repaid in full and the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been transferred to the Borrower pursuant to Section 2.17, (e) that has been the subject of an Optional Sale pursuant to Section 2.18, (f) that has been the subject of a Discretionary Sale or a Lien Release Dividend pursuant to Section 2.19 or (g) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Required Loan Documents to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 8.10. Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral, and Required Loan Documents in conjunction with such a review (which audit (x) shall be coordinated by the Administrative Agent and (y) may take the form of a bank meeting); provided that, prior to the occurrence and continuation of a Termination Event or an Unmatured Termination Event, the Borrower shall be obligated to pay for only two (2) such audits per annum. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct, at the Borrower’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

Section 8.11. Bailment.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE IX.

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

(a) The parties to this Agreement intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby pledges, collaterally assigns and grants as of the Closing Date to the Collateral Agent, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids arising in connection with this

Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Collateral Agent, the Collateral Custodian, the Administrative Agent, the Lender Agents, the Liquidity Banks or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Collateral Agent, the Collateral Custodian, the Administrative Agent, the Lender Agents, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Collateral Agent, the Collateral Custodian, the Administrative Agent, the Lender Agents, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Notwithstanding anything to the contrary, each party to this Agreement hereby agrees to treat each Advance as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports in a manner consistent with such treatment.

Section 9.2. Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) such Loan is transferred or replaced in accordance with Section 2.17, (iii) such Loan has been the subject of an Optional Sale pursuant to Section 2.18, (iv) such Loan has been the subject of a Discretionary Sale or a Lien Release Dividend pursuant to Section 2.19 or (v) this Agreement terminates in accordance with Section 13.6, the Collateral Agent, on behalf of the Secured Parties will, to the extent requested by the Collateral Manager, release its interest in such Collateral. In connection with any sale of such Collateral, the Collateral Agent, on behalf of the Secured Parties, will after the deposit by the Collateral Manager of the Proceeds of such sale into the Collection Account, at the sole expense of the Collateral Manager, execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to effect the release and transfer of such Collateral; provided that, the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Collateral Manager’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

Section 9.3. Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies.

Subject to the provisions of Section 10.2, upon the occurrence of a Termination Event, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5. Waiver of Certain Laws.

Each of the Borrower and the Collateral Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Collateral Agent or the Administrative Agent on its behalf or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Collateral Agent or such court may determine.

Section 9.6. Power of Attorney.

Each of the Borrower and the Collateral Manager hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement following the occurrence of a Termination Event or the occurrence and continuation of an Unmatured Termination Event, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent, the Administrative Agent or a Lender Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent, the Administrative Agent or such Lender Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1. Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder:

(a) the failure of the Borrower to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $500,000, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived; or

(b) any failure on the part of the Borrower duly to observe or perform in any material respect any other covenants or agreements of the Borrower set forth in this Agreement or the other Transaction Documents to which the Borrower is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Borrower; or

(d) the occurrence of a Collateral Manager Default past any applicable notice or cure period provided in the definition thereof; or

(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 (excluding payments made from insurance proceeds) against the Borrower, and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the Borrower shall cease to be a wholly-owned subsidiary of the Equityholder, or shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(v), such that no reputable counsel of national standing could render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager,

(2) the Borrower, the Collateral Manager or any other Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject only to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) a Borrowing Base Deficiency occurs and continues unremedied for ten (10) Business Days after the earliest to occur of (i) the date on which written notice of such Borrowing Base Deficiency shall have been given to the Borrower or the Collateral Manager and (ii) the date on which a Responsible Officer of the Borrower or the Collateral Manager acquires actual knowledge thereof; provided that, notwithstanding the foregoing, if the Borrower shall provide to the Administrative Agent within five (5) Business Days of the occurrence of such Borrowing Base Deficiency a plan, acceptable to the Administrative Agent in its sole discretion, enabling such Borrowing Base Deficiency to be cured within a thirty (30) day period (which period shall (A) include the five (5) Business Days permitted for delivery of such plan and (B) in no case extend beyond the immediately succeeding Payment Date) and such Borrowing Base Deficiency shall be cured within such thirty (30) day period (or such shorter period, as applicable), such Borrowing Base Deficiency shall not constitute a Termination Event; provided further that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Collateral Manager on a Payment Date shall be made under Section 2.9; or

(i) failure on the part of the Borrower to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.3) within three (3) Business Days of the day such payment or deposit is required to be made; or

(j) (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act, (ii) on any date following the BDC Election Date, the Equityholder shall fail to maintain its status as a “business development company” under the 1940 Act or (iii) on any date following the BDC Election Date, the Equityholder fails to maintain an asset coverage ratio (determined in accordance with the 1940 Act) of at least 150%; or

(k) the IRS shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(l) any representation, warranty or certification made by the Borrower in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(m) failure to pay, on the Termination Date, the outstanding principal of all outstanding Advances, if any, and all Interest and all fees accrued and unpaid thereon together with all other Aggregate Unpaids, including, but not limited to, any Prepayment Penalty; or

(n) without limiting the generality of Section 10.1(i) above, failure of the Borrower to pay Interest within two (2) Business Days of any Payment Date or within two (2) Business Days of when otherwise due; or

(o) the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral;

(p) the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion; or

(q) a breach of the representation in Section 4.1(oo).

Section 10.2. Remedies.

(a) Upon the occurrence of a Termination Event, (i) the Administrative Agent or all of the Lenders, may, or (ii) the Administrative Agent, upon the direction of the Required Lenders, shall, by notice to the Borrower, declare the Termination Date to have occurred; provided that, in the case of any event described in Section 10.1(c) or 10.1(d) (in the case of Section 10.1(d) due to the occurrence of an event described in Section 6.12(d)) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loans from any third party seller other than pursuant to binding commitments entered into prior to such time (provided that, (x) the Lenders shall have no obligation to advance any amounts hereunder in connection with the acquisition of such Loan and the Borrower shall not apply any amounts on deposit in the Principal Collections Account to the acquisition of such Loan, and (y) the Borrower shall not acquire such Loan if such action would worsen an existing Termination Event or cause the occurrence of a Termination Event), (ii) the Administrative Agent or all of the Lenders may declare the Aggregate Unpaids to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower), and (iii) all proceeds and distributions in respect of the Related Security shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.9 (provided that, the Borrower shall in any event remain liable to pay such Advances and all such amounts and Aggregate Unpaids immediately in accordance with Section 2.9). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Collateral Manager), following a Termination Event, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document.

(b) Upon the declaration or occurrence of the Termination Date, the Reinvestment Period shall end and the Default Period shall commence. If, (i) upon the Administrative Agent’s or the Lenders’ declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to this Section 10.2 upon the occurrence of a Termination Event, or (ii) on the Termination Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid fees and Interest and any other Aggregate Unpaids are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders and Lender Agents, to immediately sell (at the Collateral Manager’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Aggregate Unpaids; provided that, the Borrower, the Collateral Manager or any Affiliate thereof shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale by paying to the Collateral Agent in immediately available funds, an amount equal to all a purchase price that is not less than the amount of the Aggregate Unpaids, which right of first refusal shall terminate not later than 5:00 p.m. on the tenth (10th) Business Day following the Termination Date.

(c) The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent or the Collateral Agent (acting as directed by the Administrative Agent) to liquidate any of the Collateral on the date the Administrative Agent or all of the Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to this Section 10.2 or to liquidate all of the Collateral in the same manner or on the same Business Day.

(d) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Collateral Manager shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Collateral Manager is required by law or contract to be kept confidential, to the extent such information can be provided without violation of such laws; provided that (A) notwithstanding the foregoing, neither the Borrower nor the Collateral Manager shall intentionally act or fail to act in a manner that causes a confidentiality restriction to exist or otherwise arise on any such information, (B) to the extent otherwise permissible under law, the Borrower and the Collateral Manager shall provide the Administrative Agent written notice promptly (and in any event within one Business Day) after the earlier of obtaining actual knowledge or receiving written notice of the existence of confidentiality restriction which would preclude delivery of any information with respect to the Collateral, and (C) the Borrower and the Collateral Manager shall undertake commercially reasonable efforts to remove any such confidentiality restrictions so that such information can be made available to the Administrative Agent) relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant compliance certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Collateral Manager shall be required to disclose to each such bidder any information which it is required by law or contract to be kept confidential.

(e) Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 10.2 in excess of the Aggregate Unpaids will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.9, or as a court of competent jurisdiction may otherwise direct.

(f) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Termination Event.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Secured Parties, the Affected Parties and each of their respective Affiliates, assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), on the first Payment Date occurring at least ten Business Days following written demand therefor, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting solely from (x) gross negligence or willful misconduct on the part of any Indemnified Party or (y) in respect of Taxes (other than those Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from the conditions set forth in clauses (x) or (y) above) relating to or resulting from:

(i) any Loan treated as or represented by the Borrower to be an Eligible Loan which is not at the applicable time an Eligible Loan, or the purchase by any party of any Loan which violates Applicable Law;

(ii) any representation or warranty made or deemed made by the Borrower, the Collateral Manager or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Collateral Manager to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the earlier to occur of the Reinvestment Period End Date or the Termination Date, an amount of Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the Aggregate Maximum Availability on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Loan (or the Underlying Instruments evidencing such Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Collateral Manager to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or any Affiliate thereof to perform its respective duties under any Collateral;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Borrower or the Collateral Manager in the enforcement or collection of any Collateral which results in any claim, suit or action of any kind pertaining to the Collateral or which reduces or impairs the rights of the Administrative Agent or any Lender with respect to any Loan or the value of any such Loan;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws (including, but not limited to, with respect to any REO Asset) including any vicarious liability;

(xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property Taxes payable in connection with the Collateral;

(xiv) any repayment by the Administrative Agent, the Lender Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent, the Lender Agents or a Secured Party believes in good faith is required to be repaid;

(xv) except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the other Transaction Documents or the use of proceeds of Advances or the security interest in the Collateral or the administration of the Loans by the Borrower or the Collateral Manager;

(xvii) any failure by the Borrower to give reasonably equivalent value, at the direction of the Collateral Manager, to the applicable third party transferor in consideration for the transfer by such transferor to the Borrower of any item of Collateral, or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents;

(xix) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account within two (2) Business Days of receipt Collections on the Collateral remitted to the Borrower, the Collateral Manager or any such agent or representative, as provided in this Agreement; or

(xx) any shortfall in the amount of any payment (after conversion of such payment into Dollars by the Administrative Agent at the exchange rate) due under or in connection with this Agreement or any Transaction Document as a result of such payment being made in a currency other than in Dollars.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party on the first Payment Date occurring at least ten (10) Business Days following written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 11.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that, the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.1(a).

(d) If the Borrower has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party, pursuant to this Section 11.1 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Lender Agents, the Collateral Manager, the Collateral Agent or the Collateral Custodian and the termination of this Agreement.

Section 11.2. Indemnities by the Collateral Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, within ten (10) Business Days following written demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Collateral Manager in connection with its obligations or duties under this Agreement, including, but not limited to, the following excluding however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party hereunder:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loans which were not Eligible Loans as of the date of any such computation;

(ii) any representation or warranty made by the Collateral Manager under or in connection with any Transaction Document, any Collateral Management Report, Collateral Manager’s Certificate or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made;

(iii) the failure by the Collateral Manager to comply with any Applicable Law;

(iv) the failure of the Collateral Manager to comply with its duties or obligations in accordance with the Agreement or any other agreement executed in connection with this Agreement;

(v) any litigation, proceedings or investigation against the Collateral Manager in connection with any Transaction Document or its role as Collateral Manager hereunder that gives rise to an Indemnified Amount;

(vi) any action or inaction by the Collateral Manager that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vii) except as permitted by this Agreement, the commingling by the Collateral Manager of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(viii) any failure of the Collateral Manager or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Collateral Manager acting pursuant to authority granted under Section 6.1 hereof) to remit to Collection Account, payments and collections with respect to Loans remitted to the Collateral Manager or any such agent or representative within two (2) Business Days of receipt;

(ix) failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager’s obligations to service and administer the Collateral, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

(x) any of the events or facts giving rise to a breach of any of the Collateral Manager’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI or this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Collateral Manager to the Administrative Agent on behalf of the applicable Indemnified Party within ten (10) Business Days following receipt by the Collateral Manager of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 11.2, shall submit to the Collateral Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in Section 11.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Collateral Manager shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Collateral Manager on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that, the Collateral Manager shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 11.2(a).

(d) If the Collateral Manager has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party, pursuant to this Section 11.2 and such payment fully indemnified such Indemnified Party and such Indemnified Party thereafter collects any payments from others in respect of such Indemnified Amounts, then such Indemnified Party will repay to the Collateral Manager an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(e) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(f) The obligations of the Collateral Manager under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Lender Agents, the Collateral Agent or the Collateral Custodian and the termination of this Agreement.

(g) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

(h) The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

Each applicable Indemnified Party shall deliver to the indemnifying party under Section 11.1 and Section 11.2, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts. For the avoidance of doubt, this Section 11.2 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.3. After-Tax Basis.

INDEMNIFICATION UNDER SECTION 11.1 AND SECTION 11.2 SHALL BE IN AN AMOUNT NECESSARY TO MAKE THE INDEMNIFIED PARTY WHOLE AFTER TAKING INTO ACCOUNT ANY TAX CONSEQUENCES TO THE INDEMNIFIED PARTY OF THE RECEIPT OF THE INDEMNITY PAYMENT PROVIDED HEREUNDER, INCLUDING THE EFFECT OF SUCH TAX OR REFUND ON THE AMOUNT OF TAX MEASURED BY NET INCOME OR PROFITS THAT IS OR WAS PAYABLE BY THE INDEMNIFIED PARTY.

ARTICLE XII.

THE ADMINISTRATIVE AGENT AND LENDER AGENTS

Section 12.1. The Administrative Agent.

(a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Lender Agents and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Manager or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender Agents as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and Lender Agents against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agents; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.

(e) Notice of Termination Event, Unmatured Termination Event or Collateral Manager Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Termination Event, Unmatured Termination Event or Collateral Manager Default, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or the Collateral Manager referring to this Agreement, describing such Termination Event, Unmatured Termination Event or Collateral Manager Default and stating that such notice is a “Notice of Termination Event,” “Notice of Unmatured Termination Event” or “Notice of Collateral Manager Default,” as applicable. The Administrative Agent shall (subject to Section 12.1(c)) take such action with respect to such Termination Event, Unmatured Termination Event or Collateral Manager Default as may be requested by the Lender Agents acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lender Agents.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender Agent agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance the Pro Rata Share of its related Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lender Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct provided further that, no action taken in accordance with the directions of the Lender Agents shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article XII. Without limitation of the foregoing, each Lender Agent agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lender Agents, or the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Collateral Manager.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender Agent and the Borrower. Upon any such resignation or removal, the Required Lenders shall (provided that no Termination Event has occurred and is continuing, subject to the consent of the Borrower) appoint a successor Administrative Agent. Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lender Agents shall be paid by the Administrative Agent to the Lender Agents in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

Section 12.2. Additional Agent.

(a) Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Collateral Manager or any of the Borrower’s or the Collateral Manager’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent).

(b) Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Collateral Manager contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Collateral Manager to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Collateral Manager. No Lender Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Lender Agent has received notice from the Borrower or its related Lender.

(d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lender; provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.

(e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither its related agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Collateral Manager, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) Lender Agents are in their Respective Individual Capacities. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g) Successor Lender Agent. Each Lender Agent may, upon five (5) days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five-day period shall appoint a successor agent. If for any reason no successor agent is appointed by such Lender during such five-day period, then effective upon the termination of such five-day period, and the Borrower shall make all payments in respect of the Aggregate Unpaids due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an additional agent under this Agreement.

Section 12.3. Erroneous Payments

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party or any other Person that the Administrative Agent has determined in its sole discretion that such Person has received funds on behalf of a Lender or Secured Party (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates that were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware that such payment was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.3(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 12.3 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, (i) such Erroneous Payment comprised of funds of the Administrative Agent shall at all times remain the property of the Administrative Agent, (ii) such Erroneous Payment comprised of funds of the Borrower shall at all times remain the property of the Borrower and (iii) the applicable Payment Recipient shall promptly segregate and hold in trust such amounts for the benefit of the Administrative Agent, or the Borrower, as applicable, and upon written demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and an overnight rate reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, any Lender Affiliated with the Administrative Agent, in a principal amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, without further consent or approval of any party hereto, without any further payment by the Administrative Agent or its Affiliated Lender as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Advances (but not Commitments) assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 12.3(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.16 and (iii) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower (except to the extent that the funds used to make such Erroneous Payment were received from the Borrower as repayment of such Obligations) and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received (except to the extent that the funds used to make such Erroneous Payment were received from the Borrower as repayment of such Obligations).

(f) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under pursuant to this Section 12.3 or under the indemnification provisions of this Agreement.

(g) Each party’s obligations under this Section 12.3 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

(h) The provisions of this Section 12.3 shall similarly apply to any Erroneous Payment sent by the Collateral Agent, mutatis mutandis.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Collateral Manager, the Required Lenders and the Administrative Agent; provided that, no amendment, waiver or consent shall:

(a) increase the Commitment of any Lender or the amount of Advances of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Aggregate Unpaid, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d) change Sections 2.7, 2.8, 2.9 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any party hereto of such Person’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of “Borrowing Base,” “Advance Rate,” “Adjusted Balance,” “Aggregate Maximum Availability” “Eligible Currency Maximum Availability” or “Availability,” in each case, without the written consent of each Lender (but excluding any such modifications which, individually or in the aggregate, are reasonably expected to result only in an immaterial increase to the Aggregate Maximum Availability or the Eligible Currency Maximum Availability); or

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender;

provided further that, (i) any amendment of this Agreement that is solely for the purpose of adding a Lender as contemplated hereby may be effected without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Collateral Agent or the Collateral Custodian shall be effective without the written agreement of such Person, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lender required above, affect the rights or duties of the Swingline Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (v) any amendment of the Agreement (a proposed copy of which shall be provided to the Borrower as soon as reasonably practicable prior to the execution thereof) that a Lender is advised by its legal or financial advisors (a copy of which advice, or reasonable summary thereof, shall be provided to the Borrower to the extent the Administrative Agent determines such information (x) is not proprietary, (y) can be provided without violation of law or contracts and (z) will not void any applicable privilege) to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of any other Lender, and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 13.1 will occur prior to the applicable Benchmark Transition Start Date.

In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Change(s) will become effective without any further action or consent of any other party to this Agreement (except as required pursuant to the definition of “Conforming Changes”) or any other Transaction Document.

The Administrative Agent will promptly notify the Borrower, the Collateral Manager, the Collateral Agent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 13.1 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 13.1.

Notwithstanding anything to the contrary herein, upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an Advance to be made during any Benchmark Unavailability Period. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not available, the Base Rate shall be used instead of such Benchmark to calculate Interest.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail and facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment (whether voluntary, involuntary, through the exercise of any right or setoff, or otherwise) made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly following written demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that, if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and such Secured Party shall repay to the purchasing Secured Party the purchase price to the extent of such recovery together with an amount equal to such Secured Party’s ratable share (according to the proportion of (i) the amount of such Secured Party’s required repayment to (ii) the total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Lender Agents, the Collateral Custodian, the Collateral Agent or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns. Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles VI, V and VI, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that, the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles IV and V the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue, Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the Borrower and the Collateral Manager agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Collateral Manager, as applicable, at its address specified in Annex A to this Agreement or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 13.7 shall affect the right of the Lenders, the Lender Agents or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on the first Payment Date occurring at least ten Business Days following written demand therefor, all out-of-pocket costs and expenses of the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all invoiced out-of-pocket costs and expenses, if any (including reasonable and documented counsel fees and expenses), incurred by the Administrative Agent (on behalf of the Lenders), the Collateral Agent or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay (on the first Payment Date occurring at least ten Business Days following written demand therefor) all other reasonable and documented costs and expenses (other than Taxes, which are governed by Section 2.15) incurred by the Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Collateral Custodian, including, without limitation, all travel costs and expenses incurred by the Administrative Agent (on behalf of the Lenders) in connection with periodic audits of the Borrower’s books and records.

Section 13.10. No Proceedings.

(a) Each of the parties hereto (other than any Conduit Lender), by accepting the benefits of this Agreement, hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by the applicable Conduit Lender shall be outstanding and there shall not have elapsed one (1) year and one (1) day (or such longer preference period as shall then be in effect and one (1) day) since the last day on which any such commercial paper shall have been outstanding.

(b) Each of the parties hereto (other than the Borrower) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day (or such longer preference period as shall then be in effect and one (1) day) since the Collection Date. The provisions of this Section 13.10 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 13.10 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction. The provisions of this paragraph shall survive the termination of this Agreement.

Section 13.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, employee or director of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Lender Agents, any Secured

Party, the Borrower, the Collateral Custodian or the Collateral Manager contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian, the Collateral Manager or any incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager and each incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager, or any of them, for breaches by the Administrative Agent, the Lender Agents, any Secured Party, the Borrower, the Collateral Custodian or the Collateral Manager of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that, the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee or director of the Borrower, the Collateral Custodian or the Collateral Manager to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding anything in this Agreement to the contrary, all amounts, payable or expressed to be payable by the Borrower on, under or in respect of its obligations and liabilities under this Agreement shall be recoverable only from and to the extent of sums in respect of, or calculated by reference to, the Collateral that are received by the Borrower pursuant to the terms and conditions thereof and the proceeds of any realization of enforcement of any Collateral, subject in any case to Section 2.7, Section 2.8 or Section 2.9. Upon final realization of such sums and proceeds, none of the parties hereto (other than the Borrower), nor any person acting on their behalf, shall be entitled to take any further steps against the Borrower to recover any sums due but still unpaid and all claims in respect of such sums due but still unpaid shall be extinguished.

(c) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(d) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower or the Collateral Manager or any other Person against the Collateral Agent, the Administrative Agent, the Collateral Custodian and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Collateral Manager hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(e) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Collateral Agent, the Administrative Agent, the Collateral Custodian, the Lender Agents and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(f) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12. Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Collateral Manager shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, hereunder to all property comprising the Collateral. The Collateral Manager shall deliver to the Administrative Agent and the Collateral Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Collateral Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Collateral Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Collateral Manager fails to perform any of its obligations hereunder, the Collateral Agent, or the Administrative Agent on its behalf, or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Collateral Agent’s, the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article XI. The Borrower irrevocably authorizes each of the Collateral Agent and the Administrative Agent and

appoints the each of the Collateral Agent and the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in either of the Administrative Agent’s or the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as either of the Administrative Agent or the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th) anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Collateral Agent and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a) Each of the Administrative Agent, the Lender Agents, the Secured Parties, the Collateral Manager, the Collateral Custodian, the Collateral Agent and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Collateral Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, prospective investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that, each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lender Agents, the Secured Parties, the Collateral Manager, the Collateral Custodian, the Collateral Agent and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Collateral Manager Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each of the Borrower and the Collateral Manager hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lender Agents, the Collateral Custodian, the Collateral Agent or the Secured Parties by each other, (ii) by the Administrative Agent, the Lender Agents, the Collateral Custodian, the Collateral Agent and the Secured Parties to any prospective or actual assignee or participant of any of them provided that such Person would be permitted (absent any consent requirement) to be an assignee or participant pursuant to the terms hereof and such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, the Lender Agents, the Collateral Custodian, the Collateral Agent and the Secured Parties to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Lender Agents, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Lender Agents’, the Secured Parties’, the Collateral Custodian’s, the Collateral Agent’s or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Lender Agents, the Secured Parties, the Collateral Custodian, the Collateral Agent or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or the Collateral Manager or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Custodian or Collateral Agent having a need to know the same; provided that, the Collateral Custodian or Collateral Agent advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower and the Collateral Manager; or (iii) any other disclosure authorized by the Borrower or the Collateral Manager.

(d) Notwithstanding any other provision of this Agreement, the Borrower and the Collateral Manager shall each have the right to keep confidential from the Administrative Agent, the Lender Agents, the Collateral Custodian, the Collateral Agent and/or the Secured Parties, for such period of time as the Borrower and/or the Collateral Manager, as the case may be, determines is reasonable (i) any information that the Borrower and/or the Collateral Manager, as the case may be, reasonably believes to be in the nature of trade secrets and (ii) any other information that the Borrower, the Collateral Manager or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law as evidenced by an Opinion of Counsel.

(e) Each of the Administrative Agent, the Lender Agents, the Secured Parties, the Collateral Custodian and the Collateral Agent will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 13.14. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of ( i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Section 13.15. Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16. Assignments by the Lenders.

(a) With the written consent of the Borrower and the Administrative Agent (such consent, in each case, not to be unreasonably withheld or delayed), each Lender and their respective successors and assigns may at any time assign, or grant a security interest or sell a participation interest in (x) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests) and/or (y) any Advance (or portion thereof) (each such assignment, grant or sale of a participation interest, a “Lender Assignment”) to any Person other than the Borrower or an Affiliate thereof; provided that, any Lender Assignment will be subject to the following conditions:

(i) at any time (1) no Lender Assignment shall be made unless such transfer is made only to a “qualified purchaser” as defined in the 1940 Act and the rules and regulations promulgated thereunder, (2) the assignee executes and delivers to the Collateral Manager, the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit K hereto and a transferee letter substantially in the form of Exhibit J hereto (the “Transferee Letter”), (3) any Institutional Lender shall not need the consent of the Borrower with respect to any Lender Assignment (x) to an Affiliate or its related Lender Agent or (y) required by any change in Applicable Law, (4) any Conduit Lender shall not need the consent of the Borrower with respect to any Lender Assignment to a Liquidity Bank, an Affiliate or its related Lender Agent or to a third party pursuant to the terms of a Liquidity Agreement and (5) the parties to any such Lender Assignment shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent;

(ii) prior to the occurrence of a Termination Event, (1) each Lender Assignment shall be made in a minimum amount of $10,000,000 (and, if any such transfer is proposed to be less than $10,000,000, the Borrower and the Administrative Agent shall not be subject to the standard that their respective consent to such transfer and assignment not be unreasonably withheld or delayed); and (2) no Lender Assignment may be effectuated to any Prohibited Transferee, however, a Lender may propose a Lender Assignment to a banking institution with a long term unsecured debt rating of less than the ratings set forth in clause (iii) the definition of Prohibited Transferee but each of the Borrower and the Administrative Agent shall not be subject to the standard that their respective consent to such transfer and assignment not be unreasonably withheld or delayed; and

(iii) after a Termination Event has occurred, a Lender may assign its rights and obligations hereunder to any Person (including a Prohibited Transferee) with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) but without any consent from the Borrower.

The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, (1) a Lender shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof) to any Person and (2) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.22(b), then, in each case, the Administrative Agent shall have the right to cause such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Administrative Agent, in an assignment which satisfies the conditions set forth in the first sentence of this Section 13.16(a).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s office a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) The Borrower agrees that each participant of an interest in any Advance shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(d), (e), (f), and (g) (it being understood that the documentation required under Section 2.15(d), (e), (f), and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from either (i) the introduction of or any change following the date the participant acquired the applicable participation (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law by any Governmental Authority or (ii) the compliance by such participant with any guideline or request from any central bank or other Governmental Authority made or issued after the date the participant acquired the applicable participation (whether or not having the force of law).

(d) Notwithstanding any other provision of this Section 13.16, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that, no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.18 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.19. Intent of the Parties.

All of the parties hereto intend that the Borrower’s obligations to the Lenders and the Lender Agents incurred through the Indebtedness borrowed pursuant to this Agreement to be “loans” and not “securities” for all purposes.

Section 13.20. Recognition of the U.S. Special Resolution Regimes.

To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower agrees with each Secured Party as of the Closing Date as follows:

(a) In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or such other Transaction Document, and any interest and obligation in or under this Agreement and/or such other Transaction Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or such other the Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or such other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or such other Transaction Document were governed by the laws of the United States or a state of the United States.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	APCF SPV I, LLC, as the Borrower

By: Audax Management Company (NY) LLC, its manager

	By:	/s/ Michael Rettagliata
Name: Michael Rettagliata
Title: Authorized Signatory

[Signatures Continued on the Following Page]

APCF SPV I, LLC

Loan and Servicing Agreement

THE EQUITYHOLDER:	AUDAX PRIVATE CREDIT FUND, LP, as the Equityholder

By: Audax Private Credit Business, LP, its manager

By: Audax Holdings I, L.L.C., its general partner

	By:	/s/ Michael Rettagliata
Name: Michael Rettagliata
Title: Authorized Signatory

[Signatures Continued on the Following Page]

APCF SPV I, LLC

Loan and Servicing Agreement

THE COLLATERAL MANAGER:	AUDAX MANAGEMENT COMPANY (NY), LLC, as the Collateral Manager

	By:	/s/ Michael Rettagliata
Name: Michael Rettagliata
Title: Authorized Signatory

[Signatures Continued on the Following Page]

APCF SPV I, LLC

Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

	By:	/s/ R. Beale Pope
Name: R. Beale Pope
Title: Managing Director

[Signatures Continued on the Following Page]

APCF SPV I, LLC

Loan and Servicing Agreement

THE INSTITUTIONAL LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Institutional Lender

	By:	/s/ R. Beale Pope
Name: R. Beale Pope
Title: Managing Director

APCF SPV I, LLC

Loan and Servicing Agreement

THE SWINGLINE LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender

	By:	/s/ R. Beale Pope
Name: R. Beale Pope
Title: Managing Director

[Signatures Continued on the Following Page]

APCF SPV I, LLC

Loan and Servicing Agreement

THE COLLATERAL AGENT:	COMPUTERSHARE TRUST COMPANY, N.A., not in its individual capacity but solely as the Collateral Agent

	By:	/s/ Michael J. Baker
Name: Michael J. Baker
Title: Vice President

APCF SPV I, LLC

Loan and Servicing Agreement

THE COLLATERAL CUSTODIAN:	COMPUTERSHARE TRUST COMPANY, N.A., not in its individual capacity but solely as the Collateral Custodian

	By:	/s/ Michael J. Baker
Name: Michael J. Baker
Title: Vice President

APCF SPV I, LLC

Loan and Servicing Agreement

Annex A

AUDAX MANAGEMENT COMPANY (NY), LLC

320 Park Avenue, 19th Floor

New York, NY 10022

Attention: Michael E. Rettagliata

Email: mrettagliata@audaxprivatedebt.com

APCF SPV I, LLC

c/o Audax Management Company (NY), LLC

320 Park Avenue, 19th Floor

New York, NY 10022

Attention: Michael E. Rettagliata

Email: mrettagliata@audaxprivatedebt.com

AUDAX PRIVATE CREDIT FUND, LP

c/o Audax Management Company (NY), LLC

320 Park Avenue, 19th Floor

New York, NY 10022

Attention: Michael E. Rettagliata

Email: mrettagliata@audaxprivatedebt.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

550 South Tryon Street

MAC D1086-051

Charlotte, NC 28202

Attention: Corporate Debt Finance

Confirmation: (704) 410-2450

All electronic dissemination of Notices should be sent toscp.mmloans@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Institutional Lender and Swingline Lender

550 South Tryon Street

MAC D1086-051

Charlotte, NC 28202

Attention: Corporate Debt Finance

Confirmation: (704) 410-2377

All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com and agencyservices.requests@wellsfargo.com

A-1

Annex A (Continued)

COMPUTERSHARE TRUST COMPANY, N.A.,

as Collateral Agent

9062 Old Annapolis Road

Columbia, MD 21045

Attention: CLO Trust Services – APCF SPV I, LLC

Email: CCTAudax@computershare.com

A-2

Annex B

Conduit Lender	Commitment
N/A	N/A

Institutional Lender	Commitment
Wells Fargo Bank, National Association	$500,000,000

B-1